Exhibit 10.1

Certain identified information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed. Such information has been marked with a “[***]”.

Levo Mobility LLC

AMENDED AND RESTATED LIMITED LIABILITY COMPANY
AGREEMENT

Dated as of August 4, 2021

THE UNITS ISSUED UNDER THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY APPLICABLE STATE SECURITIES LAWS.  SUCH UNITS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER THE ACT OR PURSUANT TO AN EXEMPTION FROM THE ACT AND THE APPLICABLE STATE ACTS, AND COMPLIANCE WITH THE OTHER RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN, INCLUDING THE PROVISIONS OF ARTICLE IX.

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SCHEDULES

Schedule of Members

EXHIBITS

Exhibit A	Initial Budget

Exhibit B	Qualified Opportunities

Exhibit C	Incentive Unit Award Agreement (Form)

Exhibit D	Spousal Consent

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Levo Mobility LLC

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Levo Mobility LLC, a Delaware limited liability company (the “Company”), is made and entered into as of August 4, 2021 (the “Execution Date”), by and among Nuvve Corporation, a Delaware corporation (“Nuvve”), Stonepeak Rocket Holdings LP, a Delaware limited partnership (“Stonepeak”), and Evolve Transition Infrastructure LP, a Delaware limited partnership (“Evolve”).

WHEREAS, the Company was formed as a limited liability company in accordance with the Delaware Act on July 15, 2021;

WHEREAS, the Company and Nuvve are parties to that certain Limited Liability Agreement of the Company, dated as of July 15, 2021 (the “Original LLC Agreement”);

WHEREAS, each of Stonepeak and Evolve agreed to make certain Capital Contributions in cash to the Company in exchange for certain Class B Preferred Units and the Class C Common Units, in each case in accordance with the terms of this Agreement;

WHEREAS, each of Stonepeak and Evolve agree to make Capital Contributions from time to time in cash to the Company in exchange for additional Class B Preferred Units in accordance with the terms of this Agreement; and

WHEREAS, as a condition to, and in connection with, each of Stonepeak and Evolve agreeing to make certain Capital Contributions, the Company and the Members desire to enter into the mutual covenants and agreements set forth in this Agreement and to amend and restate the Original LLC Agreement in its entirety.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members, intending to be legally bound, hereby agree as follows:

Article I
DEFINITIONS

Capitalized terms used but not otherwise defined herein shall have the following meanings:

“Accepted Opportunity” has the meaning set forth in Section 6.5(b).

“Accredited Investor” has the meaning set forth in Regulation D promulgated under the Securities Act.

“Additional Member” means a Person admitted to the Company as a Member pursuant to Section 3.8.

“Adjusted Capital Account Deficit” with respect to any Capital Account as of the end of any Taxable Year means the amount by which the balance in such Capital Account is less than zero. For this purpose, such Person’s Capital Account balance shall be (a) reduced for any items described in Treasury Regulations Section 1.704-l(b)(2)(ii)(d)(4), (5), and (6), and (b) increased for any amount such Person is obligated to contribute or is treated as being obligated to contribute to the Company pursuant to Treasury Regulations Sections 1.704-l(b)(2)(ii)(c) (relating to partner liabilities to a partnership) or 1.704-2(g)(1) and 1.704-2(i) (relating to minimum gain).

“Affiliate” of any Person means any other Person, directly or indirectly, Controlling, Controlled by or under common Control with such particular Person. For the purposes of this Agreement, (a) none of Stonepeak, Evolve or their respective Affiliates shall be deemed to be an “Affiliate” of Nuvve Parent, Nuvve or any of their respective Affiliates or minority owned subsidiaries by virtue of their ownership of Units, (b) none of Stonepeak, Evolve or their respective Affiliates shall be deemed to be an “Affiliate” of the Company or its Subsidiaries or minority owned subsidiaries and (c) Nuvve Parent, Nuvve and their respective Affiliates shall each be deemed an “Affiliate” of the Company.

“Affiliate Contract” means any contract, agreement or arrangement between the Company (or any of its Subsidiaries), on the one hand, and any Affiliate of the Company, any Member or Affiliate of any Member or any of the Company’s or its Affiliates’ Officers, Managers or directors (each an “Affiliated Counterparty”), on the other hand, including and as applicable, the Transaction Documents (excluding the Board Rights Agreement and the Initial Signing Documents).

“Aggregate Upsized Commitment Amount” has the meaning set forth in Section 3.2(c).

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Annual Budget” means (a) with respect to the period from the Execution Date until December 31, 2021, the Initial Budget and (b) with respect to each Fiscal Year following the Fiscal Year ended December 31, 2021, the annual budget prepared for the Company and its Subsidiaries by the Service Provider and approved by the Board acting with Special Approval in accordance with the terms of this Agreement. In the event, however, of a failure to adopt a new Annual Budget in accordance with this Agreement by the first (1st) day of the applicable Fiscal Year, the most recent Annual Budget previously approved, subject to an increase to the operating expenses in the then applicable Annual Budget in the aggregate equal to the percentage increase, if any, in the consumer price index (CPI-U) from the effective date of such Annual Budget most recently previously approved by the Board until the first (1st) day of such Fiscal Year, shall continue unless and until a new Annual Budget is approved in accordance with this Agreement; provided that such default budget shall only include those capital expenditures for capital projects previously approved by the Board.

“Annual Statements” has the meaning set forth in Section 7.2(a).

“Available Cash” means, as of any relevant time of determination, an amount equal to (a) all cash of the Company and its Subsidiaries, minus (b) an amount determined by the Board in good faith that is, for the six-month period following such time of determination, required to be retained to meet any liabilities or proposed expenditures of the Company and its Subsidiaries that are (i) accrued or reasonably foreseeable, including in accordance with any Annual Budget or (ii) otherwise reasonably necessary to be retained, including, for the avoidance of doubt, (A) liabilities or proposed expenditures with respect to Preferred Distributions, (B) following the occurrence of a Redemption Event or in anticipation of a reasonably foreseeable Redemption Event, redemptions of the Class B Preferred Units in accordance with this Agreement, and (C) debt service, if any.

“Available Securities” has the meaning set forth in Section 3.3(c).

“Award Agreement” means any grant agreement that the Company enters into with respect to the issuance of Class D Incentive Units.

“Award Date” means, with respect to any Class D Incentive Unit, the date on which the vesting period for such Class D Incentive Unit begins, whether pursuant to the terms of this Agreement, an Award Agreement or otherwise.

“Bad Leaver Termination” has the meaning set forth in Section 9.11..

“Bankruptcy Event” with respect to the Company or any of its Subsidiaries means (a) commencement of any case, proceeding or other voluntary action seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, arrangement, adjustment, winding-up, reorganization, dissolution, composition under any Bankruptcy Law or other relief with respect to it or its debts; (b) applying for, or consent or acquiesce to, the appointment of, a receiver, administrator, administrative receiver, liquidator, sequestrator, trustee or other official with similar powers for itself or any substantial part of its assets; (c) making a general assignment for the benefit of its creditors; (d) commencement of any involuntary case seeking liquidation or reorganization under any Bankruptcy Law, or seeking issuance of a warrant of attachment, execution or distraint, or commencement of any similar proceedings against the Company under any other applicable law and (i) consent to the institution of the involuntary case against it, (ii) the petition commencing the involuntary case is not timely controverted, (iii) the petition commencing the involuntary case is not dismissed within sixty (60) days of its filing, (iv) an interim trustee is appointed to take possession of all or a portion of the property, or to operate all or any part of the business of the Company or any of its Subsidiaries and such appointment is not vacated within sixty (60) days, or (v) an order for relief shall have been issued or entered therein; (e) entry of a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, administrator, administrative receiver, liquidator, sequestrator, trustee or other official having similar powers, over the Company or all or a part of its property; (f) the granting of any other similar relief under any applicable Bankruptcy Law, filing a petition or consent or shall otherwise institute any similar proceeding under any other applicable law, or taking any action in furtherance of, or indicating its consent to, approval of, or acquiescence in any of the acts set forth above in this definition; (g) the Company taking any form of corporate action to be liquidated or dissolved; or (h) admitting in writing its inability to pay its debts as they become due.

“Bankruptcy Law” means title 11 of the United States Code, 11 U.S.C. §§ 101 et. seq. or any similar federal or state law.

“Base Preferred Return Amount” for each Class B Preferred Unit, as of any relevant time of determination, means an amount required to be paid with respect to such Class B Preferred Unit to cause the applicable Class B Preferred Member to receive Total Distributions sufficient to achieve the greater of (i) a twelve and a half percent (12.5%) IRR and (ii) a 1.55x MOIC.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have corresponding meanings. For purposes of this definition, a Person shall be deemed not to Beneficially Own securities that are the subject of a stock purchase agreement, merger agreement, amalgamation agreement, arrangement agreement or similar agreement until consummation of the transactions or, as applicable, a series of related transactions contemplated thereby.

“Blocker Corporation” means a special purpose Person that is classified as a corporation for U.S. federal income tax purposes that is an Affiliate of Stonepeak (or any Transferee of Stonepeak) and directly or indirectly owns Units.

“Board” has the meaning set forth in Section 5.1.

“Board Observer” has the meaning set forth in Section 5.6.

“Board Rights Agreement” means that certain Board Rights Agreement, dated as of the Execution Date, by and between Stonepeak and Nuvve Parent.

“Book Value” with respect to any asset of the Company means the asset’s adjusted basis for federal income tax purposes, except that the Book Value of all assets of the Company may be adjusted to equal their respective Fair Market Values, in accordance with the rules set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(f) immediately prior to: (a) the date of the acquisition of any additional Units by any new or existing Member in exchange for more than a de minimis amount of cash or contributed property or as consideration for the provision of more than a de minimis amount of services; (b) the date of the distribution of more than a de minimis amount of cash or property of the Company to a Member; (c) the date a Unit is relinquished to the Company or (d) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g)(1). Adjustments pursuant to clauses (a), (b) and (c) above shall be made, however, only if the Board reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members. The Book Value of any asset contributed (or deemed contributed for tax purposes) by a Member to the Company will be the Fair Market Value of the asset at the date of its contribution thereto. If the Book Value of an asset has been determined or adjusted pursuant to the above, such Book Value will thereafter be adjusted by the amount of depreciation, depletion and amortization calculated for purposes of the definitions of “Profits” and “Losses” rather than the amount of depreciation, depletion and amortization for U.S. federal income tax purposes.

“Business” means the business of (a) acquiring, owning, selling, leasing, developing and managing electric buses, vehicles, transportation assets, and related charging infrastructure and ancillary assets, in each case, that are provided to third parties that are utilizing financing, leasing or other similar arrangements in respect of such assets and (b) participating in or otherwise providing equity, debt or other financing to any entity or other person engaged in the businesses described in the foregoing clause (a).

“Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks are authorized or required to close in New York, New York.

“Business Opportunities” has the meaning set forth Section 6.5(a).

“Buyer” has the meaning set forth in Section 3.3(a).

“Capital Account” means the capital account maintained for a Member pursuant to Section 3.4.

“Capital Contributions” means the aggregate dollar amounts of any cash, cash equivalents, promissory obligations (but only to the extent issued and repaid prior to the applicable date of determination), or the Fair Market Value (at the time of such contribution or deemed contribution) of other property which a Member contributes or is deemed to have contributed to the Company with respect to any Unit pursuant to Section 3.1.

“Cause” has the meaning set forth in the applicable Award Agreement.

“Certificate of Formation” means the Company’s Certificate of Formation as filed with the Secretary of State of Delaware, as the same may be amended.

“Change of Control” means (a) a sale of all or substantially all of the outstanding Units, or (b) a single transaction or series of related transactions in which all or substantially all of the assets of the Company are sold, leased or otherwise disposed of.

“Class A Common Member” means any Member holding Class A Common Units.

“Class A Common Unit” means a Unit in the Company designated as a “Class A Common Unit” and which shall provide the holder thereof with the rights and obligations specified with respect to a Class A Common Unit in this Agreement.

“Class B Offered Interests” has the meaning set forth in Section 9.7(b).

“Class B Preferred Member” means any Member holding Class B Preferred Units.

“Class B Preferred Proportional Share” means, as of any relevant time of determination with respect to each Class B Preferred Member, as applicable, the quotient equal to (a) the total number of Class B Preferred Units held by such Class B Preferred Member as of such time, divided by (b) the total number of Class B Preferred Units held by all Class B Preferred Members as of such time.

“Class B Preferred Unit” means a Unit in the Company designated as a “Class B Preferred Unit” and which shall provide the holder thereof with the rights and obligations specified with respect to a Class B Preferred Unit in this Agreement.

“Class B Proposed Third-Party Sale” has the meaning set forth in Section 9.7(b).

“Class B Representative” means a Person selected by a majority of the Class B Preferred Units (voting as a class), which shall initially be Stonepeak; provided, that so long as Stonepeak holds any Class B Preferred Units, the Class B Representative shall be a Person selected by Stonepeak.

“Class B Selling Member” has the meaning set forth in Section 9.7(b).

“Class B Tag-Along Member” has the meaning set forth in Section 9.7(b).

“Class B Tag-Along Right” has the meaning set forth in Section 9.7(b).

“Class B Tag-Along Units” has the meaning set forth in Section 9.7(b).

“Class C Common Member” means any Member holding Class C Common Units.

“Class C Common Unit” means a Unit in the Company designated as a “Class C Common Unit” and which shall provide the holder thereof with the rights and obligations specified with respect to a Class C Common Unit in this Agreement.

“Class D Incentive Unit” means a Unit representing a profits interest in the Company issued in accordance with Section 3.11 of this Agreement. Class D Incentive Units are not Common Units or Class B Preferred Units.

“Class D Incentive Unit Member” means any Member holding Class D Incentive Units. To the extent a Member holds Common Units and one or more series of Class D Incentive Units, such Member will be treated as a Class D Incentive Unit Member only with respect to the Class D Incentive Units held thereby.

“Clawback Notice” has the meaning set forth in Section 9.11(g).

“Clawback Party” has the meaning set forth in Section 9.11(g).

“Clawback Payment” has the meaning set forth in Section 9.11(g).

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Commission” means the United States Securities and Exchange Commission.

“Commitment Amount” means, with respect to each Class B Preferred Member, the amount set forth opposite its name on the Schedule of Members attached hereto under the heading “Commitment Amount,” as such amount may be reduced or increased in accordance with this Agreement including pursuant to Section 3.2(c).

“Commitment Period” means the period beginning on the Execution Date and ending on the earliest to occur of (unless waived, in whole or in part, in writing by the Class B Representative): (a) the third (3rd) anniversary of the Execution Date; provided, that clause (a) shall be extended to (i) the fourth (4th) anniversary of the Execution Date if the Company has entered into contracts in accordance with this Agreement (including, for the avoidance of doubt, with Special Approval) with third parties to spend at least two hundred and fifty million dollars ($250,000,000) in aggregate of capital expenditures or (ii) such other date as may be determined from time to time by the Class B Representative in its sole discretion, (b) the occurrence of a Monetization Event or (c) the occurrence of a Bankruptcy Event.

“Commitment Ratio” means, with respect to each Class B Preferred Member, the ratio equal to (a) such Class B Preferred Member’s Commitment Amount divided by (b) the sum of the aggregate Commitment Amounts of all Class B Preferred Members; provided, however, for purposes of this definition, no Member’s Commitment Amount (nor the sum of all Commitment Amounts of all Class B Preferred Members) shall include any Aggregate Upsized Commitment Amount until such time as the Class B Preferred Member exercises its right in accordance with Section 3.2(c).

“Common Member” means any Class A Common Member or Class C Common Member.

“Common Units” means the Class A Common Units and Class C Common Units it being understood that in no instance shall any Class D Incentive Unit be designated by the Board as a Common Unit).

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Minimum Gain” has the meaning given to the term “partnership minimum gain” in Treasury Regulations Section 1.704-2(b)(2) and the amount of which shall be determined in accordance with the principles of Treasury Regulations Section 1.704-2(d).

“Competitor” means any Person that directly engages in activities similar to the Business or directly or indirectly engages in business activities similar to those engaged in by Nuvve Parent; provided, that no private equity or similar investment fund shall be deemed to engage in activities similar to the Business or business activities similar to those engaged in by Nuvve Parent by virtue of any such fund’s ownership or Control of portfolio companies or individual investments.

“Confidential Information” has the meaning set forth in Section 12.2.

“Consideration Period” has the meaning set forth in Section 6.5(b).

“Control” means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of a Person whether through the ownership of voting securities or other ownership interests, by contract or otherwise. The terms “Controlled” and “Controlling” shall have correlative meanings.

“Covenant Breach” has the meaning set forth in Section 9.11(c).

“D-Eligible Distribution” has the meaning set forth in Section 4.4(a).

“Debt Securities” means any bonds, debentures, notes, or other similar evidences of Indebtedness of the Company or its Subsidiaries commonly known as “securities,” secured or unsecured, subordinated or otherwise, or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing. Notwithstanding the foregoing, any such securities that also constitute Equity Securities shall not be considered Debt Securities.

“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 et seq., as it may be amended from time to time, and any successor to the Delaware Act.

“Distribution” means each distribution made by the Company to a Member, whether in cash, property or securities of the Company and whether by liquidating distribution, redemption, repurchase or otherwise.

“Distribution Failure” means a failure by the Company to pay a Preferred Distribution or a Preferred PIK Distribution with respect to any Class B Preferred Unit in full in cash or as an accrual to the Liquidation Preference, as applicable, within ten (10) days after the applicable Payment Date. A Distribution Failure shall be deemed to occur each time that any such failure to make such payment occurs, whether or not a prior Distribution Failure is then continuing.

“Dragging Member” has the meaning set forth in Section 9.9.

“DSA” means (a) that certain Development Services Agreement, dated as of the Execution Date, by and between the Company and Nuvve Parent, as may be amended or restated in accordance with its terms or (b) any similar agreement or arrangement entered into in replacement thereof as approved by the Board acting with Special Approval after the Execution Date.

“Employer” has the meaning set forth in Section 3.11(a).

“Employment Agreement” means, with respect to any Class D Incentive Unit Member (or Transferee thereof), at the time of determination, the then-effective employment agreement, if any, entered into between the Employer and such current or former Class D Incentive Unit Member.

“Equity Securities” means: (a) Units or other equity interests in the Company or its Subsidiaries; (b) obligations, evidences of Indebtedness or other securities or interests convertible or exchangeable into Units or other equity interests in the Company or its Subsidiaries; and (c) warrants, options or other rights to purchase or otherwise acquire Units or other equity interests in the Company or its Subsidiaries.

“Escrow Agent” means Iron Mountain Intellectual Property Management, Inc. and any successor third party providing escrow services to the Parties.

“Evolve” means Evolve Transition Infrastructure LP, a Delaware limited partnership.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Execution Date” has the meaning set forth in the preamble to this Agreement.

“Exempted Business Opportunities” has the meaning set forth Section 6.5(a).

“Fair Market Value” with respect to any asset or equity interest means its fair market value determined by the Board acting with Special Approval in accordance with Section 5.7(xxii).

“Fair Value” with respect to any Class D Incentive Unit means the amount, as determined by the Board acting with Special Approval, that a Class D Incentive Unit Member (or his, her or its Transferee) would receive in respect of such Class D Incentive Unit pursuant to this Agreement, if the assets of the Company and its Affiliates were sold for Fair Market Value and the outstanding debt of the Company and its Affiliates were satisfied and the transaction proceeds (net of a reasonable estimate of fees and expenses that would be incurred in connection with such sale) were distributed in accordance with the terms set forth in Article IV of this Agreement.

“First Management Threshold Target” means for each Class B Preferred Unit, as of any relevant time of determination, an amount required to be paid with respect to such Class B Preferred Unit to cause the applicable Class B Preferred Member to receive Total Distributions sufficient to achieve the greater of (a) [***] IRR and (b) [***] MOIC.

“Fiscal Quarter” means each calendar quarter ending March 31, June 30, September 30 and December 31, or such other quarterly accounting period as may be established by the Board acting with Special Approval.

“Fiscal Year” means the calendar year ending on December 31, or such other annual accounting period as may be established by the Board acting with Special Approval.

“Fully Exercising Preemptive Rights Holder” has the meaning set forth in Section 3.3(c).

“Fundamental Change” means: (a) a Nuvve Change of Control or a Nuvve Parent Change of Control; (b) any event after giving effect to which (i) any Person(s) (other than Nuvve Parent or its Affiliates) is entitled to receive directly or indirectly, or Nuvve Parent ceases to be entitled to receive, directly or indirectly through its Affiliates, more than fifty percent (50%) of the economic interest of the Common Units or (ii) Nuvve Parent does not, directly or indirectly, have the right to designate a majority of the Board; (c) the sale, exchange, lease or other disposition or transfer in a single transaction or series of related transactions of all or substantially all of the assets of the Company or its Subsidiaries; (d) any merger, reorganization, recapitalization, reclassification, consolidation or other change involving the Company or any other event pursuant to which the Class B Preferred Units are altered, exchanged or become entitled to receive consideration other than the Preferred Redemption Price in cash in connection therewith; (e) any Transfer by Nuvve or its Permitted Transferees of any of their Class A Common Units, other than Transfers permitted by, or otherwise made in accordance with, this Agreement; (f) any Bankruptcy Event of the Company; or (g) an initial public offering or direct listing of the Company, its Subsidiaries or of any Person that owns directly or indirectly fifty percent (50%) or more of the economic interest of the Class A Common Units (other than Nuvve Parent or its Affiliates).

“GAAP” means United States generally accepted accounting principles, consistently applied and as in effect from time to time.

“Governing Documents” means this Agreement and the Certificate of Formation.

“Governmental Entity” means the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government including any taxing authority.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time.

“Indebtedness” with respect to the Company or any of its Subsidiaries means: (a) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money (including interest and prepayment penalties or obligations); (b) obligations evidenced by any note, bond, debenture or similar instrument; (c) obligations for the deferred purchase price for a company, business, or other property or services (excluding ordinary course trade payables and accrued expenses); (d) indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company or any of its Subsidiaries (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (e) obligations by which the Company or any of its Subsidiaries assures a creditor against loss (including contingent reimbursement liabilities with respect to letters of credit); (f) capital lease obligations; (g) obligations, contingent or otherwise, as an account party or applicant under acceptance, letter of credit or similar facilities; (h) except with respect to the Company’s obligations contained in this Agreement, obligations of the Company or any of its Subsidiaries, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Equity Securities; (i) indebtedness secured by any lien on property owned by the Company or any of its Subsidiaries, whether or not such Person has assumed or become liable for the payment of such obligation; and (j) any guarantee of indebtedness in any manner by the Company or any of its Subsidiaries (including guarantees in the form of an agreement to repurchase or reimburse).

“Indemnitee” means (a) any Member or (b) any Person who is or was a Manager, Independent Manager, Officer, fiduciary, trustee, or managing member of the Company or a Member.

“Independent Manager” means a natural Person (a) retained through a nationally recognized independent director service mutually agreed to by Nuvve and Stonepeak, (b) who is duly appointed or elected in accordance with this Agreement as an Independent Manager or equivalent, and (c) who is not, shall not have been at any time during the preceding five (5) years, and during the continuation of his or her service as an Independent Manager shall not become: (i) a member, partner, shareholder, manager, officer (other than an Independent Manager), employee or attorney of the Company, an Affiliate of the Company or their respective equityholders; (ii) a customer, creditor, supplier or service provider (including provider of professional services) to, or other Person who purchases or derives its revenues from, the Company or any Affiliate thereof (other than a company that provides professional independent managers and other similar services to the Company or an Affiliate thereof in the ordinary course of its business); (iii) a Person that Controls (whether directly, indirectly or otherwise) or is under common Control with any Person described in clause (i) or (ii) above; or (iv) a member of the immediate family or other close relative of any Person described in clause (i), (ii) or (iii) above. To the extent possible, such Person shall have prior experience serving as an independent manager, independent director, independent member, or equivalent for a bankruptcy remote entity in the electric vehicle or renewables industries.

“Initial Budget” means the initial budget of the Company and its Subsidiaries for the period from the Execution Date until December 31, 2021, attached hereto as Exhibit A.

“Initial Signing Documents” means, collectively, (i) the Letter Agreement, (ii) the Nuvve Parent Warrants, (iii) the Registration Rights Agreement, and (iv) the Securities Purchase Agreement.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IP Escrow Agreement” means that certain Three Party Escrow Agreement, dated as of the Execution Date, by and among Nuvve Parent, Escrow Agent, and the Company.

“IP License Agreement” means that certain Intellectual Property License and Escrow Agreement, dated as of the Execution Date, by and among Nuvve Parent, Escrow Agent, and the Company.

“IPO” means any firm commitment underwritten offering of equity interests on a Recognized Stock Exchange of any IPO Issuer (including any such offering of equity interests on a secondary basis) to the public pursuant to an effective registration statement under the Securities Act or a direct listing of equity interests of any IPO Issuer on a Recognized Stock Exchange.

“IPO Issuer” has the meaning set forth in Section 11.3(b).

“IRR” means, with respect to each Class B Preferred Unit, as of the relevant time of determination, an actual annual pre-tax return of the specified percentage, compounded annually, on the aggregate Capital Contributions attributable to such Class B Preferred Unit. IRR with respect to each Class B Preferred Unit shall be calculated (a) assuming (i) the Capital Contribution in respect of such Class B Preferred Unit was paid on the date it was funded and (ii) all relevant Distributions (other than Tax Distributions with respect to such Class B Preferred Unit under Section 4.1) in respect of such Class B Preferred Unit pursuant to Section 4.2 have been made on the date actually paid by the Company; and (b) using the XIRR function in the most recent version of Microsoft Excel (or if such program is no longer available, such other software program for calculating IRR determined by the Board acting with Special Approval in good faith).

“Key Employee” at any given time means an employee of the Company that (a) holds the title of Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer (or such other similar titles) or (b) has an annual salary of at least one hundred thousand dollars ($100,000).

“Letter Agreement” means that certain Letter Agreement, dated as of May 17, 2021, by and among Stonepeak, Evolve, and Nuvve Parent.

“Liabilities” means, as to any Person, all liabilities and obligations of such Person, whether matured or unmatured, liquidated or unliquidated, primary or secondary, direct or indirect, absolute, fixed or contingent, and whether or not required to be considered pursuant to GAAP.

“Lien” means, with respect to any property or assets, any right or interest to such property or assets of a creditor to secure Liabilities owed to it or any other arrangement with such creditor that provides for the payment of such Liabilities out of such property or assets or that allows such creditor to have such Liabilities satisfied out of such property or assets prior to the general creditors of any owner of such property or assets, including any lien, mortgage, Equity Securities, pledge, deposit, production payment, rights of a vendor under any title retention or conditional sale agreement or lease substantially equivalent to the foregoing interests, tax lien (other than a lien for taxes that are not yet due and payable), mechanic’s or materialman’s lien, or any other charge or encumbrance for security purposes, whether arising by law or agreement or otherwise, but excluding any right of offset that arises without agreement in the ordinary course of business. “Lien” also means any filed financing statement, any registration of a pledge (such as with a lender of uncertificated securities), or any other arrangement or action that would serve to perfect a Lien described in the preceding sentence, regardless of whether such financing statement is filed, such registration is made, or such arrangement or action is undertaken before or after such Lien exists.

“Liquidation Preference” means, with respect to each Class B Preferred Unit as of the relevant time of determination, an amount equal to (a) one thousand dollars ($1,000) plus (b) all Unpaid Amounts with respect to such Class B Preferred Unit as of such time, minus (c) all Distributions paid in cash with respect to such Class B Preferred Unit pursuant to Section 4.2(a)(iii) as of such time.

“LLCA Breach” has the meaning set forth in Section 9.11(c).

“Manager” has the meaning set forth in Section 5.1.

“Member” means each of the Persons listed on the Schedule of Members attached hereto, and any Person admitted to the Company as a Substituted Member or Additional Member, but only so long as such Person is the owner of one or more Units, each in such Person’s capacity as a member of the Company.

“Member Nonrecourse Debt” has the meaning given to the term “partner nonrecourse debt” in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” has the meaning given to the term “partner nonrecourse debt minimum gain” in Treasury Regulations Section 1.704-2(i)(2).

“Member Nonrecourse Deductions” means any and all items of loss, deduction, expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulations Section 1.704-2(i), are attributable to Member Nonrecourse Debt.

“MOIC” means, as of any relevant time of determination and with respect to any Unit, a multiple on invested capital which shall be an amount equal to (a) Total Distributions with respect to such Unit divided by (b) the aggregate amount of Capital Contributions made with respect to such Unit as of such time.

“Monetization Event” means the consummation of an IPO or Monetization Sale.

“Monetization Sale” means (a) a consolidation, merger or other similar business combination of the Company with or into any other Person, after giving effect to which (i) the Members or their respective Affiliates (excluding any limited partners or portfolio companies thereof) immediately preceding such consolidation, merger or other similar business combination do not hold equity interests representing the right to receive a majority of the distributions of the Person surviving or resulting from such consolidation, merger or other similar business combination or (ii) the holders of the equity interests of the Company immediately prior to such transaction (excluding any limited partners or portfolio companies thereof) will no longer have the right to designate a majority of the Board or similar governing body of the Company or surviving entity, (b) a sale of all or substantially all of the outstanding Units or all or substantially all of the Class B Preferred Units, or (c) a single transaction or series of related transactions in which all or substantially all of the assets of the Company are sold, leased or otherwise disposed of.

“Non-Compete Period” has the meaning set forth in Section 6.5(c).

“Non-Fully Exercising Preemptive Rights Holder” has the meaning set forth in Section 3.3(c).

“Non-Funded Interests” has the meaning set forth in Section 3.2(f).

“Non-Funding Member” has the meaning set forth in Section 3.2(b).

“Nonrecourse Liability” has the meaning given to such term in Treasury Regulations Section 1.704-2(b)(3).

“Notice Period” has the meaning set forth in Section 9.7(e).

“Nuvve” means Nuvve Corporation, a Delaware corporation.

“Nuvve Change of Control” means the occurrence of any sale, exchange, lease or other disposition or transfer, in a single transaction or series of related transactions and however structured, including by way of any consolidation, conversion, merger or other similar business combination of any nature, following which the Permitted Persons, in the aggregate, (i) cease to be the beneficial owner, directly or indirectly, of at least fifty percent (50%) of the equity interests of Nuvve (or any surviving entity), or (ii) cease to own equity interests in Nuvve (or any surviving entity) that enable the Permitted Persons, in the aggregate, to elect a majority of the board of directors or similar governing body of Nuvve (or such surviving entity).

“Nuvve Manager” has the meaning set forth in Section 5.2(a).

“Nuvve Offered Interests” has the meaning set forth in Section 9.7(a).

“Nuvve Parent” means Nuvve Holding Corp., a Delaware corporation.

“Nuvve Parent Change of Control” means the occurrence of any of the following: (a) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Nuvve Parent and its Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)); (b) the adoption of a plan relating to the liquidation or dissolution of Nuvve Parent; or (c) the consummation of any transaction (including any merger or consolidation), the result of which is that any Person (including any “person” (as defined above)), becomes the Beneficial Owner, directly or indirectly, of more than fifty percent (50%) of the Voting Stock of the Company, measured by voting power rather than number of shares, units or the like.

“Nuvve Parent Shares” means the shares of common stock, par value $0.0001 per share, of Nuvve Parent.

“Nuvve Parent Warrants” means those certain Series B Warrants, Series C Warrants, Series D Warrants, Series E Warrants and Series F Warrants, in each case, dated as of May 17, 2021.

“Nuvve Proposed Third-Party Sale” has the meaning set forth in Section 9.7(a).

“Nuvve Selling Member” has the meaning set forth in Section 9.7(a).

“Nuvve Tag-Along Member” has the meaning set forth in Section 9.7(a).

“Nuvve Tag-Along Right” has the meaning set forth in Section 9.7(a).

“Nuvve Tag-Along Units” has the meaning set forth in Section 9.7(a).

“Offered Interests” means the Nuvve Offered Interests or the Class B Offered Interests, as applicable.

“Officers” means each Person designated as an officer of the Company to whom authority and duties have been delegated pursuant to Section 5.11, subject to any resolution of the Board appointing or removing such Person as an officer or relating to such appointment or such delegation of authority or duties.

“Original LLC Agreement” has the meaning set forth in the recitals to this Agreement.

“Other Investments” has the meaning set forth in Section 6.6(a)(i).

“Parent Letter Agreement” means that certain Parent Letter Agreement, dated as of the Execution Date, by and among Stonepeak, the Company and Nuvve Parent.

“Participating Members” has the meaning set forth in Section 11.2(f).

“Partnership Representative” means the “partnership representative” as defined in Section 6223 of the Code.

“Partnership Tax Audit Rules” means Sections 6221 through 6241 of the Code, as amended by the Bipartisan Budget Act of 2015, together with any guidance issued thereunder or successor provisions and any similar provision of state and local tax laws.

“Party” or “Parties” means the Company, each Member, and each Additional Member (if any), individually and collectively, respectively.

“Payment Date” means, with respect to each Fiscal Quarter, as applicable, the date that is ten (10) Business Days following the end of such Fiscal Quarter (or if such date is on a day that is not a Business Day, the next Business Day immediately following such date).

“Permanent Disability” has the meaning set forth in the applicable Award Agreement.

“Permitted Beneficiary” means, with respect to any Ultimate Employee, such Ultimate Employee’s (a) spouse (or ex-spouse) and lineal descendants thereof (including by adoption), (b) lineal descendants (including by adoption) and spouses thereof, (c) siblings (including by adoption), spouses thereof and lineal descendants thereof (including by adoption) and (d) spouse’s siblings (including by adoption), spouses thereof and lineal descendants thereof (including by adoption).

“Permitted Estate Planning Transfer” means any direct or indirect Transfer of Class D Incentive Units: (a) occurring as a result of the death of a Class D Incentive Unit Member (whether any such Transfer is by will or intestacy or pursuant to the terms of the governance agreements of such Class D Incentive Unit Member) or (b) to a Trust or Permitted Beneficiary of the Class D Incentive Unit Member during their respective lifetimes for bona fide estate planning purposes so long as, after giving effect to such Transfer described in this clause (b), the applicable Class D Incentive Unit Member still Control their respective interests in the Trust during their respective lifetimes.

“Permitted Persons” means Nuvve Parent and its Affiliates.

“Permitted Transfer” means any Transfer to a Permitted Transferee.

“Permitted Transferee” with respect to any Member means: (a) any of such Member’s (other than the Class D Incentive Unit Member’s) Affiliates and (b) any Transferee in connection with a Monetization Event.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, association or other entity or a Governmental Entity.

“PIPE Commitment” means that certain commitment to purchase Nuvve Parent Shares pursuant to the Securities Purchase Agreement.

“Preemptive Rights Holder” has the meaning set forth in Section 3.3(a).

“Preemptive Rights Notice” has the meaning set forth in Section 3.3(a).

“Preferred Distribution” means, with respect to each Class B Preferred Unit held by the applicable Class B Preferred Member, an amount equal to the product of (a)(i) the then-applicable Preferred Distribution Rate divided by (ii) four (4), multiplied by (b) the Liquidation Preference for such Class B Preferred Unit as of the end of the immediately preceding Fiscal Quarter.

“Preferred Distribution Rate” means eight percent (8.0%) per annum, compounded on the last day of each Fiscal Quarter. Notwithstanding the foregoing, upon the occurrence of a Distribution Failure, the Preferred Distribution Rate shall increase to an annual rate of nine percent (9.0%), accruing from the first (1st) day after the end of the Fiscal Quarter with respect to which such Distribution Failure occurs and if such Distribution Failure is a result of a second (2nd) Distribution not being paid in full, the Preferred Distribution Rate shall increase to an annual rate of ten percent (10.0%). If such Distribution Failure is cured and all unpaid Distributions that are due and payable as of such date have been paid in full, the annual rate will revert to eight percent (8.0%), accruing from the first (1st) day after the date on which such Distribution Failure is cured and subject to increase in the event another Distribution Failure occurs in the future.

“Preferred PIK Distribution” has the meaning set forth in Section 4.2(c).

“Preferred PIK Period” means the period beginning on the Execution Date and ending upon the end of the first (1st) full twelve (12) Fiscal Quarters following the date on which the Class B Preferred Members have made aggregate Capital Contributions of at least fifty million dollars ($50,000,000) in cash with respect to the aggregate Commitment Amount.

“Preferred Redemption Price” means, as of any relevant time of determination with respect to each Class B Preferred Unit, an amount equal to the greater of (a) the Liquidation Preference of such Class B Preferred Unit and (b) the applicable Base Preferred Return Amount of such Class B Preferred Unit.

“Preferred to Value Ratio” means, as of any relevant time of determination, the ratio equal to (a) the sum of (i) the existing Indebtedness of the Company and any of its Subsidiaries, plus (ii) the aggregate Liquidation Preference of the issued and outstanding Class B Preferred Units, divided by (b) the net present value, discounted at eight percent (8.0%) per annum, of the forecasted future net contracted cash flows expected to accrue to the Company and its Subsidiaries, as determined by the Board in good faith. The Preferred to Value Ratio shall be calculated pro forma for the subject Distribution pursuant to Section 4.2.

“Prime Rate” means, as of any relevant time of determination, the prime rate of interest as published on that date in The Wall Street Journal, and generally defined therein as “the base rate on corporate loans posted by at least seventy-five percent (75%) of the nation’s thirty (30) largest banks.” If The Wall Street Journal is not published on a date for which the Prime Rate must be determined, the Prime Rate shall be the prime rate published in The Wall Street Journal on the nearest-preceding date on which The Wall Street Journal was published and if The Wall Street Journal ceases to publish such rate, then the Class B Representative shall pick a substitute rate that most closely approximates such rate, as determined in the Class B Representative’s good faith judgment.

“Proceeding” has the meaning set forth in Section 6.1(a).

“Profits” and “Losses” means the taxable income or loss, respectively, of the Company as determined for federal income tax purposes, as adjusted by Section 3.4(b). Profits and Losses shall be determined net of any amounts allocable in Section 4.6.

“Profits Interests” has the meaning set forth in Section 3.11(d).

“Proportional Share” means, as of any relevant time of determination with respect to each Common Member, as applicable, the quotient equal to (a) the total number of Common Units held by such Common Member as of such time divided by (b) the total number of Common Units held by all Common Members as of such time.

“Proposed Third-Party Sale” means the Nuvve Proposed Third-Party Sale or the Class B Proposed Third-Party Sale, as applicable.

“Proposed Transfer” has the meaning set forth in Section 9.8.

“Qualified Opportunity” means a Business Opportunity that meets the qualifying criteria set forth on Exhibit B, as may be amended, supplemented or modified from time to time in accordance with Section 6.5(e).

“Quarterly Statements” has the meaning set forth in Section 7.2(b).

“Recapitalization” has the meaning set forth in Section 11.3(d)(i).

“Recognized Stock Exchange” means the New York Stock Exchange or The NASDAQ Stock Market.

“Redemption Event” has the meaning set forth in Section 11.1(a).

“Registrable Securities” means any securities of an IPO Issuer owned by a Person that was a Member immediately prior to an IPO (or such Person’s Permitted Transferees), and any such securities which are the same class as, or convertible or exchangeable into, or redeemable for, the equity securities sold in the IPO.

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of May 17, 2021, by and among Stonepeak, Evolve, and Nuvve Parent.

“Regulatory Allocations” has the meaning set forth in Section 4.6(g).

“Rejected Opportunity” has the meaning set forth in Section 6.5(d).

“Remaining Commitment Amount” means, as of the relevant time of determination with respect to each Class B Preferred Member, an amount equal to (a) its Commitment Amount, minus (b) the aggregate Capital Contributions made (and all unfunded Capital Contributions, if any, required to be made pursuant to previous capital calls) by such Class B Preferred Member prior to such time.

“Renounced Business Opportunity” has the meaning set forth in Section 6.6(b)(i)(C).

“Reorganization” has the meaning set forth in Section 11.3(b).

“Repurchase Note” has the meaning set forth in Section 9.11(d).

“Repurchase Notice” has the meaning set forth in Section 9.11(d).

“Repurchase Period” has the meaning set forth in Section 9.11(d).

“Retained Distributions” has the meaning set forth in Section 4.4(c)

“ROFO Acceptance Notice” has the meaning set forth in Section 9.8.

“ROFO Holders” has the meaning set forth in Section 9.8.

“ROFO Notice” has the meaning set forth in Section 9.8.

“ROFO Offer” has the meaning set forth in Section 9.8.

“ROFO Offer Price” has the meaning set forth in Section 9.8.

“ROFO Offered Units” has the meaning set forth in Section 9.8.

“Sale Notice” has the meaning set forth in Section 9.7(c).

“Schedule of Members” means the Schedule of Members attached hereto.

“Second Management Threshold Target” means for each of Stonepeak and Evolve, each in its capacity as a Member, as of any relevant time of determination, an amount required to be paid with respect to the aggregate Class B Preferred Units and Class C Common Units held by such Member to cause such Member to receive Total Distributions with respect to such Units sufficient to achieve the greater of (i) [***] IRR and (ii) [***] MOIC.

“Securities” means Debt Securities and Equity Securities.

“Securities Act” means the Securities Act of 1933, as amended, and any successor statute thereto and the rules and regulations of the Commission promulgated thereunder.

“Securities Purchase Agreement” means that certain Securities Purchase Agreement, dated as of May 17, 2021, by and among Stonepeak, Evolve, and Nuvve Parent.

“Selling Member” means the Nuvve Selling Member or the Class B Selling Member, as applicable.

“Selling ROFO Member” has the meaning set forth in Section 9.8.

“Service Provider” means Nuvve Parent under the DSA initially, and any other Person hereafter appointed as the “Service Provider” by approval of the Board and the Class B Representative.

“Special Approval” means the prior written approval of the Class B Representative and at least one (1) Stonepeak Manager.

“Stonepeak” means Stonepeak Rocket Holdings LP, a Delaware limited partnership.

“Stonepeak Fund Group” means, collectively, Stonepeak, its Affiliates and its and their respective limited partners, general partners, members, managed accounts, stockholders and portfolio companies. Notwithstanding anything herein to the contrary, the Stonepeak Fund Group does not include the Company or any of its Subsidiaries.

“Stonepeak Fund Parties” means, collectively, the members of the Stonepeak Fund Group, their respective Affiliates and their respective Affiliates’ portfolio companies. Notwithstanding anything herein to the contrary, the Stonepeak Fund Parties do not include the Company or any of its Subsidiaries.

“Stonepeak Manager” has the meaning set forth in Section 5.2(a).

“Subject Repurchase Party” has the meaning set forth in Section 9.7(c).

“Subject Units” has the meaning set forth in Section 9.11(b)(i).

“Subsidiary” with respect to any Person means: any corporation, limited liability company, partnership, association or business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of limited liability, partnership or other similar ownership interests thereof with voting rights at the time owned or Controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes of this definition, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or Control, directly or indirectly, the manager, managing member, managing director (or a board comprised of any of the foregoing) or general partner of such limited liability company, partnership, association or other business entity.

“Substituted Member” means a Person that is admitted as a Member to the Company pursuant to Section 3.9.

“Tag-Along Member” means the Nuvve Tag-Along Member or the Class B Tag-Along Member, as applicable.

“Tag-Along Notice” has the meaning set forth in Section 9.7(e).

“Tag-Along Right” means the Nuvve Tag-Along Right or the Class B Tag-Along Right, as applicable.

“Tax Amount” means, with respect to any holder of Common Units or Class B Preferred Units, an amount that in the good faith judgment of the Board is equal to (a) the amount of taxable income or gain allocable in respect of the Common Units, Class B Preferred Units or Class D Incentive Units, as applicable, owned by such holder for the applicable period, less any taxable losses or deductions allocable in respect of such Units for the current taxable period or any prior taxable period, multiplied by (b) the combined maximum federal, state and local income tax rate to be applied with respect to such taxable income (calculated using the Board’s determination of the highest maximum combined marginal federal, state and local income tax rates applicable to an individual or corporation (whichever is higher) resident in or doing business in New York, New York, taking into account the character of such taxable income and the deductibility of state income tax for federal income tax purposes, subject to any applicable limitations on deductibility), but not taking into account any deduction allowable under Section 199A of the Code.

“Tax Distribution” has the meaning set forth in Section 4.1.

“Taxable Year” means the Company’s accounting period for federal income tax purposes determined pursuant to Section 8.2 or such other relevant period.

“Termination” means, as determined by the Board acting with Special Approval with respect to any Ultimate Employee, the termination of a Person’s employment or service with such Employer that such Person is principally employed by or to which such Person principally provides services for any or no reason, including as a result of (a) the termination of the DSA, (b) such Person no longer providing services under the DSA or other similar arrangement, or (c) the Employer no longer being a Subsidiary or Affiliate of the Company because of a sale, divestiture or other disposition of such Subsidiary or Affiliate by the Company (whether such disposition is effected by the Company or another Subsidiary or Affiliate thereof); provided, that notwithstanding the foregoing, to the extent any Dedicated Employee’s (as defined in the DSA) employment with Nuvve or its Affiliates is terminated and such Dedicated Employee is, in connection with such termination, subsequently employed by the Company or its Affiliates pursuant to the DSA, such termination shall not be deemed to be a “Termination”. No period of notice that is or ought to have been given under applicable law in respect of the termination of employment or service shall be taken into account in determining any entitlement under this Agreement. Furthermore, a Person who goes on a leave of absence approved by the Employer shall not be deemed to have ceased such Person’s employment or service with the Employer during the period of such approved leave. For the avoidance of doubt, except as may be set forth herein or in such Person’s Award Agreement, or as otherwise determined by the Board acting with Special Approval, a Termination shall be deemed to have occurred upon a Class D Incentive Unit Member’s status changing, such that the Class D Incentive Unit Member is no longer an employee, consultant or director of the Employer.

“Third Management Threshold Target” means, for each of Stonepeak and Evolve, each in its capacity as a Member, as of any relevant time of determination, an amount required to be paid with respect to the aggregate Class B Preferred Units and Class C Common Units held by such Member to cause such Member to receive Total Distributions with respect to such Units sufficient to achieve the greater of (a) [***] IRR and (b) [***] MOIC.

“Third Party Terms” has the meaning set forth in Section 9.7(c).

“Threshold Value” has the meaning set forth in Section 3.11(d).

“Total Distributions” means, as of any relevant time of determination and with respect to any Unit, the sum of the total amount of cash and the Fair Market Value (as of such date of actual Distribution) of property or securities of all Distributions made as of such date of determination (and solely for purposes of Section 9.9, together with the sum of the total amount of cash reasonably expected to, in the good faith determination of the Dragging Member, be distributed in connection with such Monetization Sale, as applicable) with respect to such Unit (exclusive of Tax Distributions with respect to any such Class B Preferred Unit and inclusive of Tax Distributions with respect to any such Common Unit).

“Transaction Documents” means, collectively, (a) this Agreement, (b) the DSA, (c) the Parent Letter Agreement, (d) the IP Escrow Agreement, (e) the Board Rights Agreement and (f) the Initial Signing Documents.

“Transfer” means any direct or indirect sale, transfer, assignment, mortgage, exchange, hypothecation, gift, grant of a security interest or other direct or indirect disposition or encumbrance (whether with or without consideration, whether voluntarily or involuntarily or by operation of law) or the acts thereof, including derivative or similar transactions or arrangements whereby a portion or all of the economic interest in, or risk of loss or opportunity for gain with respect to, Units is transferred or shifted to another Person. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings. For the avoidance of doubt, except as otherwise provided herein (including by use of the defined term “Transfer”), the use of the word “transfer” with respect to any Units shall mean the transfer of the direct ownership of such Units. Notwithstanding the foregoing, the use of the defined term “Transfer” shall not include (a) indirect transfers of Class A Common Units resulting solely from acquisitions and dispositions of Nuvve Parent Shares on a Recognized Stock Exchange unless such transfers would otherwise constitute a Nuvve Parent Change of Control or (b) indirect transfers of Units resulting solely from acquisitions and dispositions of the equity interests of Evolve.

“Treasury Regulations” means the income tax regulations promulgated under the Code, as amended from time to time.

“Trigger Event” means the occurrence of (a) a Distribution Failure with respect to two (2) consecutive Fiscal Quarters or with respect to any five (5) Fiscal Quarters whether or not consecutive, and whether or not any such Distribution Failure is continuing or has been cured; (b) a failure by the Company to timely redeem the applicable Class B Preferred Units in full and pay the full consideration to the Class B Preferred Members within ten (10) days of when required in accordance with this Agreement; (c) a material breach by Nuvve Parent, Nuvve or their applicable Affiliates under any of the Transaction Documents and such breach is incurable or is not cured within fifteen (15) days after the receipt of notice of such breach (or such longer period as may be specified under the applicable Transaction Document); (d) a failure by the Company or its Subsidiaries to obtain the consent of the Board and, if applicable, Special Approval, prior to taking or permitting any of the actions described in Section 5.7, Section 5.8, or as may be otherwise be required in this Agreement, and any such required approval, as applicable, is not granted, in the sole discretion of the Stonepeak Manager, the Class B Representative or such other Person, as applicable, in writing within ten (10) days after receipt of notice of such breach; (e) the Company or any of its Subsidiaries ceasing to be an unrestricted, non-guarantor Subsidiary under the existing and future debt agreements of Nuvve Parent, its Affiliates or any Person other than the Company and its Subsidiaries, without the prior written consent of the Board acting with Special Approval; or (f) any of Nuvve Parent or its Affiliates that provide services to the Company, own Licensed IP Rights (as defined in the IP License Agreement), have a business relationship with the Company, employs any employee providing services to the Company that (x) holds the title of Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer (or such other similar titles) or (y) has an annual salary of at least one hundred thousand dollars ($100,000), or otherwise have a material relationship to the Business experiences a Bankruptcy Event.

“Trust” means, with respect to any individual, a partnership, limited liability company, corporation, trust, private foundation or custodianship, the beneficiaries of which may include only such individual or such individual’s Permitted Beneficiaries.

“Ultimate Employee” has the meaning set forth in Section 3.11(a).

“Unit” means the ownership interest of a Member in the Company, and includes any and all benefits to which such Member is entitled as provided in this Agreement, together with all obligations of such Member to comply with the terms and provisions of this Agreement.

“Unpaid Amounts” means, as of the relevant time of determination with respect to a Class B Preferred Unit, the aggregate amount of all Preferred Distributions previously accrued in accordance with this Agreement but not paid in cash (including any Preferred PIK Distributions pursuant to Section 4.2(c) with respect to the Fiscal Quarter then ended or any preceding Fiscal Quarter) with respect to such Class B Preferred Unit as of such time, if any, solely to the extent such distributions have not subsequently been paid in cash. For the avoidance of doubt, with respect to any such Class B Preferred Unit that is redeemed in accordance with Section 11.1, such distributions previously accrued in accordance with this Agreement shall all be payable or included in such Class B Preferred Unit’s Preferred Redemption Price, on the date of such redemption.

“Unreturned Capital Proportional Share” means, as of any relevant time of determination with respect to each Common Member, as applicable, the quotient equal to (a) the total amount of Unreturned Common Capital Contributions with respect to the Common Units held by such Common Member as of such time, divided by (b) the total amount of Unreturned Common Capital Contributions with respect to Common Units held by all Common Members as of such time.

“Unreturned Common Capital Contributions” means, as of the relevant time of determination with respect to a Common Unit, (a) the Capital Contributions made in respect of such Common Unit, minus (b) the Total Distributions previously made in respect of such Common Unit, in each case, as of such time.

“Unvested Class D Incentive Unit” means any Class D Incentive Unit that is not a Vested Class D Incentive Unit.

“Vested Class D Incentive Unit” means any Class D Incentive Unit that has become “vested” in accordance with the terms of the Award Agreement entered into in connection with the grant of such Class D Incentive Unit.

“Voting Stock” of any specified Person as of any date means the capital stock of such Person entitling the holders thereof (whether at all times or only so long as no senior class of capital stock has voting power by reason of any contingency) to vote in the election of members of the board of directors of such Person.

Article II
ORGANIZATIONAL MATTERS

Section 2.1  Formation of the Company; Ratification. The Company was formed as a limited liability company pursuant to the Delaware Act on July 15, 2021. As of the Execution Date, the Member (as defined in the Original LLC Agreement) authorized, empowered and ratified the Company entering into the Transaction Documents and the transactions contemplated thereby.

Section 2.2  Limited Liability; Limited Liability Company Agreement. The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company and no Member, Manager or Independent Manager shall be obligated personally for any of such debts, obligations or liabilities solely by reason of being a Member, Manager or Independent Manager. The Members hereby execute this Agreement for the purpose of providing for the affairs of the Company and the conduct of its business in accordance with the provisions of the Delaware Act. The Members agree that during the term of the Company set forth in Section 2.6, the rights, powers and obligations of the Members with respect to the Company will be determined in accordance with the terms and conditions of this Agreement and the Delaware Act. This Agreement is the “limited liability company agreement” of the Company within the meaning of Section 18-101(7) of the Delaware Act. To the extent that this Agreement is inconsistent in any respect with the Delaware Act, this Agreement will control.

Section 2.3  Name. The name of the Company shall be “Levo Mobility LLC”. The words “limited liability company,” “LLC,” “L.L.C.” or similar words or letters shall be included in the Company’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The Board, acting with Special Approval, may change the name of the Company at any time and from time to time in accordance with this Agreement and the Delaware Act.

Section 2.4  Purpose. Unless otherwise determined by the Board, acting with Special Approval, at any time, the purposes of the Company are to engage in the Business and any activities necessary or incidental thereto that are permitted by the Delaware Act.

Section 2.5  Registered Office; Registered Agent; Principal Office. Unless and until changed by the Board, the registered office of the Company in the State of Delaware shall be located at the initial registered address designated in the Certificate of Formation or such other office (which need not be a place of business of the Company) as the Board may designate from time to time in any manner provided by law. The registered agent for service of process on the Company in the State of Delaware at such registered office shall be the initial registered agent designated in the Certificate of Formation or such other Person or Persons as the Board may designate from time to time in the manner provided by the Delaware Act. The principal office of the Company shall be located at such place as the Board may from time to time designate and provide written notice thereof to the Members. The Company may maintain offices at such other place or places within or outside the State of Delaware as the Board (a) determines to be necessary or appropriate and (b) identifies by written notice to the Members.

Section 2.6  Term. The Company commenced on the date the Certificate of Formation was filed with the Secretary of State of the State of Delaware and shall continue in existence until it is liquidated or dissolved in accordance with this Agreement and the Delaware Act. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate of Formation as provided in the Delaware Act.

Section 2.7  Restriction on Jurisdiction of Organization; Foreign Qualification. The Company shall at all times be organized under the jurisdiction of the State of Delaware. Prior to conducting business in any jurisdiction other than the State of Delaware, the Board shall cause the Company to comply, to the extent procedures are available, with all requirements necessary to qualify the Company as a foreign limited liability company in such jurisdiction.

Section 2.8  No State-Law Partnership. The Members intend that the Company not be a partnership (including a limited partnership), and that no Member be a partner of any other Member by virtue of this Agreement, for any purposes other than as set forth in the last two sentences of this Section 2.8. Neither this Agreement nor any other document entered into by the Company or any Member relating to the subject matter of this Agreement, including the Transaction Documents, shall be deemed or construed to suggest otherwise. The Members intend that the Company shall be treated as a partnership for U.S. federal and, if applicable, state or local income tax purposes. Each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.

Section 2.9  Title to the Assets. Whether real, personal or mixed and whether tangible or intangible, title to the Company’s assets shall be deemed to be owned by the Company as an entity. No Member, Manager or Officer, individually or collectively, shall have any ownership interest in such Company assets or any portion thereof.

Article III
UNITS; CAPITAL CONTRIBUTIONS; REPRESENTATIONS

Section 3.1  Units and Capital Contributions.

(a)  The Units issued by the Company shall consist of Class A Common Units, Class B Preferred Units, Class C Common Units and Class D Incentive Units. As of the Execution Date, and subject to the terms and conditions of this Agreement, the Company is authorized to issue up to (i) an unlimited number of Class A Common Units at a price per Class A Common Unit equal to the Fair Market Value, (ii) 1,000,000 Class B Preferred Units at a price per Class B Preferred Unit equal to one thousand dollars ($1,000), (iii) an unlimited number of Class C Common Units at a price per Class C Common Unit equal to the Fair Market Value and (iv) 1,000,000 Class D Incentive Units. The Units shall be uncertificated and shall not be treated as “securities” within the meaning of Article 8 of the Uniform Commercial Code of Delaware. Subject to the terms and conditions set forth in this Agreement, and as of the Execution Date, the Company has issued (x) 510,000 Class A Common Units to Nuvve, (y) 2,801 Class B Preferred Units (as may be adjusted as set forth on the Schedule of Members) and 490,000 Class C Common Units, in the aggregate, to Stonepeak and Evolve, and (z) no Class D Incentive Units in each case, as set forth on the Schedule of Members.

(b)  Subject to any approvals required by this Agreement, the Board is hereby authorized to complete or amend the Schedule of Members to reflect the issuance of additional Units, the Transfer of Units and the admission of Substituted Members resulting therefrom, the admission of Additional Members, the resignation or withdrawal of a Member or a change or correction to any other information set forth on the Schedule of Members, in each case as provided in this Agreement. The Company shall make available to the Members copies of any amended or restated Schedule of Members from time to time. The Company shall also provide a copy of the Schedule of Members then in effect to any requesting Member promptly upon such Member’s request. The ownership by a holder of Units shall entitle such holder to allocations of Profits and Losses and other items and Distributions of cash and other property as set forth in Article IV and Article XI. Each of the Members listed on the Schedule of Members as of the Execution Date is hereby admitted as a Member of the Company. All of the Units held by such Members as of the Execution Date, which collectively constitute all of the Units in the Company, as of the Execution Date, are hereby authorized and issued.

Section 3.2  Capital Contributions.

(a)  As of the Execution Date, the Members agree that the amount of respective Capital Contributions of the Members are set forth on the Schedule of Members hereto and each Member holds the Units specified for such Member on the Schedule of Members attached hereto.

(b)  Following the Execution Date, each Class B Preferred Member shall have the option, in its sole discretion, to make additional Capital Contributions in such amounts and at such times as may be requested by the Board acting with Special Approval. With respect to each such duly approved request, each Class B Preferred Member shall have the option, in its sole discretion, to make a Capital Contribution to the Company in cash up to an amount equal to (i) the aggregate amount of Capital Contributions with respect to such capital request, multiplied by (ii) such Class B Preferred Member’s Commitment Ratio; provided, that, each Class B Preferred Member (other than Stonepeak) shall have the option, in its sole discretion, to increase such Class B Preferred Member’s Capital Contribution with respect to each such duly approved request up to a maximum amount such that (x) such Class B Preferred Member’s aggregate Capital Contributions previously made and then being made, divided by (y) the aggregate Capital Contributions previously made and then being made by all Class B Preferred Members, would be equal to such Class B Preferred Member’s Commitment Ratio (and to the extent such option is exercised by any such Class B Preferred Member, each non-exercising Class B Preferred Member’s maximum Capital Contribution amount shall be reduced pro rata in accordance with their relative Commitment Ratios). Unless otherwise specified by the Board acting with Special Approval, each Class B Preferred Member shall have fifteen (15) days from the issuance of a capital request pursuant to this Section 3.2(b) and corresponding written notice to such Class B Preferred Member to make such Class B Preferred Member’s Capital Contribution. Upon receipt by the Company of each such additional Capital Contribution, each contributing Class B Preferred Member shall be issued one (1) additional Class B Preferred Unit in exchange for each one thousand dollars ($1,000) contributed. In no event shall any Class B Preferred Member be required to make any Capital Contribution in excess of such Class B Preferred Member’s Remaining Commitment Amount. If any Class B Preferred Member elects not to fund any portion of the amount validly called for by the Board pursuant to this Section 3.2(b) (a “Non-Funding Member”), then the Class B Representative shall have the right to direct the Company to allow each funding Class B Preferred Member to make additional Capital Contributions pro rata in accordance with the Commitment Amounts of such funding Class B Preferred Member relative to the aggregate Commitment Amounts of all funding Class B Preferred Members to cover the non-funded Capital Contribution of a Non-Funding Member and, to the extent any such amount is not assumed by any such other Class B Preferred Member, permit any of the Class B Preferred Members so contributing to assume any such unpaid amounts (in which case each Class B Preferred Member’s Commitment Amount will be adjusted proportionately to account for such substituted Capital Contribution).

(c)  Notwithstanding anything herein to the contrary, each Class B Preferred Member shall have the right (but not the obligation) to increase (the amount of such increase, together with the aggregate amount of all other such increases, if any, with respect to the aggregate Class B Preferred Members’ Commitment Amount, collectively, the “Aggregate Upsized Commitment Amount”) its aggregate Commitment Amount by an aggregate amount not to exceed such Class B Preferred Member’s Commitment Ratio, multiplied by two hundred and fifty million dollars ($250,000,000) (for an aggregate Commitment Amount of all Class B Preferred Members up to one billion dollars ($1,000,000,000)), exercisable at any time, and from time to time, by such Class B Preferred Member in its sole discretion by written notice delivered to the Company; provided, that if upon the exercise of such right by such Class B Preferred Member, any other Class B Preferred Member does not exercise its pro rata right with respect to such Aggregate Upsized Commitment Amount, the exercising Class B Preferred Member shall have the right to assume such portion of the unexercised Aggregate Upsized Commitment Amount on a pro rata basis by increasing such Class B Preferred Member’s Commitment Amount. For the avoidance of doubt, the Capital Contributions made by the Class B Preferred Members in respect of the Aggregate Upsized Commitment Amount shall be made in accordance with the provisions of this Section 3.2, including the issuance of additional Class B Preferred Units at a per Unit price equal to one thousand dollars ($1,000) in accordance with Section 3.2(b). The Board shall amend the Schedule of Members attached hereto to reflect any Aggregate Upsized Commitment Amount of any Class B Preferred Member and the corresponding adjustment to such Class B Preferred Member’s Remaining Commitment Amount and the Commitment Ratios of all of the Class B Preferred Members. If the Company has entered into contracts in accordance with this Agreement (including, for the avoidance of doubt, with Special Approval) with third parties to spend at least five hundred million dollars ($500,000,000) in aggregate of capital expenditures, the Class B Preferred Members shall submit for the consideration of their respective investment committees or general partners, as applicable, a proposal to exercise their respective option with respect to the Aggregate Upsized Commitment Amount, which proposal will include a good faith assessment of the potential incremental investment into the Company; provided, that notwithstanding anything in this Agreement to the contrary, the foregoing shall not be deemed to require the Class B Preferred Members to elect to increase their respective Capital Contributions in any amount.

(d)  The proceeds received from the Capital Contributions made on the Execution Date and thereafter pursuant to Section 3.2(b) shall solely be used by the Company (i) as approved by the Board acting with Special Approval, to fund approved Qualified Opportunities and other development opportunities with respect to the Business, (ii) for the payment of certain fees and expenses payable by the Company to the Members as contemplated by Section 12.3, (iii) as set forth in the Initial Budget or the then-effective Annual Budget, or (iv) as otherwise approved by the Board acting with Special Approval.

(e)  Notwithstanding the provisions of Section 3.2(b), no Class B Preferred Member shall be obligated to make Capital Contributions after the expiration of the Commitment Period.

(f)  In the event that any Class B Preferred Member (other than Stonepeak and its Affiliates (excluding Evolve)), becomes a Non-Funding Member pursuant to Section 3.2(b), such Class B Preferred Member (other than Stonepeak and its Affiliates (excluding Evolve)) shall promptly (but in no event later than three (3) Business Days after becoming a Non-Funding Member) (i) Transfer to the Company a pro rata portion of its Common Units and (ii) Transfer to Nuvve each series of unvested Nuvve Parent Warrants held by it and its allocation of the PIPE Commitment under the Securities Purchase Agreement, in each case in proportion to the aggregate amount of such non-funded Capital Contribution relative to such Class B Preferred Member’s (other than Stonepeak and its Affiliates (excluding Evolve)) Commitment Amount (collectively, the “Non-Funded Interests”) and for no consideration, and each funding Class B Preferred Member may elect, at its sole discretion, to fund such non-funded Capital Contribution of Evolve in full in exchange for its pro rata portion of the corresponding Class B Preferred Units offered pursuant to Section 3.2(b) and the Non-Funded Interests, each of which shall be issued or Transferred, as applicable, by the Company or Nuvve, as applicable, to such funding Class B Preferred Member promptly upon such Class B Preferred Member’s funding in full of its pro rata portion of such Non-Funding Member’s non-funded Capital Contribution and for no additional consideration. The Company and each Member shall, and each Member shall cause its Affiliates to, cooperate and use reasonable efforts to effectuate the Transfer of the Non-Funded Interests pursuant to this Section 3.2(f) and to transfer any corresponding rights and obligations under the applicable Initial Signing Documents.

(g)  Notwithstanding anything herein to the contrary, the mere approval or consent by a Class B Preferred Member, the Class B Representative or the Board of any contractual obligation (including any acquisition or other transaction) shall not be deemed an implicit consent by such Person to a further capital call or an increase in the aggregate Commitment Amount pursuant to Section 3.2(c) or otherwise, unless such approval or consent expressly references that it is a consent of the Board acting with Special Approval, with respect to a capital call or an increase in the aggregate Commitment Amount in accordance with this Section 3.2.

Section 3.3  Preemptive Rights.

(a)  Subject to Section 5.7(iii) and except as provided in Section 3.3(f), if the Company or any of its Subsidiaries offers to issue any Securities to any Person (each, a “Buyer”), the Company shall, or shall cause its Subsidiary to (as applicable): (i) give each Common Member (each a “Preemptive Rights Holder”) at least ten (10) Business Days’ written notice of the proposed issuance, setting forth in reasonable detail the proposed terms and conditions of the proposed issuance and such Preemptive Rights Holder’s Proportional Share of such proposed issuance (the “Preemptive Rights Notice”); and (ii) offer to sell to each Preemptive Rights Holder a portion of such Securities equal to such Preemptive Rights Holder’s Proportional Share thereof; provided, that notwithstanding anything to the contrary, if such Securities are Class A Common Units, the Securities to be acquired by any such Preemptive Rights Holder exercising its preemptive rights hereunder shall be Common Units of the same class of Common Units held by such Preemptive Rights Holder at such time (for the avoidance of doubt, holders of Class A Common Units would acquire additional Class A Common Units and holders of Class C Common Units would acquire additional Class C Common Units). The purchase price for all Securities offered to Preemptive Rights Holders under this Section 3.3 shall be payable in cash.

(b)  In order to exercise its preemptive rights hereunder, within ten (10) Business Days after the receipt of the Preemptive Rights Notice, a Preemptive Rights Holder must deliver a written notice to the Company describing such Preemptive Rights Holder’s election to purchase its Proportional Share of the Securities offered thereby (or such portion thereof as the Preemptive Rights Holder may elect to purchase). Upon such an election, the Company (or its Subsidiary, as the case may be) shall sell to such Preemptive Rights Holder the Securities such Preemptive Rights Holder elected to purchase at the same price and on the same terms as such Securities were offered to any Buyer. To the extent that any Preemptive Rights Holder does not notify the Company that it intends to exercises its right to participate in any issuance of Securities subject to this Section 3.3 within ten (10) Business Days after receipt of the Preemptive Rights Notice, such Preemptive Rights Holder shall be deemed to have waived the rights set forth in this Section 3.3 in respect of such issuance.

(c)  Notwithstanding the foregoing, if any Preemptive Rights Holder does not exercise its rights pursuant to this Section 3.3 in full (such Preemptive Rights Holder, a “Non-Fully Exercising Preemptive Rights Holder” and the portion of such Non-Fully Exercising Preemptive Rights Holder’s Proportional Share of the Securities for which such right was not exercised, the “Available Securities”), each Preemptive Rights Holder that has exercised its rights under this Section 3.3 in full (each such Preemptive Rights Holder, a “Fully Exercising Preemptive Rights Holder”) shall also have the right to purchase its Proportional Share of the Available Securities on the same terms and conditions as offered to any Buyer. Promptly, and in any event within five (5) Business Days after it has been determined that there are any Available Securities, the Company shall give written notice to the Fully Exercising Preemptive Rights Holders setting forth the number of Available Securities and such Fully Exercising Preemptive Rights Holder’s Proportional Share of such Available Securities. Any Fully Exercising Preemptive Rights Holder must exercise its rights with respect to any Available Securities by delivering written notice to the Company within five (5) Business Days after receipt of such notice.

(d)  Once the final determination of Available Securities has been determined with respect to a Fully Exercising Preemptive Rights Holder, such Fully Exercising Preemptive Rights Holder shall have ten (10) Business Days to fund the purchase of the same.

(e)  Subject to Section 3.3(g), upon the expiration of the offering periods described above, the Company shall be entitled to sell such Securities which such Preemptive Rights Holders have not elected to purchase during the ninety (90) days following such expiration at a price not less than and on other terms and conditions no more favorable to the Buyer(s) thereof than those offered to such Preemptive Rights Holders. In the event any regulatory approval is required for any such sale, including the expiration of any regulatory waiting period, as contemplated in Section 3.3(g), such ninety (90) day period shall be automatically extended for additional thirty (30) day periods until such approval has been obtained or waiting period expired. Any Securities offered or sold by the Company after such ninety (90) day period (as it may be extended pursuant to the foregoing sentence) must be reoffered in accordance with the terms of this Section 3.3.

(f)  The obligations set forth in this Section 3.3 shall not apply to the following issuances of Equity Securities by the Company or any of its Subsidiaries: (i) the Class A Common Units and Class C Common Units issued as of the Execution Date; (ii) the Class B Preferred Units issued as of the Execution Date or pursuant to Section 3.2; (iii) Equity Securities of the Company or any of its Subsidiaries in connection with the redemption in full or liquidation of all of the Class B Preferred Units; (iv) obligations, evidences of Indebtedness or other securities or interests convertible or exchangeable into Units or other equity interests in the Company or its Subsidiaries, including the issuance of any warrants in connection with any Indebtedness; (v) Equity Securities offered (A) pursuant to an IPO or (B) as consideration pursuant to an acquisition, merger, consolidation or other business combination, in each case, as has been approved in accordance with the terms of this Agreement; or (vi) the issuance of Class D Incentive Units pursuant to this Agreement and an Award Agreement.

(g)  If any regulatory approval, including the filing and the expiration of any waiting period under HSR Act, is required prior to the issuance of any Equity Securities (assuming the exercise of the rights of the Preemptive Rights Holders under this Section 3.3), the Company shall not issue such Equity Securities until such approval has been obtained (or in the case of the HSR Act, such filing has been completed and such waiting period has expired). The Company and the Members shall use their commercially reasonable efforts to comply promptly with all applicable regulatory requirements in connection with the issuance of Equity Securities by the Company and the purchase thereof by any Preemptive Rights Holder exercising such Preemptive Rights Holder’s rights pursuant to this Section 3.3.

Section 3.4  Capital Accounts.

(a)  The Company shall maintain a separate Capital Account for each Member according to the rules of Treasury Regulations Section 1.704-l(b)(2)(iv). For this purpose, upon the occurrence of the events specified in Treasury Regulations Section 1.704-l(b)(2)(iv)(f) (including a transaction to redeem any Class B Preferred Unit pursuant to this Agreement), the Book Value of each asset of the Company immediately prior to the occurrence of such event shall be adjusted upward or downward to reflect any unrealized gain or unrealized loss attributable to such asset. Any such unrealized gain or unrealized loss shall be treated, for purposes of maintaining Capital Accounts, as if it had been recognized on an actual sale of each such property for an amount equal to its Fair Market Value immediately prior to such event and had been allocated to the Members at such time pursuant to Section 4.5. With unanimous prior approval of the Board (excluding any Independent Manager), the Company may determine that no adjustments shall be made pursuant to this Section 3.4(a).

(b)  For purposes of computing the Profits or Losses of the Company for any period, and any item of the Company’s income, gain, loss or deduction to be allocated pursuant to Article IV and to be reflected in the Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including any method of depreciation, cost recovery or amortization used for this purpose); provided, that:

(i)  the computation of all items of income, gain, loss and deduction shall include those items described in Code Section 705(a)(1)(B) or Code Section 705(a)(2)(B) and Treasury Regulations Section 1.704-l(b)(2)(iv)(i), without regard to the fact that such items are not includable in gross income or are not deductible for federal income tax purposes;

(ii)  if the Book Value of any the Company’s property is adjusted pursuant to Treasury Regulations Section 1.704-l(b)(2)(iv)(f), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property;

(iii)  items of income, gain, loss or deduction attributable to the disposition of the Company’s property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the Book Value of such property;

(iv)  items of depreciation, amortization and other cost recovery deductions with respect to the Company’s property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the property’s Book Value in accordance with Treasury Regulations Section 1.704-l(b)(2)(iv)(g);

(v)  to the extent an adjustment to the adjusted tax basis of any asset of the Company pursuant to Code Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulations Section 1.704-l(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis); and

(vi)  any items of income, gain, loss, or deduction which are specially allocated pursuant to Section 4.6 shall not be taken into account in computing Profits and Losses.

Section 3.5  Negative Capital Accounts. No Member shall be required to pay to any other Member or the Company any deficit or negative balance which may exist from time to time in such Member’s Capital Account (including upon and after dissolution, termination, or cancellation of the Company).

Section 3.6  No Withdrawal. No Member shall be entitled to withdraw any part of such Member’s Capital Contributions or Capital Account balance or to receive any Distribution from the Company, except as expressly provided herein.

Section 3.7  Transfer of Capital Accounts. The original Capital Account established for each Substituted Member shall be in the same amount as the Capital Account (or portion thereof) of the Member attributable to the Units of such Member to which such Substituted Member succeeds, at the time such Substituted Member is admitted as a Member of the Company. The Capital Account of any Member whose interest in the Company shall be increased or decreased by means of the Transfer to it of all or part of the Units of another Member or the repurchase of Units shall be appropriately adjusted to reflect such Transfer or repurchase. Any reference in this Agreement to a Capital Contribution of or Distribution to a Member that has succeeded any other Member shall include any Capital Contributions or Distributions previously made by or to the former Member on account of the Units of such former Member Transferred to such Member.

Section 3.8  Additional Members. A Person may be admitted to the Company as an Additional Member only upon furnishing to the Company (a) a letter of acceptance, in form satisfactory to the Board, of all the terms and conditions of this Agreement, and (b) such other documents or instruments as may be deemed necessary or appropriate by the Board to effect such Person’s admission as a Member. Such admission shall become effective on the date on which the Board determines that such conditions have been satisfied, upon any approval by the Members required hereby and when any such admission is shown on the books and records of the Company.

Section 3.9  Substituted Members.

(a)  Unless a Transferee becomes a Substituted Member in accordance with Section 3.9(b), such Transferee shall not be entitled to any of the rights granted to a Member hereunder, other than the right to receive allocations of income, gain, loss, deduction, credit and similar items and distributions attributable to the Transferred Units to which the Transferring Member would otherwise be entitled, to the extent such items are Transferred.

(b)  A Transferee of any Units of any Member or assignee or transferee of all or any portion of any Member’s Remaining Commitment Amount in accordance with Article IX shall become a Substituted Member entitled to all the rights of a Member (relating to the Transferred Units or the right to acquire Units), respectively, if, and only if, the Transfer or assignment has been made in accordance with this Agreement. Notwithstanding anything to the contrary, in connection with any Transfer of any Class B Preferred Units by a Class B Preferred Member in accordance with the terms of this Agreement, such Class B Preferred Member may Transfer or assign any or all of its rights hereunder.

Section 3.10  Representations and Warranties.

(a)  Each Member hereby severally (solely with respect to itself) and not jointly represents and warrants to the Company and each other Member that the following statements are true and correct as of the date such Person is first admitted as a Member and shall be true and correct at all times that such Member is a Member:

(i)  if such Member is a corporation, limited liability company, partnership or other entity, such Member is duly incorporated, organized or formed (as applicable), validly existing, and (if applicable) in good standing under the laws of the jurisdiction of its incorporation, organization or formation; and such Member has full corporate, limited liability company, partnership or other applicable power and authority to execute and deliver this Agreement and the Transaction Documents, as applicable, and to perform its obligations hereunder, and all necessary actions by its board of directors, stockholders, managers, members, partners, trustees, beneficiaries or other applicable Persons necessary for the due authorization, execution, delivery, and performance of this Agreement and the Transaction Documents, as applicable, by such Member have been duly taken;

(ii)  such Member has duly executed and delivered this Agreement and the other documents contemplated herein, including the Transaction Documents, as applicable, and, assuming due execution by the other parties hereto and thereto, such documents constitute the legal, valid and binding obligation of such Member enforceable against such Member in accordance with the terms of each such document (except as may be limited by bankruptcy, insolvency or similar laws of general application and by the effect of general principles of equity, regardless of whether considered at law or in equity);

(iii)  such Member’s authorization, execution, delivery and performance of this Agreement does not and shall not (A) conflict with, or result in a breach, default or violation of, (x) the organizational documents of such Member, (y) any material contract, obligation or agreement to which such Member is a party or is otherwise subject or (z) any law, order, judgment, decree, writ, injunction or arbitral award to which such Member is subject; or (B) other than Nasdaq Stockholder Approval (as defined in the Letter Agreement), require any consent, approval or authorization from, filing or registration with, or notice to, any governmental authority or other Person, unless such requirement has already been satisfied;

(iv)  the Units to be acquired by such Member pursuant to this Agreement will be acquired for investment for such Member’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of applicable securities laws;

(v)  such Member is an experienced investor in securities and acknowledges that it can bear the economic risk of its investment in the Units acquired pursuant to this Agreement and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Units;

(vi)  such Member is an Accredited Investor;

(vii)  such Member has had an opportunity to discuss the Company’s and its Subsidiaries’ businesses, management, financial affairs and the terms and conditions of the offering of Units with the Company’s management;

(viii)  such Member understands that the Units issued hereunder have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act that depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Member’s representations as expressed herein; such Member further understands that the Units acquired by it hereunder are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, such Member must hold the Units acquired by it hereunder indefinitely unless such Units are registered with the Commission and qualified by state authorities or an exemption from such registration and qualification requirements is available; in particular, such Member is aware that the Units may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of Rule 144 are met (and, among the conditions for use of Rule 144 may be availability of current information to the public about the Company, and such information is not now available and the Company has no plans to make such information available); and

(ix)  such Member understands that no public market now exists for the Units or any other securities issued by the Company, and that the Company has made no assurances that a public market will ever exist for the Units or any other securities issued by the Company.

(b)  Nuvve represents and warrants to the Company and each other Member that as of the Execution Date (i) the Company has no assets or liabilities and (ii) the Company is a special purpose, non-guarantor, unrestricted Subsidiary of Nuvve Parent.

Section 3.11  Incentive Units.

(a)  The Class D Incentive Units are intended to provide incentives to certain key employees and service providers of the Company, the Common Members and their respective Affiliates (as the case may be, the “Employer”) who are employed by or providing services to the Company, whether pursuant to the DSA or other similar arrangement or directly (such individual, the “Ultimate Employee”). The Board acting with Special Approval shall have the authority to issue, on behalf of the Company, Class D Incentive Units in accordance with this Section 3.11 and with Section 5.7(xxiv).. In addition, so long as any Class B Preferred Units remain outstanding, the Class B Representative (or, if no Class B Preferred Units remain outstanding, the non-conflicted Member(s) holding a majority of the Common Units held by all non-conflicted Member(s)) shall be entitled to cause the Company to award unissued Class D Incentive Units to any replacement for a Dedicated Employee (as defined in the DSA) in connection with and subject to the employment of such replacement by Nuvve without the requirement of the approval by the Board or any other Person. The number of authorized Class D Incentive Units may be increased by the Company with approval of the Board acting with Special Approval. All Class D Incentive Units issued by the Company shall be issued subject to the terms of this Agreement and the Ultimate Employee’s individual Award Agreement and shall have the rights, preferences, limitations, obligations and liabilities provided herein and therein. If (i) any letter agreement or any Employment Agreement conflicts in any way with the terms of this Agreement or the applicable Award Agreement, the terms of this Agreement, and the applicable Award Agreement will govern, and (ii) the applicable Award Agreement conflicts with this Agreement, this Agreement will govern. Any Class D Incentive Units authorized but not yet issued and any Class D Incentive Units issued and subsequently reacquired by the Company (by forfeiture or repurchase) shall remain available for future issuances in accordance with the terms of this Agreement. The Company shall maintain in its books and records a true and complete list of the Class D Incentive Unit Members, the number of Class D Incentive Units of each series held by such Class D Incentive Unit Member, the Award Date thereof and the Threshold Value applicable to such Class D Incentive Units. For confidentiality purposes, such list shall not be furnished to any Class D Incentive Unit Member or any other Person without the prior approval of the Board acting with Special Approval. Class D Incentive Units may be Vested Class D Incentive Units or Unvested Class D Incentive Units and shall have no voting rights or other rights to consent or approve any action or matter, except as expressly set forth in Section 12.4.

(b)  Any authorized but unissued Class D Incentive Units may be issued, and the Persons to whom such unissued Class D Incentive Units are issued may be admitted as additional Class D Incentive Unit Members, only after each such additional Class D Incentive Unit Member executes (or in the case of clause (iii) below, causes such Class D Incentive Unit Member’s spouse, if applicable, to execute) and delivers (i) a joinder or counterpart to this Agreement in form and substance reasonably acceptable to the Board pursuant to which such Transferee shall agree to be bound by the provisions of this Agreement, (ii) an Award Agreement, (iii) a spousal agreement in the form of Exhibit D if required pursuant to Section 3.12(a) and (iv) any other agreements and instruments as determined by the Board acting with Special Approval, in each case, in form and substance as the Board acting with Special Approval may deem necessary or desirable to effect such admission.

(c)  The Class D Incentive Units are intended to constitute “profits interests” within the meaning of Revenue Procedures 93-27 and 2001-43, unless the Board acting with Special Approval determines otherwise with respect to particular Class D Incentive Unit (such Unit, a “Profits Interest”), and this Agreement shall be interpreted accordingly. Additionally, in accordance with Revenue Procedure 2001-43, 2001-2 C.B. 191, the Company shall treat a Member holding a Class D Incentive Unit (or subsequently issued Class D Incentive Unit intended to be treated as a Profits Interest) as the owner of such Profits Interest from the date it is granted. The Company shall file the Company’s IRS Form 1065, and issue appropriate Schedule K-1s to such Member, allocating to such Member such Member’s distributive share of all items of income, gain, loss, deduction and credit associated with such Profits Interest as if such Class D Incentive Unit were fully vested. Each holder of Class D Incentive Units (i) consents to receive any Schedule K-1s from the Company electronically via electronic mail, the internet or another electronic reporting medium in lieu of paper copies, and (ii) agrees to confirm this consent electronically at a future date in a manner set forth by the Board at such time. Each Class D Incentive Unit Member holding Class D Incentive Units intended to constitute Profits Interests shall take into account such distributive share in computing such Class D Incentive Unit Member’s federal income tax liability for the entire period during which such Class D Incentive Unit Member holds the Profits Interest. The undertakings contained in this Section 3.11(c) shall be construed in accordance with Section 4 of Rev. Proc. 2001-43. In the event that the recipient of a Class D Incentive Unit fails to make a timely election under Section 83(b) of the Code with respect to such Class D Incentive Units, such recipient shall nonetheless be treated by the Company as the owner of such Class D Incentive Units for federal income tax purposes in accordance with Internal Revenue Service Revenue Procedure 2001-43 (or the corresponding requirements of any subsequent guidance promulgated by the Internal Revenue Service or other applicable law).

(d)  It is intended that the Class D Incentive Units will constitute Profits Interests (unless the Board acting with Special Approval determines otherwise) and therefore will have an initial Capital Account of zero dollars ($0.00). The Board acting with Special Approval shall designate a “Threshold Value” applicable to each Class D Incentive Unit to the extent necessary to cause such Class D Incentive Unit to constitute a Profits Interests, but such Threshold Value shall not be less than zero ($0.00) in any event. The Threshold Value for each Class D Incentive Unit issued shall equal the amount that would, in the reasonable determination of the Board acting with Special Approval, be distributed with respect to all Units outstanding prior to the issuance of such Class D Incentive Unit if, immediately prior to the issuance of such Class D Incentive Unit, all then-outstanding Unvested Class D Incentive Units became Vested Class D Incentive Units, the assets of the Company were sold at their Fair Market Values, the Company liabilities were repaid in full and the net proceeds (plus, for this purpose, an amount equal to any Tax Distributions previously made under Section 4.1 that have not resulted in a reduction in distributions payable under Section 4.1 in accordance with the penultimate sentence of Section 4.1) were distributed in liquidation of the Company pursuant to Section 10.2. The Threshold Value for a Class D Incentive Unit may be subsequently adjusted, as reasonably determined by the Board, to take into account subsequent Capital Contributions or amounts paid in redemption or purchase of all or a portion of any Units or otherwise to ensure that the Class D Incentive Units constitute Profits Interests. Any reissued Class D Incentive Units may have a Threshold Value that is different from the Threshold Value of the Class D Incentive Units so repurchased or forfeited.

(e)  This Agreement, together with the documents, instruments or agreements pursuant to which Class D Incentive Units are issued, is intended to qualify as a “compensatory benefit plan” within the meaning of Rule 701 of the Securities Act (and any similarly applicable state “blue sky” securities laws) and the issuance of Class D Incentive Units pursuant to Rule 701 of the Securities Act (and any similarly applicable state “blue sky” securities laws) is intended to qualify for the exemption from registration under the Securities Act provided by Rule 701 (and any similarly applicable state “blue sky” securities laws). The foregoing shall not restrict or limit the Company’s ability to issue any Class D Incentive Units pursuant to any other exemption from registration under the Securities Act available to the Company.

Section 3.12  Spouses.

(a)  As a condition to becoming or remaining a Member, each Member that is an individual and is or becomes married, shall cause his or her spouse to promptly execute an agreement in the form of Exhibit D.

(b)  Any Units held by an individual who has failed to cause his or her spouse to execute an agreement in the form of Exhibit D and any Units held by a Person who is an assignee shall be subject to the right of the Company to acquire all of such Person’s Common Units or Class D Incentive Units for the Fair Market Value of such Units. For purposes of the preceding sentence, Fair Market Value shall be, determined as of the date the Company elects to acquire such Units, and all of such Person’s Class D Incentive Units shall be purchased for the Fair Market Value of the Class D Incentive Units that are Vested Class D Incentive Units as of such time, determined as of the date the Company elects to acquire such Class D Incentive Units.

(c)  In the event of a property settlement or separation agreement between a Member that is an individual and his or her spouse, such Member shall use his or her best efforts to assign to his or her spouse only the right to share in profits and losses, to receive Distributions, and to receive allocations of income, gain, loss, deduction or credit or similar item to which the Member was entitled, to the extent assigned.

(d)  If a spouse or former spouse of a Member that is an individual acquires a Unit in the Company without prior approval of the Board acting with Special Approval, such spouse or former spouse grants, as evidenced by Exhibit D, an irrevocable power of attorney (which shall be coupled with an interest) to the original Member who held such Units. Such irrevocable power of attorney shall give the original Member the right to vote or to give or withhold such approval as such original Member shall himself or herself vote or approve with respect to such matter and without the necessity of the taking of any action by any such spouse or former spouse. The foregoing power of attorney shall not be affected by the subsequent disability or incapacity of the spouse or former spouse granting such power of attorney. Such spouse or former spouse agrees that the Company shall have the right at any time to purchase all of the Common Units and Class D Incentive Units, if any, acquired by such spouse or former spouse at the Fair Market Value of such Units, determined as of the date the Company elects to purchase such Units, and all of the Class D Incentive Units, if any, acquired by such spouse or former spouse at the Fair Market Value of such Class D Incentive Units that are Vested Class D Incentive Units as of such time, determined as of the date the Company elects to purchase such Class D Incentive Units.

(e)  This Section 3.12 shall apply mutatis mutandis to each Member, Transferee or any of their respective Affiliates that is Controlled by (or for the benefit of) any current or former employee of the Company, a Common Member or their respective Affiliates, which employee is married or becomes married, and such employee’s spouse.

Article IV
DISTRIBUTIONS AND ALLOCATIONS

Section 4.1  Tax Distributions. Subject to the availability of Available Cash, prior to making any distributions pursuant to Section 4.2, without the need for any action by the Board (other than with respect to determining certain amounts as provided herein) or any Member, with respect to each Fiscal Quarter prior to a Fundamental Change, the Company shall make distributions of Available Cash in respect of income tax liabilities of each Member in accordance with the following priority: (a) first, pro rata to the Class B Preferred Members in accordance with each Class B Preferred Member’s Tax Amount and (b) second, pro rata to the Common Members and holders of Class D Incentive Units in accordance with such Member’s Tax Amount, as applicable (such distributions pursuant to clauses (a) and (b), “Tax Distributions”), in each case, at least five (5) days prior to each Payment Date. For the avoidance of doubt, if there is an adjustment that results in an increase in the Company’s taxable income or gain allocated to a Member attributable to its Units in a prior taxable period, subject to the availability of Available Cash, without the need for any action by the Board (other than with respect to determining certain amounts as provided herein) or any Member, the Company shall distribute to each Member an amount equal to the increase in the aggregate Tax Amount attributable to the Units, as applicable, held by such holder in accordance with the priority set forth in the preceding sentence. In addition, from and during the occurrence of a Trigger Event pursuant to clause (a) or (b) set forth in the definition of “Trigger Event”, the Company shall not make Tax Distributions to Nuvve and its Affiliates until such time as the applicable Trigger Event is cured. Tax Distributions with respect to the Common Units and Class D Incentive Units shall be treated as advances of any amounts any holder of Common Units or Class D Incentive Units is entitled to receive pursuant to Section 4.2(a) and shall be offset against any such amounts. For the avoidance of doubt, Tax Distributions shall not be treated as advances of any amounts any holder of Class B Preferred Units is entitled to receive pursuant to this Agreement and shall not be offset against any such amounts (including with respect to the Liquidation Preference or Base Preferred Return Amount).

Section 4.2  Distributions.

(a)  Subject to Section 4.1 and Section 4.4, without the need for any action by the Board or any Member, on each Payment Date, the Company shall automatically make Distributions of all Available Cash, if any, with respect to the Fiscal Quarter then ended, beginning with respect to the Fiscal Quarter ended September 30, 2021, as follows:

(i)  first, pro rata to the Class B Preferred Members in accordance with each Class B Preferred Member’s Class B Preferred Proportional Share with respect to such Fiscal Quarter, until the Class B Preferred Members receive an amount in cash with respect to each Class B Preferred Unit equal to the Preferred Distribution with respect to such Fiscal Quarter;

(ii)  second, pro rata to the Class B Preferred Members in accordance with each Class B Preferred Member’s Class B Preferred Proportional Share, until the Class B Preferred Members receive an amount in cash with respect to each Class B Preferred Unit equal to any outstanding Unpaid Amount with respect to such Class B Preferred Unit;

(iii)  third, so long as any Class B Preferred Units are issued and outstanding and until the Class B Preferred Members receive an amount with respect to each Class B Preferred Unit such that the Liquidation Preference with respect to such Class B Preferred Unit is equal to one dollar ($1.00) per Class B Preferred Unit, if the Preferred to Value Ratio is:

(A)  greater than or equal to 0.75, (1) ninety percent (90%) pro rata to the Class B Preferred Members in accordance with each Class B Preferred Member’s Class B Preferred Proportional Share with respect to each Class B Preferred Unit, which shall reduce the Liquidation Preference with respect to each such Class B Preferred Unit on a dollar-for-dollar basis, and (2) ten percent (10%) pro rata to the Common Members with respect to each Common Unit in accordance with each Common Member’s Proportional Share;

(B)  less than 0.75 and greater than or equal to 0.60, (1) seventy-five percent (75%) pro rata to the Class B Preferred Members in accordance with each Class B Preferred Member’s Class B Preferred Proportional Share with respect to each Class B Preferred Unit, which shall reduce the Liquidation Preference with respect to each such Class B Preferred Unit on a dollar-for-dollar basis, and (2) twenty-five percent (25%) pro rata to the Common Members with respect to each Common Unit in accordance with each Common Member’s Proportional Share;

(C)  less than 0.60, (1) fifty percent (50%) pro rata to the Class B Preferred Members in accordance with each Class B Preferred Member’s Class B Preferred Proportional Share with respect to each Class B Preferred Unit, which shall reduce the Liquidation Preference with respect to each such Class B Preferred Unit on a dollar-for-dollar basis, and (2) fifty percent (50%) pro rata to the Common Members with respect to each Common Unit in accordance with each Common Member’s Proportional Share; and

(iv)  thereafter, pro rata to the Common Members with respect to each Common Unit in accordance with each Common Member’s Proportional Share.

(b)  Preferred Distributions will be cumulative and will accrue on a daily basis (assuming a three hundred and sixty (360) day year divided into ninety (90) day quarters) at the applicable Preferred Distribution Rate from the date of issuance of each Class B Preferred Unit, whether or not declared, until such Class B Preferred Unit is fully redeemed, prorated for partial Fiscal Quarters during such period of accrual. Except as provided in Section 4.2(c), all Preferred Distributions will be payable in cash. For avoidance of doubt, with respect to each Class B Preferred Unit, the Liquidation Preference shall be compounded on a quarterly basis and shall accrue on a quarterly basis from and after the date on which the Capital Contribution is made in respect of such Class B Preferred Unit.

(c)  With respect to Preferred Distributions to be made with respect to the Preferred PIK Period, upon written notice to each holder of Class B Preferred Units at least five (5) Business Days prior to the applicable Payment Date, for each such Preferred Distribution the Company may, at the sole discretion of the Board and provided that no Trigger Event has occurred or is occurring, with respect to each such Preferred Distribution, elect not to pay such Preferred Distribution in cash, and instead to accrue all of such Preferred Distribution to the Liquidation Preference, pro rata, for all issued and outstanding Class B Preferred Units (each, a “Preferred PIK Distribution”). Following the Preferred PIK Period, each Class B Preferred Member may, from time to time, in its sole discretion, elect to require the Company not to pay such Preferred Distribution in cash, and instead make Preferred PIK Distributions with respect to such Class B Preferred Member’s Class B Preferred Units.

(d)  For the avoidance of doubt, the first Preferred Distribution to be paid by the Company following the Execution Date will be with respect to the Fiscal Quarter ended September 30, 2021, and shall, for the avoidance of doubt, include the period beginning on the Execution Date through September 30, 2021, such period to be calculated pro rata for the number of days with respect to such Fiscal Quarter after the Execution Date.

(e)  If any Class D Incentive Units held by any holder of Class D Incentive Units are forfeited, such holder shall be allocated items of loss and deduction in the period of such forfeiture in the manner and to the extent required by proposed Treasury Regulations Section 1.704-1(b)(4)(xii) (as such proposed Treasury Regulations may be amended or modified, including upon the issuance of temporary or final Treasury Regulations).

Section 4.3  Distributions upon a Fundamental Change. Subject to Section 4.4, in the event of a Fundamental Change (to the extent Stonepeak elects to exercise its redemption rights pursuant to Section 11.1(a)) or a Monetization Event, the Company shall distribute the aggregate consideration from such redemption with respect to such Fundamental Change or Monetization Event in the following order of priority:

(a)  first, pro rata to the Class B Preferred Members in accordance with each Class B Preferred Member’s Class B Preferred Proportional Share, until the Class B Preferred Members receive an amount with respect to each Class B Preferred Unit such that the Liquidation Preference with respect to such Class B Preferred Unit is equal to one dollar ($1.00) per Class B Preferred Unit;

(b)  second, pro rata to the Common Members in accordance with each Common Member’s Unreturned Capital Proportional Share, until the Common Members receive an amount with respect to each Common Unit such that the Unreturned Common Capital Contributions with respect to each Common Unit has been reduced to zero dollars ($0);

(c)  third, pro rata to the Class B Preferred Members in accordance with each Class B Preferred Member’s Class B Preferred Proportional Share, until the Class B Preferred Members receive an amount in cash (including amounts received pursuant to Section 4.3(a)) equal to the Preferred Redemption Price as of the date of such Fundamental Change or Monetization Event with respect to each Class B Preferred Unit; and

(d)  thereafter, pro rata to the Common Members with respect to each Common Unit in accordance with each Common Member’s Proportional Share.

Section 4.4  Distributions to Class D Incentive Unit Members.

(a)  Notwithstanding anything to the contrary in Section 4.2 and Section 4.3, from and after such time as (x) the First Management Threshold Target is achieved and (y) the Unreturned Common Capital Contributions with respect to each Common Unit has been reduced to zero dollars ($0), a portion of any subsequent Distributions to the Members pursuant to Section 4.2 or Section 4.3 (such subsequent distributions, “D-Eligible Distributions”) shall be distributed to the Class D Incentive Unit Members pro rata (in proportion to the number of outstanding Class D Incentive Units held by them relative to the total number of authorized Class D Incentive Units) in the following amounts and priority:

(i)  first, [***] of such D-Eligible Distribution until the Base Preferred Return Amount is achieved;

(ii)  second, [***] of such D-Eligible Distribution until the Second Management Threshold Target is achieved;

(iii)  third, [***] of such D-Eligible Distribution until the Third Management Threshold Target is achieved; and

(iv)  thereafter, [***] of such D-Eligible Distribution.

For the avoidance of doubt, any portion of the D-Eligible Distributions that is not distributed to the Class D Incentive Unit Members pursuant to this Section 4.4(a) (including if there exists any authorized but unissued Class D Incentive Units) shall be distributed to the other Members pursuant to the terms of the distribution waterfall set forth in Section 4.2 or Section 4.3, as applicable, unless otherwise determined by the Board acting with Special Approval.

(b)  Notwithstanding anything to the contrary in Section 4.4(a), no amount shall be distributed with respect to any Class D Incentive Unit (other than any Distribution pursuant to Section 4.1) unless and until the amount distributed pursuant to Section 4.2 or Section 4.3, as applicable (without regard to this Section 4.4(b)) exceeds the Threshold Value of such Class D Incentive Unit (determined immediately prior to such Distribution), and, until such time, the D-Eligible Distributions under Section 4.4(a), shall not take into account such Class D Incentive Unit (and such amount that would have been distributed to such Class D Incentive Unit will be distributed to the Common Units and the Class B Preferred Units pursuant to Section 4.2(a) or Section 4.3, as applicable, as if such Class D Incentive Unit was not outstanding).

(c)  Notwithstanding the foregoing provisions of this Article IV, all amounts otherwise distributable pursuant to this Agreement (other than Tax Distributions under Section 4.1) with respect to each Unvested Class D Incentive Unit shall be retained by the Company (collectively, the “Retained Distributions”). The Company shall (i) distribute the Retained Distributions with respect to each Unvested Class D Incentive Unit when such Unvested Class D Incentive Unit becomes a Vested Class D Incentive Unit, to the holder of such Vested Class D Incentive Unit and (ii) distribute the Retained Distributions with respect to each Unvested Class D Incentive Unit that has been forfeited, to the holders of outstanding Class B Preferred Units or Common Units, as applicable, pursuant to the terms of the distribution waterfall set forth in Section 4.2 or Section 4.3, as applicable. Solely for purposes of determining the initial Threshold Values of any Class D Incentive Units pursuant to Section 3.11(d) and the limitation on distributions in respect of such Class D Incentive Units imposed by Section 4.4(b), any Retained Distributions shall be treated as having been distributed with respect to the applicable Class D Incentive Unit at the time such distribution would have been made absent application of this Section 4.4(c).

Section 4.5  Allocations. After giving effect to the allocations set forth in Section 4.6, the Company shall allocate net Profits and Losses of the Company (and, at the direction and with the consent of the Class B Representative, items of income, gain, loss and deduction comprising such net Profits and Losses) for each Taxable Year among the Members in a manner such that the Capital Account of each Member, immediately after making such allocation, is, as nearly as possible, equal (proportionately) to (a) the Distributions that would be made to such Member if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Book Value, all Company liabilities were satisfied (limited with respect to each Nonrecourse Liability to the Book Value of the assets securing such liability), and the net assets of the Company were distributed in accordance with Section 4.3 to the Members (treating for this purpose all Unvested Class D Incentive Units as Vested Class D Incentive Units), minus (b) such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets and the amount any such Member is treated as obligated to contribute to the Company, computed immediately after the hypothetical sale of assets. Notwithstanding the foregoing, for any Taxable Year ending prior to the date of any Fundamental Change or Monetization Event, this Section 4.5 shall be applied as if clause (a)(ii) of the definition of “Base Preferred Return Amount” were not part of this Agreement.

Section 4.6  Special Allocations.

(a)  Notwithstanding any other provisions of this Section 4.6, if there is a net decrease during a Taxable Year in Company Minimum Gain, items of income or gain of the Company for such Taxable Year (and, if necessary, for subsequent Taxable Years) shall be allocated to the Members in the amounts and of such character as determined according to Treasury Regulations Section 1.704-2(f)(6) and (g)(2) and Section 1.704-2(j)(2)(i), or any successor provisions. This Section 4.6(a) is intended to comply with the Company Minimum Gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b)  Notwithstanding any other provisions of this Section 4.6, except as provided in Treasury Regulations Section 1.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Taxable Year, each Member with a share of Member Nonrecourse Debt Minimum Gain at the beginning of the such Taxable Year shall be allocated items of income or gain of the Company for such Taxable Year (and, if necessary, for subsequent Taxable Years) in the amounts and of such character as determined according to Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. This Section 4.6(b) is intended to comply with the chargeback requirement of Treasury Regulations Section 1.704-2(i)(4), and shall be interpreted in a manner consistent therewith.

(c)  Nonrecourse deductions (as determined in accordance with Treasury Regulations Section 1.704-2(b)(1)) for any Taxable Year shall be allocated ratably among the Members based upon the manner in which Profits are allocated among the Members for such Taxable Year.

(d)  Losses attributable to Member Nonrecourse Deductions for any Taxable Year shall be allocated in the manner required by Treasury Regulations Section 1.704-2(i).

(e)  If any Member that unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulations Section 1.704-l(b)(2)(ii)(d)(4), (5) and (6) has an Adjusted Capital Account Deficit as of the end of any Taxable Year, computed after the application of Section 4.5 but before the application of any other provision of this Article IV, then items of income or gains of the Company for such Taxable Year shall be specially allocated as quickly as possible to such Member in proportion to, and to the extent of, such Adjusted Capital Account Deficit. Notwithstanding the foregoing, an allocation pursuant to this Section 4.6(e) shall be made only if and to the extent that such Member would have a deficit in such Member’s Capital Account after all other allocations provided in this Article IV have been tentatively made as if this Section 4.6(e) were not part of this Agreement. This Section 4.6(e) is intended to be a qualified income offset provision as described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted in a manner consistent therewith.

(f)  Profits and Losses described in Section 3.4(b)(iv) shall be allocated in a manner consistent with the manner that the adjustments to the Capital Accounts are required to be made pursuant to Treasury Regulations Section 1.704-l(b)(2)(iv)(m).

(g)  The allocations set forth in Sections 4.6(a) through (e) (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2. The Regulatory Allocations may not be consistent with the manner in which the Members intend to allocate Profit and Loss of the Company or make the Company’s Distributions. Accordingly, notwithstanding the other provisions of this Article IV, but subject to the Regulatory Allocations, income, gain, deduction, and loss shall be reallocated among the Members so as to eliminate the effect of the Regulatory Allocations and thereby cause the respective Capital Accounts of the Members to be in the amounts (or as close thereto as possible) they would have been if Profit and Loss (and such other items of income, gain, deduction and loss) had been allocated without reference to the Regulatory Allocations. In general, the Members anticipate that this will be accomplished by specially allocating other Profit and Loss (and such other items of income, gain, deduction and loss) among the Members so that the net amount of the Regulatory Allocations and such special allocations to each such Member is zero.

Section 4.7  Tax Allocations.

(a)  The income, gains, losses, deductions and credits of the Company will be allocated for federal, state and local income tax purposes among the Members in accordance with the allocation of such income, gains, losses, deductions and credits among the Members for computing their Capital Accounts. In the event any such allocation is not permitted by the Code or other applicable law, the Company’s subsequent income, gains, losses, deductions and credits will be allocated for federal, state and local income tax purposes among the Members so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

(b)  Items of the Company’s taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Members in accordance with Code Section 704(c) so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Book Value. In addition, if the Book Value of any of the Company’s asset is adjusted pursuant to the requirements of Treasury Regulations Section 1.704-l(b)(2)(iv)-(f), then subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c). The Board shall determine all allocations pursuant to this Section 4.7(b) using any method determined by the Board, subject to Section 5.7, that constitutes a “reasonable method” under the Treasury Regulations under Code Section 704(c).

(c)  Allocations of tax credits, tax credit recapture, and any items related thereto shall be allocated to the Members according to their interests in such items as determined by the Board taking into account the principles of Treasury Regulations Section 1.704-1(b)(4)(ii).

(d)  Allocations pursuant to this Section 4.7 are solely for purposes of federal, state and local taxes and shall not affect any Member’s Capital Account.

(e)  For purposes of maintaining Capital Accounts and for allocations of Profits, Losses, and Distributions, any Unit holder shall be treated as a Member.

Section 4.8  Withholding and Indemnification for Payments on Behalf of a Member. The Company may withhold from Distributions with respect to any Unit or portions thereof if it is required by applicable law to make any payment to a Governmental Entity that is specifically attributable to a Member with respect to Units held by such Person (including federal, state or local taxes). Each such Member hereby authorizes the Company to withhold from or pay on behalf of or with respect to such Member any such payment that the Board determines that the Company is required to withhold or pay with respect to any amount distributable or allocable to such Member with respect to Units held by such Person pursuant to this Agreement. Any taxes, penalties and interest payable under the Partnership Tax Audit Rules by the Company or any fiscally transparent entity in which the Company owns an interest shall be treated as specifically attributable to the Members. The Board shall use commercially reasonable efforts to allocate the burden of (or any diminution in distributable proceeds resulting from) any such taxes, penalties or interest to the Members to whom such amounts are specifically attributable (whether as a result of their status, actions, inactions or otherwise) as determined by the Board. Any amounts withheld from, paid on behalf of or otherwise specifically attributable to any Member pursuant to this Section 4.8 will be treated as having been distributed to such Member. To the extent that the cumulative amount withheld or paid for any period exceeds the Distributions to which such Member is entitled for such period with respect to Units held by such Person, the Company will provide notice to such Member. Any such amount withheld or paid will (a) be treated as having been distributed to such Member as an advance against the next Distributions that would otherwise be made to such Member with respect to Units held by such Person, and such amount shall be satisfied by offset from such next Distributions or (b) if requested in writing by the Board, be contributed by such Member to the Company within fifteen (15) days of demand therefor. If a Member fails to comply with its obligation to contribute to the Company pursuant to clause (b) above, such Member shall indemnify the Company in full for the entire amount paid by the Company (including interest, penalties and related expenses). Each Member will furnish the Board with such information as may reasonably be requested by the Board from time to time to determine whether withholding is required and the amount thereof. In addition, each Member will promptly notify the Board if such Member determines at any time that it is subject to withholding. A Member’s obligation to indemnify and make contributions to the Company under this Section 4.8: (i) shall survive the termination, dissolution, liquidation, cancellation, and winding up of the Company, and for purposes of this Section 4.8, to the fullest extent permitted by applicable law, the Company shall be treated as continuing in existence; and (ii) shall also survive such Member ceasing to be a Member. The Company may pursue and enforce all rights and remedies it may have against each Member under this Section 4.8 if a Member does not comply with the provisions in this Section 4.8, including instituting a lawsuit to collect such amounts required to be paid to the Company or otherwise borne by such Member, with interest calculated at a rate equal to the Prime Rate plus three (3) percentage points per annum (but not in excess of the highest rate per annum permitted by applicable law), compounded on the last day of each Fiscal Quarter.

Article V
MANAGEMENT

Section 5.1  Management of the Company. Subject to Section 5.7 and Section 5.8 and to the oversight of the Board of Managers of the Company (the “Board”, and each member of the Board, a “Manager”), the management and administration of the day-to-day business and affairs of the Company will be provided by the Service Provider pursuant to the terms of the DSA. The Board shall oversee, direct and manage the activities of the Company. In addition to the services provided by the Service Provider, under the direction of the Board, certain activities of the Company may be conducted on the Company’s behalf by committees of the Board or the Officers of the Company as specified and authorized by the Board as set forth in Section 5.11.

Section 5.2  Board Composition; Term; Removal; Vacancies.

(a)  Subject to the other provisions in this Section 5.2(a), the Board shall consist of nine (9) Managers, (i) five (5) of whom shall be appointed by Nuvve (each, a “Nuvve Manager”), (ii) for so long as any Class B Preferred Units remain outstanding or Stonepeak owns at least ten percent (10%) or more of the issued and outstanding Common Units, three (3) of whom shall be appointed by Stonepeak (each, a “Stonepeak Manager”) and (iii) one (1) of whom shall be an Independent Manager. Notwithstanding the foregoing, in the event no Class B Preferred Units remain outstanding, the number of managers to be appointed by each of Nuvve and Stonepeak to the Board shall automatically, and without further action by the Board or the Members, be adjusted proportionately to the number of Common Units owned by each of Nuvve and Stonepeak; provided, that Stonepeak, or its designee, shall always have the right to designate at least one (1) Stonepeak Manager to the Board so long as Stonepeak or its Affiliates own any Common Units. Upon the occurrence of a Trigger Event, the Board shall automatically, and without further action by the Board or the Members, be reconstituted to consist of thirteen Managers, and Stonepeak shall have the exclusive right to designate seven (7) Stonepeak Managers in the aggregate. Prior to considering the taking of any Bankruptcy Event, the Board shall appoint a second (2nd) Independent Manager, and the Board shall automatically, and without further action by the Board or the Members, be reconstituted to consist of fourteen (14) Managers. Acting by majority consent, the Managers (excluding the Independent Manager) shall select a Manager (other than the Independent Manager) to act as the Chairman of the Board. Each Manager appointed to the Board shall serve until his or her successor is duly appointed or until her or her earlier death, removal or resignation. Notwithstanding the foregoing, as of the Execution Date, (i) the initial Nuvve Managers shall be Gregory Poilasne, Ted Smith, David Robson, Stephen Moran, and Timothy Hennessy, (ii) the initial Stonepeak Managers shall be DJ Gribbin, Will Demas and Trent Kososki and (iii) the initial Independent Manager shall be Michelle A. Dreyer. So long as an Independent Manager is required, in no event shall the total number of Managers on the Board, including the Independent Manager, be less than five (5). The Independent Manager will serve as Independent Manager pursuant to a Service Agreement between the Company and Corporation Service Company, a Delaware corporation, joined in execution by Michelle A. Dreyer, as Independent Manager.

(b)  Any Nuvve Manager or Stonepeak Manager may resign at any time by delivering a written notice to the Company. Such resignation shall be effective upon receipt of such written notice unless it is specified in such notice to be effective at some other time or upon the happening of some other event and, unless specified therein, the acceptance of such resignation shall not be necessary to make it effective. Any Nuvve Manager may be removed from the Board or any committee thereof at any time and with or without cause by Nuvve. Any Stonepeak Manager may be removed from the Board or any committee thereof at any time and with or without cause by Stonepeak. The removal of a Nuvve Manager by Nuvve and Stonepeak Manager by Stonepeak shall be effective upon receipt of notice thereof by the Company. Upon the removal of a Nuvve Manager or Stonepeak Manager, Nuvve or Stonepeak, as applicable, shall notify the remaining Managers within forty-eight (48) hours of such removal. Any vacancy on the Board or any committee thereof because of resignation, death or removal of (i) a Nuvve Manager will be filled only by a new Nuvve Manager appointed by Nuvve and (ii) a Stonepeak Manager will be filled only by a new Stonepeak Manager appointed by Stonepeak. If a Member fails to appoint a Manager pursuant to this Section 5.2, such position on the Board or committee thereof shall remain vacant until a Member exercises its right to appoint a Manager as provided herein. Any vacancies on the Board shall not be counted towards any quorum requirements under this Agreement.

(c)  Independent Managers may resign at any time by delivering a written notice to the Company. Upon delivery of a notice of resignation, death or removal with or without cause of a Person serving as an Independent Manager, a replacement Independent Manager (which, for the avoidance of doubt, must satisfy the requirements set forth in the definition of “Independent Manager” herein) shall promptly be appointed by the remaining Managers acting by unanimous consent. Notwithstanding anything herein to the contrary, the Independent Managers shall not be counted towards any quorum or voting requirements under this Agreement and shall not have any right to vote on any other matter other than, in each case, a Bankruptcy Event pursuant to and in accordance with Section 5.9.

Section 5.3  Board Actions; Meetings. Regular meetings of the Board shall be held no less than once each calendar quarter on such dates and at such times as shall be determined by the Board in accordance with the notice provisions in this Section 5.3. Special meetings of the Board may be called by any Nuvve Manager or Stonepeak Manager, and special meetings of any committee may be called by any Nuvve Manager or Stonepeak Manager on such committee. Meetings of the Board and any committee thereof shall be held at the principal office of the Company or at such other place as may be determined by the Board or such committee. Notice of each meeting of the Board or any Board committee shall state the date, place, time and purpose of such meeting. Notice required by this Section 5.3 shall be given to each Manager of the Board by hand, telephone, telecopy, e-mail, overnight courier or the United States mail not less than five (5) days, with respect to regular meetings, or twenty-four (24) hours, with respect to special meetings, and not more than fifty (50) days prior to such meeting. Notice to a Manager may be waived by such Manager before or after a meeting or by attendance of such Manager without protest at such meeting. A meeting of the Board or any Board committee may be held by telephone conference or similar communications equipment by means of which all individuals participating in the meeting can be heard. The Board or any Board committee may adopt such other procedures governing meetings and the conduct of business at such meetings as it shall deem appropriate. At all duly noticed meetings of the Board and any Board committee, the presence of a majority of the Managers entitled to vote at such meeting shall constitute a quorum for the transaction of business; provided, that at least one (1) Stonepeak Manager must be present to constitute a quorum. Participation by a Manager in a meeting in accordance with this Section 5.3 shall constitute presence in person at the meeting. If a quorum is not present at any meeting of the Board or any Board committee, the Managers present may adjourn the meeting from time to time for a period not to exceed sixty (60) days, without notice other than announcement at the meeting, until a quorum is present. A Manager may be counted as present for purposes of a quorum at a meeting of the Board or Board committee pursuant to a valid written proxy delivered to another Manager who is present at such Board or committee meeting. Each Manager shall have one vote on all matters submitted to the Board or any Board committee. Unless otherwise expressly provided in this Agreement, including Section 5.7, Section 5.8 and Section 5.9, approval by the majority of the Board or members of a committee, as applicable, taken at a duly convened meeting at which a quorum is present, shall be required for any act of the Board or Board committee. Notwithstanding any of the foregoing or any contrary provision of this Agreement, the vote or consent (including the written consent) of the Independent Manager shall only be required as provided by Section 5.9, and all other actions of the Board shall be taken, and quorum of the Board shall be calculated, as if the Independent Manager is not a member of the Board. The Independent Manager shall only be required to attend a meeting of the Board if the vote of the Independent Manager is required as provided by Section 5.9.

Section 5.4  Actions by Consent. The actions by the Board or any Board committee may be taken: (a) by vote of the Board or Board committee at any meeting for which a quorum is present; or (b) by written consent (without a meeting and without a vote), so long as such written consent sets forth the action so taken and is executed by a majority of the Board or members of such committee, including, in the case of this clause (b), at least one (1) Stonepeak Manager (unless otherwise expressly provided in this Agreement); provided, that no action by written consent may be taken unless notice of such action has been provided to each Stonepeak Manager at least forty-eight (48) hours prior to the taking of such action. A copy of such written consent of the Board shall be provided to the Board Observer substantially concurrently with the delivery of such written consent to the Managers.

Section 5.5  Minutes. All decisions and resolutions of the Board shall be reported in the minutes of the Company, which shall state the date and the resolutions approved by the Board. The minutes of the Company shall be kept at the principal office of the Company.

Section 5.6  Board Observer. For so long as Evolve owns more than two percent (2%) of the issued and outstanding Common Units and is not a Non-Funding Member, Evolve shall have the right to designate one (1) natural Person to act as a Board observer (a “Board Observer”) at all meetings of the Board, which designation shall be made by written notice to the Company. Subject to the limitations set forth in this Section 5.6, the Board Observer shall be entitled to attend all meetings of the Board and, so long as Evolve owns at least ten percent (10%) of the issued and outstanding Class B Preferred Units, of any committee thereof, and the Company shall provide to the Board Observer any notices of Board or committee meetings, as applicable, and a copy of all meeting materials currently with providing such notices and materials to the Board or committee, as applicable, substantially concurrently with delivery of such notices and meeting materials to the Managers. The Board Observer shall not have any voting rights or count towards any quorum with respect to any action brought before the Board or any Board committee. Notwithstanding any rights to be granted or provided to the Board Observer under this Agreement, the Board or any two Managers acting together may exclude a Board Observer from access to any materials or meetings (but not prevent delivery of a notice of such meeting) or portion thereof, (a) if the Board Observer does not execute and deliver to the Company a confidentiality agreement reasonably acceptable to the Company prior to such meeting or the delivery of such materials, (b) if such exclusion is reasonably (in the good faith determination of the Board or such Managers) necessary to preserve the attorney-client privilege between the Company or its Subsidiaries and counsel, or any privilege under any common interest or joint defense doctrine, or to comply with law, rule or regulation; provided that the Board Observer shall be provided with a summary of such materials or minutes of such meeting that, in each case, provides as much detail as reasonably possible about such materials or such meeting without reasonably being expected to forfeit attorney-client privilege. Nothing herein shall prevent the Board from taking any action by written consent in accordance with this Agreement, provided, however, that the Board Observer will receive any such written consent substantially concurrently with the other members of the Board.

Section 5.7  Board Approval Requirement. In addition to such other matters as the Board may from time to time by resolution determine or as otherwise set forth in this Agreement, and subject to Section 5.8 and Section 5.9 below, none of the Company, any of its Subsidiaries nor any officer or agent of the Company on behalf of the Company or any of its Subsidiaries (including the Service Provider), shall take any of the actions described in this Section 5.7 (a) without the approval of the Managers constituting a majority of the Board (in accordance with Section 5.3), (b) for so long as Stonepeak continues to own at least fifty percent (50%) or more of the issued and outstanding Class B Preferred Units, Special Approval, unless (in the case of this clause (b)) all Class B Preferred Units are redeemed in full at the Preferred Redemption Price upon the effectiveness of such action (and such approval and action is expressly conditioned thereon) and (c) so long as Stonepeak owns at least twenty percent (20%) or more of the issued and outstanding Common Units, the prior written approval of at least one (1) Stonepeak Manager:

(i)  (A) incur, create, guaranty or suffer arrangements regarding the incurrence or guaranty of Indebtedness or similar arrangements, in each case other than in accordance with an Annual Budget or (B) lend money (other than customary trade debt and accounts receivable);

(ii)  approve (A) the Annual Budget or (B)(1) approve any amendment, supplement or modification to any Annual Budget or (2) authorize any expenditures that, individually or in the aggregate, exceed the Annual Budget by five percent (5%) on a line-item basis (other than with respect to general and administrative expenses which shall be zero percent (0%));

(iii)  (A) create or issue any additional Equity Securities in the Company or its Subsidiaries, or (B) subdivide or combine (by any unit split, reverse unit split, unit dividend, unit combination, reclassification, recapitalization or otherwise) any Equity Securities in the Company or its Subsidiaries;

(iv)  initiate, settle, compromise, resolve or dismiss any litigation, arbitration, administrative proceeding or regulatory matter where the amount to be paid is greater than fifty thousand dollars ($50,000) or is with respect to an action for injunctive or other equitable relief or relating to a criminal matter;

(v) enter into, terminate, extend, amend, waive, modify, consent to, authorize, approve or exercise any right, in each case, with respect to any material provision in the Transaction Documents or the Company’s or any of its Subsidiaries’ organizational documents, including the Governing Documents;

(vi)  enter into, terminate, extend, amend, waive, modify, consent to, authorize, approve or exercise any right with respect to any Affiliate Contract or other Affiliate transactions by the Company or its Subsidiaries (including, for the avoidance of doubt, the DSA but excluding, for the avoidance of doubt, any transactions with wholly-owned Subsidiaries of the Company);

(vii)  change the business purpose as set forth in Section 2.4 or the name of the Company or its Subsidiaries or otherwise pursue any activities not related to the ownership and operation of the Business;

(viii)  effect or permit a Fundamental Change (other than pursuant to clause (a) of the definition thereof);

(ix)  create any new Subsidiaries that are not directly or indirectly wholly owned or acquire any equity or debt interests in another Person that is not directly or indirectly wholly owned, or permit any Subsidiary to cease to be a directly or indirectly wholly owned Subsidiary;

(x) sell, exchange or otherwise dispose of any interest in the assets or properties of the Company or its Subsidiaries, in each case other than in accordance with an Annual Budget;

(xi)  (A) make or agree to any acquisitions, including investments in third parties, or (B) spend or commit to spend capital expenditures, other than, in each case, in accordance with an Annual Budget;

(xii)  take any action that would result in a Bankruptcy Event (which such Bankruptcy Event shall also require the vote of the Independent Manager and Evolve pursuant to Section 5.8(c)(ii));

(xiii)  change the Company’s outside auditors or accountants to any auditor or accountant;

(xiv)  make, change or revoke any tax election (including any “push-out” election or any election that causes a change to the Company’s classification as a partnership for income tax purposes), settle or compromise any tax proceeding, make any changes in the Company’s accounting and tax policies, or take any other material action with respect to tax matters;

(xv)  (A) obtain, fail to maintain, or modify the terms of director and officer insurance or any other material insurance policy or (B) fail to maintain an insurance policy in respect of the assets and properties of the Company and its Subsidiaries with a minimum amount in coverage that is customary for the Business in accordance with prudent industry standards and practices;

(xvi)  (A) make any Distribution to the Members in any medium other than cash or (B) make any Distribution to the Members other than in accordance with Article IV;

(xvii)  make any redemptions or repurchases in respect of the Common Units or any Equity Securities or Debt Securities of the Company or any of its Subsidiaries, other than redemptions of the Class B Preferred Units in accordance with Article XI;

(xviii)  change the composition of the Board (other than appointments and removals in accordance with this Agreement);

(xix)  determine, approve, amend or adjust the amount of Available Cash;

(xx)  hire or terminate any Key Employees or otherwise modify any such Key Employee arrangements;

(xxi)  enter into or terminate, or extend, amend, waive or modify in any material regard, or consent to, authorize, approve or exercise any material right, in each case, with respect to any material customer or service provider agreement;

(xxii)  determine Fair Market Value of any equity interest, asset, or other property for all purposes set forth in this Agreement;

(xxiii)  request or accept any Capital Contribution and issue Equity Securities in connection therewith;

(xxiv)  determine the form of the Award Agreement, make or determine the recipients or allocations of the Class D Incentive Units (other than with respect to allocations to Dedicated Employees (as defined in the DSA) for which the Class B Representative may allocate Class D Incentive Units without approval of the Board in accordance with Section 3.11(a)) or terminate, extend, amend, waive, modify, consent to, authorize, approve, make any election or exercise any right with respect to the Class D Incentive Units, the Class D Incentive Unit Members or any agreement related thereto; and

(xxv)  take any action, authorize, approve, or enter into any agreement or otherwise commit or agree to do any of the foregoing.

Section 5.8  Additional Approval Requirements. Notwithstanding anything to the contrary in this Agreement (including duplicative provisions in Section 5.7), none of the Company, any of its Subsidiaries nor any officer or agent of the Company on behalf of the Company or any of its Subsidiaries (including the Service Provider) shall:

(a) take any of the following actions without having first obtained (a) for so long as Stonepeak continues to own any issued and outstanding Class B Preferred Units, Special Approval, unless (in the case of this clause (a)) all Class B Preferred Units are redeemed in full at the Preferred Redemption Price upon the effectiveness of such action (and such approval and action is expressly conditioned thereon) and (b) so long as Stonepeak owns at least ten percent (10%) or more of the issued and outstanding Common Units, the prior written approval of at least one (1) Stonepeak Manager: take any action, authorize, approve, or otherwise effect the matters set forth in Section 5.7(i), Section 5.7(ii), Section 5.7(v), Section 5.7(vi), Section 5.7(vii), Section 5.7(viii), Section 5.7(ix), Section 5.7(x), Section 5.7(xi), Section 5.7(xii), Section 5.7(xiv), Section 5.7(xv), Section 5.7(xvi), Section 5.7(xvii), Section 5.7(xviii), or take any action, authorize, approve, or enter into any agreement or otherwise commit or agree to do any of the foregoing;

(b) take any of the following actions without having first obtained, so long as Stonepeak owns any issued and outstanding Common Units, the prior written approval of at least one (1) Stonepeak Manager: take any action, authorize, approve, or otherwise effect the matters set forth in Section 5.7(v) (solely with respect to the Governing Documents), Section 5.7(vi), Section 5.7(vii), Section 5.7(xii), Section 5.7(xiv), Section 5.7(xvi), or take any action, authorize, approve, or enter into any agreement or otherwise commit or agree to do any of the foregoing; and

(c) take any of the following actions without having first obtained, so long as Evolve owns any issued and outstanding Common Units, the prior written approval of Evolve:

(i)   amend or modify this Agreement other than in accordance with Section 12.4;

(ii)  take any action, authorize, approve, or otherwise effect the matters set forth in Section 5.7(vii), Section 5.7(xii) or Section 5.7(xiii);

(iii)  change the Company’s classification as a partnership for income tax purposes other than in connection with a Monetization Event;

(iv)  make any Distribution to the Members other than in accordance with Article IV;

(v) make any non-pro rata redemptions or repurchases in respect of the Common Units, Class B Preferred Units or any Equity Securities that are pari passu or junior to the Class B Preferred Units; or

(vi)  take any action, authorize, approve, or enter into any agreement or otherwise commit or agree to do any of the foregoing.

Section 5.9  Bankruptcy Events. Without the consent of the Board (including the Independent Manager), Evolve and the Class B Representative, and once the Board appoints an additional Independent Manager pursuant to Section 5.2(a), the Independent Managers, the Board or any Board committee shall not be authorized or empowered, nor shall the Board or any Board committee permit the Company, to take any Bankruptcy Event and the Board and any Board committee may not vote on, or authorize the taking of, any Bankruptcy Event, unless the Independent Managers have participated in such vote on or authorization of such taking of such Bankruptcy Event and Evolve and the Class B Representative have consented to the taking of such Bankruptcy Event.

Section 5.10  Committee Membership; Subsidiary Governance. Each committee of the Board and each governing body of the Company’s Subsidiaries shall consist of a number of Nuvve Managers and Stonepeak Managers or representatives of Nuvve and Stonepeak, as applicable, in proportion to the number of Nuvve Managers and Stonepeak Managers, respectively, on the Board as of such time; provided, that each of Nuvve and Stonepeak shall have the right to have at least one (1) Nuvve Manager and Stonepeak Manager or one (1) representative of Nuvve and Stonepeak, respectively, appointed to serve on each committee of the Board and each governing body of the Company’s Subsidiaries. Notwithstanding the foregoing, the Board, acting with Special Approval, may consent to a waiver of the foregoing requirements of this Section 5.10 with respect to a Company Subsidiary.

Section 5.11  Officers.

(a) The officers of the Company shall be such officers as the Board from time to time may deem proper. All officers of the Company shall be appointed by the Board. All officers shall each have such powers and duties as generally pertain to their respective offices or as may be prescribed by the Board.

(b) Each officer shall hold office until such Person’s successor shall have been duly elected and shall have qualified or until such Person’s death or until he shall resign or be removed pursuant to Section 5.11(c).

(c) Any officer elected, or agent appointed, by the Board may be removed, with or without cause, by the Board whenever, in its judgment such removal is in the Company’s best interests. No elected officer shall have any contractual rights against the Company for compensation by virtue of such election beyond the date of the election of such Person’s successor, such Person’s death, such Person’s resignation or such Person’s removal, whichever event shall first occur, except as otherwise provided in an employment contract or under an employee deferred compensation plan.

(d) A newly created office and a vacancy in any office because of death, resignation or removal may be filled by the Board for the unexpired portion of the term.

Section 5.12  Limitation of Liability; Manager and Officer Insurance.

(a) Except as otherwise provided herein or in any agreement entered into by such Person and the Company and to the maximum extent permitted by the Delaware Act, no present or former Manager, nor any such Manager’s Affiliates, employees, agents or representatives, shall be liable to the Company or to any Member for any act or omission performed or omitted by such Person in its capacity as Manager. Except as otherwise provided in this Agreement, the limitation of liability set forth in the prior sentence shall not apply to the extent the act or omission was attributable to such Person’s actual fraud as determined by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected). Each Manager shall be entitled to rely upon the advice of legal counsel, independent public accountants and other experts, including financial advisors, and any act of or failure to act by such Manager in good faith reliance on such advice shall in no event subject such Manager or any of such Manager’s Affiliates, employees, agents or representatives to liability to the Company or any Member.

(b) The Company shall obtain and maintain, at its sole cost and expense, director and officer insurance, which director and officer insurance shall be with an underwriter or underwriters, and having coverage limits and other terms and conditions, reasonably acceptable to the Board.

Section 5.13  Enforcement of Affiliate Contracts. Notwithstanding anything to the contrary in this Agreement, (a) in the event of (i) any breach or default under any Affiliate Contract by an Affiliated Counterparty, and (ii) the failure of the Company or its applicable Subsidiary to commence in a commercially reasonable period of time (in any event within five (5) Business Days of receiving notice of the events in preceding clauses (i) or (ii)) or diligently prosecute thereafter reasonably appropriate enforcement or termination measures in respect of such breach or default, each of the Members and the Company agree that any non-conflicted Member(s) shall be entitled to cause the Company or its applicable Subsidiary to enforce its rights and remedies in respect of such matter, without the requirement of the approval by the Board or any other Person, including the other Member(s), and (b) each of the Members and the Company agree that so long as any Class B Preferred Units remain outstanding, the Class B Representative, or if no Class B Preferred Units remain outstanding, the non-conflicted Member(s) holding a majority of the Common Units held by all non-conflicted Member(s), shall be entitled to cause the Company or its applicable Subsidiary to terminate, extend, amend, waive, modify, consent to, authorize, approve, make any election or exercise any right with respect to any Affiliate Contract (including, for the avoidance of doubt, the DSA) without the requirement of the approval by the Board or any other Person; provided, that any such action pursuant to clauses (a) or (b) shall in each case be in accordance with the terms and conditions of such Affiliate Contract. Additionally, at any time any Class B Preferred Units are outstanding, the Class B Representative shall have the right to enforce any right to claim a breach of an obligation relating to any Award Agreement by any Person holding Class D Incentive Units, including the provisions relating to non-competition, non-solicitation, confidentiality, non-disparagement and the devotion of substantial business time to the Company.

Section 5.14  Separateness.

(a) The Company shall take all reasonable steps to maintain its identity as a separate legal entity from each other Person and to make it manifest to third parties that it is a separate legal entity. Without limiting the generality of the foregoing, except with the prior written approval of the Board acting with Special Approval, and with the prior written approval of the Service Provider as may be required under the DSA, the Company shall:

(i)   maintain its own separate books and records, financial statements and bank accounts from those of Nuvve Parent and its other Affiliates;

(ii)  at all times hold itself out to the public as a legal entity separate from any other Person and not identify itself or hold itself out as a division of any other Person;

(iii)  other than as may be permitted by the DSA, conduct its business in its own name and hold all of its assets in its own name;

(iv)  hold at least quarterly meetings of the Board and otherwise observe corporate governance formalities as set forth in Article V;

(v) maintain an arm’s-length relationship with Affiliates of Nuvve Parent;

(vi)  not hold out its credit as being available to satisfy the obligations of other Persons, including Nuvve Parent and its Affiliates;

(vii)  not become or remain liable, directly or contingently, in connection with any Indebtedness or other liability of Nuvve Parent or any of its Subsidiaries, whether by guaranty, indorsement (other than indorsements of negotiable instruments for deposit or collection in the ordinary course of business), agreement to purchase or repurchase, agreement to supply or advance funds or otherwise;

(viii)  not grant or permit to exist any lien, encumbrance, claim, security interest, pledge or other right in favor of any Person in the assets of the Company or its Subsidiaries that secures the obligations or is for the benefit of Nuvve Parent and its other Affiliates;

(ix)  not make loans or transfer funds to Nuvve Parent or its Affiliates;

(x) file its own tax return and pay on its own behalf any taxes required to be paid by the Company under applicable law;

(xi)  not commingle its assets with assets of any other Person;

(xii)  pay its own liabilities out of its own funds;

(xiii)  use separate stationery, invoices and checks bearing its own name;

(xiv)  correct any known misunderstanding regarding its separate identity; and

(xv)  not acquire any obligations or securities of Nuvve Parent or any of its Affiliates.

(b) The Members acknowledge and agree that the Company is a special purpose, non-guarantor, unrestricted Subsidiary of Nuvve Parent and any Affiliate thereof and shall be bankruptcy remote from Nuvve Parent and any Affiliate of Nuvve Parent that is not the Company.

Article VI
EXCULPATION AND INDEMNIFICATION; DUTIES; BUSINESS OPPORTUNITIES

Section 6.1  Indemnification.

(a) Subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including reasonable legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals (a “Proceeding”), in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or refraining to act) in such capacity. Notwithstanding the foregoing, an Indemnitee shall not be indemnified and held harmless pursuant to this Agreement if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement, the Indemnitee acted in bad faith or engaged in fraud, gross negligence or willful misconduct. Any indemnification pursuant to this Section 6.1 shall be made only out of the assets of the Company, it being agreed that the Members shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate such indemnification.

(b) Any right to indemnification conferred in this Section 6.1 shall include a limited right to be paid or reimbursed promptly by the Company for any and all reasonable and documented out-of-pocket expenses as they are incurred by an Indemnitee entitled or authorized to be indemnified under this Section 6.1 who was, is or is threatened, to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to such Indemnitee’s ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such Indemnitee in advance of final disposition of a Proceeding shall be made only upon delivery to the Company of a written affirmation by such Indemnitee of its good faith belief that he has met the requirements necessary for indemnification under this Section 6.1 and a written undertaking by or on behalf of such Indemnitee to promptly repay all amounts so advanced if it shall ultimately be determined that such indemnified Person is not entitled to be indemnified under this Section 6.1 or otherwise.

(c) The indemnification provided by this Section 6.1 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the Members, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d) The Company may purchase and maintain insurance, on behalf of the Company, its Affiliates, the Indemnitees and such other Persons as the Company shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Company’s or any of its Affiliate’s activities or such Person’s activities on behalf of the Company or any of its Affiliates, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e) The provisions of this Section 6.1 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(f)   Any amendment, modification or repeal of this Section 6.1 or any provision hereof shall be prospective only and shall not in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company, nor the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 6.1 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(g) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, AND SUBJECT TO Section 6.1(a), THE PROVISIONS OF THE INDEMNIFICATION PROVIDED IN THIS SECTION 6.1 ARE INTENDED BY THE MEMBERS TO APPLY EVEN IF SUCH PROVISIONS HAVE THE EFFECT OF EXCULPATING THE INDEMNITEE FROM LEGAL RESPONSIBILITY FOR THE CONSEQUENCES OF SUCH PERSON’S NEGLIGENCE, FAULT OR OTHER CONDUCT.

Section 6.2  Liability of Indemnitees.

(a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Company, the Members, any Substituted Member or any Additional Member, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee breached this Agreement or aided and abetted a breach of this Agreement (or in the case of the Independent Manager, materially breached this Agreement or aided and abetted a material breach of this Agreement), acted in bad faith or engaged in fraud, gross negligence, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.

(b) Any amendment, modification or repeal of this Section 6.2 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 6.2 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 6.3  Duties.

(a) To the fullest extent permitted by law, including Section 18-1101(c) of the Delaware Act, the Managers (each in his or her capacity as a Manager) shall owe no fiduciary or similar duty or obligation whatsoever to the Company, any Member or other holder of Units or any other Person. Whenever the Board, or any committee thereof, makes a determination or takes or declines to take any other action, then, unless another express standard is provided for in this Agreement (including, for the avoidance of doubt, as provided in the preceding sentence), the Board, or such committee (as the case may be), shall make such determination or take or decline to take such other action in good faith and shall not be subject to any higher standard contemplated hereby or under the Delaware Act or any other law or at equity. A determination, other action or failure to act by the Board or any committee thereof (as the case may be) will be deemed to be in good faith unless the Board or any committee thereof (as the case may be) believed such determination, other action or failure to act was adverse to the interests of the Company. In any proceeding brought by the Company, any Member or any Person who acquires an interest in a Unit or any other Person who is bound by this Agreement challenging such action, determination or failure to act, the Person bringing or prosecuting such proceeding shall have the burden of proving that such determination, action or failure to act was not in good faith. Notwithstanding the foregoing, to the fullest extent permitted by law, including Section 18-1101(e) of the Delaware Act, no Manager shall be liable to the Company, any Member or other holder of Units or any other Person for breach of duties (including fiduciary duties).

(b) To the fullest extent permitted by law, including the Delaware Act, a Person, in performing his or her duties and obligations as a Manager under this Agreement, shall (i) serve in such capacity to represent the interests of the Member that designated such Manager and (ii) be entitled to act or omit to act at the direction of the Member that designated such Person to serve on the Board, considering only such factors, including the separate interests of the Member that designated such Manager and factors specified by such Member, as such Manager chooses to consider. Notwithstanding anything to the contrary, any action of a Manager or failure to act, taken or omitted in good faith reliance on the foregoing provision shall not, as between the Company and the other Members, on the one hand, and the Manager or the Member designating such Manager, on the other hand, constitute a breach of any duty (including any fiduciary or other similar duty, to the extent that such exists under the Delaware Act or any other applicable law, rule or regulation) on the part of such Manager or Member or any other Manager or Member.

(c) To the fullest extent permitted by law, including Section 18-1101(c) of the Delaware Act, and notwithstanding any other duty existing at law or in equity (including any fiduciary duties), in taking or otherwise consenting to any action pursuant to Section 5.9, an Independent Manager shall consider only the interests of the Company (and to the extent the Independent Managers are voting with respect to a Subsidiary, the Subsidiary) and the Class B Preferred Members. Except for duties to the Company (and to the extent the Independent Managers are voting with respect to a Subsidiary, the Subsidiary) and the Class B Preferred Members as set forth in the immediately preceding sentence, an Independent Manager shall not have any fiduciary duties to and shall have no obligation to consider the interests of any other Member or other holder of Units or any other Person. Notwithstanding the foregoing, nothing in this Section 6.3(c) shall eliminate the implied contractual covenant of good faith and fair dealing. To the fullest extent permitted by law, including Section 18-1101(e) of the Delaware Act, an Independent Manager shall not be liable to the Company, any Member, Manager, or other holder of Units or any other Person for breach of contract or breach of duties (including fiduciary duties). An Independent Manager is hereby designated as a “manager” within the meaning of Section 18-101(12) of the Delaware Act. Notwithstanding the foregoing, all right, power and authority of an Independent Manager shall be limited to the extent necessary to exercise those rights and perform those duties specifically set forth in this Agreement and an Independent Manager shall otherwise have no authority to bind the Company or any Subsidiary. The Company does not currently have any Subsidiaries; however, in the event a Subsidiary of the Company is formed, an Independent Manager shall have the right to review, modify and approve the organizational documents of the Subsidiary as such documents relate to the duties, rights and authority of the Independent Manager(s).

(d) To the extent that, at law or in equity, a Member (in its capacity as such) or the Class B Representative owes any duties (including fiduciary duties) to the Company, any other Member or other holder of Units or any other Person pursuant to applicable laws or this Agreement such duty is hereby eliminated to the fullest extent permitted pursuant to law, including Section 18-1101(c) of the Delaware Act, it being the intent of the Members that to the extent permitted by law and except to the extent another express standard is specified elsewhere in this Agreement, no Member (in its capacity as such) or the Class B Representative shall owe any duties of any nature whatsoever to the Company, the other Members or any other holders of Units or any other Person, other than the duty of good faith and fair dealing, and each Member and the Class B Representative may decide or determine any matter in its sole and absolute discretion taking into account solely its interests and those of its Affiliates (excluding the Company and its Subsidiaries) and the Class B Preferred Members, as applicable, subject to the duty of good faith and fair dealing. To the fullest extent permitted by law, including Section 18-1101(e) of the Delaware Act, no Member or the Class B Representative shall be liable to the Company, any other Member or other holder of Units or any other Person for breach of duties (including fiduciary duties).

(e) Subject to, and as limited by the provisions of this Agreement, each Officer (in such Person’s capacity as an Officer) shall have such fiduciary duties that an officer of the Company would have if the Company were a corporation organized under the laws of the State of Delaware. To the maximum extent permitted by applicable law, no Officer (in such Person’s capacity as such) shall be liable to the Company or to any Member for losses sustained or liabilities incurred as a result of any act or omission (in relation to the Company, any transaction, any investment or any business decision or action, including for breach of duties including fiduciary duties) taken or omitted by such Officer (in such Person’s capacity as such), unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of such act or omission, and taking into account the acknowledgments and agreements set forth in this Agreement, such Officer (in such Person’s capacity as such) would have had such liability for such act or omission that an officer of the Company would have if the Company were a corporation organized under the laws of the State of Delaware.

(f)   The provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties (including fiduciary duties) and liabilities of the Board, the Class B Representative, an officer of the Company or a Member otherwise existing at law, in equity or by operation of the preceding sentences, are agreed by the Company and the Members to replace such duties and liabilities of the Board, the Class B Representative officer or Member. The Members (in their own names and in the name and on behalf of the Company), acknowledge, affirm and agree that (a) none of the Members would be willing to make an investment in the Company or enter into this Agreement in the absence of this Section 6.3, and (b) they have reviewed and understand the provisions of Section 18-1101(c) and (e) of the Delaware Act.

(g) Nothing in this Agreement is intended to or shall eliminate any implied contractual covenant of good faith and fair dealing or otherwise relieve or discharge any Member from liability to the Company or the Members on account of any fraudulent or intentional misconduct of such Member.

Section 6.4  Lack of Authority. No Member in its capacity as such has any management power over the business and affairs of the Company or the authority or power to act for or on behalf of the Company in any manner or way, to bind the Company, or do any act that would be (or could be construed as) binding on the Company, in any manner or way, or to make any expenditures on behalf of the Company, unless such specific authority and power has been expressly granted to and not revoked from such Member by the Board. The Members hereby consent to the exercise by the Board of the powers conferred on it by law and this Agreement. For the purposes of clarity, nothing in this Section 6.4 is intended to, and nothing in this Section 6.4 shall be construed to, derogate from the rights of the Class B Preferred Members expressly contemplated by this Agreement.

Section 6.5  Business Opportunities.

(a) During the Non-Compete Period, Nuvve shall, and shall cause each of its Affiliates to, present to the Company all investment or business opportunities that Nuvve or such Affiliate, as applicable, becomes aware of and desires to pursue, to the extent such investment or business opportunity are within the scope of, primarily relate to or compete with, the Business (such investments or business opportunities, “Business Opportunities”); provided, that, for the avoidance of doubt, nothing set forth in this Agreement shall prohibit Nuvve or its Affiliates from undertaking investment or business opportunities that are not Business Opportunities, including, for the avoidance of doubt, (i) acquiring, owning, selling, leasing, developing and managing electric buses, vehicles, transportation assets, and related charging infrastructure and ancillary assets that are provided to third parties that are not utilizing financing, leasing or other similar arrangements in respect of such assets (or provided to third parties that are utilizing financing, leasing or other similar arrangements with respect of such assets, so long as such investment or business opportunity does not include participating in or otherwise providing equity, debt or other financing to any entity or other person engaged in the businesses described in clause (a) of the definition of the “Business”), (ii) Nuvve providing services (including providing grid services and receiving revenues therefrom) to such third parties that are not utilizing financing, leasing or other similar arrangements in respect of such assets (or provided to third parties that are utilizing financing, leasing or other similar arrangements with respect of such assets, so long as such investment or business opportunity does not include Nuvve or its Affiliates participating in or otherwise providing equity, debt or other financing to any entity or other person engaged in the businesses described in clause (a) of the definition of the “Business”) (such investment or business opportunities described in clauses (i) and (ii), collectively, the “Exempted Business Opportunities”) or (iii) Nuvve providing services to the Company pursuant to the DSA.

(b) Nuvve shall, and shall cause each of its Affiliates to, use reasonable best efforts to source and structure each Business Opportunity so that it will constitute a Qualified Opportunity. Each such Business Opportunity will be presented to the Company and the Class B Representative in writing [***]. [***] Any Business Opportunity that the Company so elects to pursue will hereinafter be referred to as an “Accepted Opportunity.”

(c) Nuvve shall not, and shall cause its Affiliates not to, directly or indirectly (other than as a direct or indirect equityholder of the Company), individually or on behalf of any Person, company, enterprise, or entity, or as a sole proprietor, partner, equityholder, licensor, director, officer, principal, agent, employee or executive, or in any other capacity or relationship, pursue or participate in any manner (i)(A) in any Accepted Opportunity, or (B) from the date hereof until the earliest to occur of (1) the date that the aggregate Commitment Amount has been funded in full, (2) the end of the Commitment Period, and (3) a Monetization Event (such period in clause (B), the “Non-Compete Period”), in any Business Opportunity other than [***], (ii) [***], or (iii) [***].

(d) If the Company elects not to participate in any Business Opportunity that was determined to be a Qualified Opportunity as determined by the Board in good faith with Special Approval, primarily due to a failure to obtain Special Approval (a “Rejected Opportunity”), then Nuvve or its Affiliates may pursue such Rejected Opportunity for its or their own account without any further involvement of the Company, and in such event the Company shall not have any right or interest in such Rejected Opportunity nor any responsibility for any cost, expense or obligation associated with the further review, pursuit or acquisition by Nuvve or its Affiliates of such Rejected Opportunity. [***]

(e) The qualifying criteria set forth on Exhibit B may only be waived or amended, supplemented or modified by Stonepeak in its reasonable sole discretion, unless such amendment, supplement or modification would reasonably be expected to be adverse to Nuvve as determined by the Board in good faith with Special Approval, which shall also require Nuvve’s prior written consent (not to be unreasonably withheld, conditioned or delayed). Nuvve may propose, amendments, supplements or modifications to such qualifying criteria in good faith for Stonepeak’s review, provided, that Stonepeak shall have no obligation to consent to any such proposals.

(f)   Nuvve expressly acknowledges and agrees that (i) the covenants contained in this Section 6.5 are integral to each Member’s investment in the Company and each Member would not have entered into this Agreement and the Transaction Documents or consummated the transactions contemplated hereby or thereby without the obligations and restrictions contained in this Section 6.5, (ii) each and every one of the obligations and restrictions contained in this Section 6.5 is reasonable in all respects (including with respect to subject matter, time period and geographical area) and such obligations and restrictions are necessary to protect each Member’s interest in, and value of, the Company and the Company’s business (including the goodwill inherent therein) and (iii) Nuvve and its Affiliates were significantly responsible for the creation of such value. The Members covenant that neither they nor their respective Affiliates or transferees will challenge the reasonableness or enforceability of any of the terms, conditions, or covenants set forth in this Section 6.5 and agrees not to, and to cause its employees and Affiliates to not, take any action that would have the effect of circumventing or diminishing each Member’s rights hereunder (and the benefit of this Section 6.5 to each Member). In any action to enforce the provisions of this Section 6.5, the substantially prevailing Party will reimburse the other Party for all costs (including reasonable attorneys’ fees) incurred in connection with such action.

(g) It is the intention of the Members that if any of the restrictions or covenants contained in this Section 6.5 is held to cover a geographic area or to be of a length of time that is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision will not be construed to be null, void and of no effect; instead, the Members agree that a court of competent jurisdiction will construe, interpret, reform or judicially modify this Section 6.5 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as will be valid and enforceable under such applicable law.

Section 6.6  Conflicts of Interest.

(a) Each Member acknowledges that the Stonepeak Fund Parties and Evolve and its Affiliates:

(i)   (A) have participated (directly or indirectly) or will continue to participate (directly or indirectly) in private equity, venture capital and other direct investments in corporations, joint ventures, limited liability companies, general partnerships, limited partnerships and other entities, including those engaged in various aspects of the business described in Section 2.4 (“Other Investments”) that may be, are or will be competitive with the Business or that could be suitable for the Company or its Subsidiaries, (B) have interests in, participate with, aid and maintain seats on the boards of directors or similar governing bodies of, Other Investments and (C) may develop or become aware of business opportunities for Other Investments; and

(ii)  may or will have conflicts of interest or potential conflicts of interest with any of the Company, its Affiliates or other Members as a result of or arising from (A) the matters referenced in Section 6.6(a)(i) above, (B) the nature of the Stonepeak Fund Parties’ business or the nature of Evolve’s and its Affiliates’ business and (C) other factors.

(b) Waiver of Conflicts.

(i)   Each of the Members (in its own name and in the name and on behalf of each of the Company and its Subsidiaries) expressly waives any such conflicts of interest and agrees that none of the Stonepeak Fund Parties and none of Evolve or its Affiliates shall have any liability to any Member, any Affiliate thereof, or the Company or any of its Affiliates with respect to such conflicts of interest or potential conflicts of interest and acknowledges and agrees that none of the Stonepeak Fund Parties, Evolve and its Affiliates or their respective representatives will have any duty to disclose to the Company, any other Member or the Board any business opportunities, whether or not competitive with the Business and whether or not the Company or any of its Subsidiaries might be interested in such business opportunity for themselves. Each of the Members (and the Members on behalf of the Company and its Subsidiaries) also acknowledges and agrees that the Stonepeak Fund Parties, Evolve and its Affiliates, or their respective representatives have duties not to disclose confidential information of or related to the Other Investments. Each of the Members (in its own name and in the name and on behalf of the Company and its Subsidiaries) hereby:

(A)  agrees that (1) the terms of this Section 6.6 are expressly intended to modify or limit any duties or obligations such Member may have under the Delaware Act or other applicable law, rule or regulation, and to the extent that they modify or limit a duty or other obligation, if any, that any of the Stonepeak Fund Parties or Evolve or any of its Affiliates may have to the Company or another Member under the Delaware Act or other applicable law, rule or regulation, are reasonable in form, scope and content; and (2) the terms of this Section 6.6 shall control to the fullest extent possible if such terms conflict with a duty or other obligation, if any, that any of the Stonepeak Fund Parties or Evolve or any of its Affiliates may have to the Company or another Member, under the Delaware Act or any other applicable law, rule or regulation;

(B)  waives any duty or other obligation, if any, that any of the Stonepeak Fund Parties or Evolve or any of its Affiliates may have to the Company or another Member, pursuant to the Delaware Act or any other applicable law, rule or regulation, to the extent necessary to give effect to the terms of this Section 6.6; and

(C)  acknowledges and agrees that the Company (on behalf of itself and its Subsidiaries) renounces any interest or expectancy in any business opportunity, transaction or other matter in which any of the Stonepeak Fund Parties or Evolve or any of its Affiliates participates or desires to participate and that involves any aspect related to the business or affairs of any of the Company and its Subsidiaries (each, a “Renounced Business Opportunity”) and that none of the Stonepeak Fund Parties and none of Evolve or any of its Affiliates shall have any obligation to communicate or offer any Renounced Business Opportunity to the Company, its Subsidiaries or any Member thereof and may pursue any Renounced Business Opportunity solely for its own account.

Section 6.7  Other Business of Independent Manager. Notwithstanding any duty otherwise existing at law or in equity, the Independent Manager(s) and any Affiliate of the Independent Manager(s) may engage in or possess an interest in other business ventures of every kind and description, independently or with others. The Company or Member shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

Article VII

BOOKS, RECORDS, ACCOUNTING AND REPORTS; INSPECTION

Section 7.1  Records and Accounting. The Company shall keep, or cause to be kept, appropriate books and records with respect to the Company’s business, including all books and records necessary to provide any information, lists and copies of documents required to be provided pursuant to Section 7.2 or pursuant to applicable laws, on an accrual basis in accordance with GAAP. Notwithstanding anything to the contrary in this Agreement, the Board may reasonably limit the right of access of Class D Incentive Unit Members or any other Person to information about the equity holdings of the Class D Incentive Unit Members and restrict access to the books and records of the Company based on ownership of Class D Incentive Units.

Section 7.2  Information Rights; Reports.

(a) The Company shall deliver or cause to be delivered to each Member, within seventy-five (75) days after the end of each Fiscal Year, audited consolidated statements of income and cash flows of the Company and its Subsidiaries for such Fiscal Year, and audited consolidated balance sheets of the Company and its Subsidiaries as of the end of such Fiscal Year (collectively, the “Annual Statements”). All Annual Statements shall be accompanied by (i) with respect to the consolidated portions of the Annual Statements, an opinion of an independent accounting firm of recognized national standing reasonably acceptable to the Board, (ii) a copy of such firm’s annual management letter to the Board or the governing board of directors or managers of any Subsidiary of the Company and (iii) a reasonably detailed description of the business activities that took place during such Fiscal Year and a summary business plan for the Fiscal Year following such Fiscal Year.

(b) The Company shall deliver or cause to be delivered to each Member, within forty-five (45) days after the end of each Fiscal Quarter, unaudited consolidated statements of income and cash flows of the Company and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the Fiscal Year to the end of such Fiscal Quarter, and unaudited consolidated balance sheets of the Company and its Subsidiaries as of the end of such Fiscal Quarter (collectively, the “Quarterly Statements”). All Quarterly Statements shall be accompanied by a reasonably detailed description of the business activities that took place during such Fiscal Quarter and a summary business plan for the Fiscal Quarter following such Fiscal Quarter.

(c) The Company shall deliver or cause to be delivered to each Member, promptly upon completion thereof, but in any event within fifteen (15) days after the end of each month, monthly operating and financial reports prepared by or on behalf of the Company, including with respect to compliance with the then-effective Annual Budget.

(d) The Company shall use commercially reasonable efforts to deliver or cause to be delivered to each Member, (i) not later than forty-five (45) days prior to the end of each Fiscal Year, the Annual Budget prepared on a monthly basis for the Company and its Subsidiaries for the following Fiscal Year, (ii) promptly upon completion or discovery thereof (as applicable), any other significant budgets prepared by the Company or any of its Subsidiaries, any material revisions of such Annual Budget or such other budgets and any expected deviations from the Annual Budget or such other budgets and (iii) simultaneously with the delivery of any Annual Statements or Quarterly Statements, as applicable, a comparison of (A) such Annual Statements or Quarterly Statements to the Annual Budget or quarterly portion thereof for such Fiscal Year or Fiscal Quarter, as applicable, and (B) the Company’s and its Subsidiaries’ capital expenditures for such Fiscal Year or Fiscal Quarter to the corresponding Annual Budget or quarterly portion thereof, as applicable.

(e) The Company shall deliver or cause to be delivered to each Class B Preferred Member and each Class C Common Member all material notices, correspondence, reports, instruments, writings, contracts, claims, assertions, demands, records, invoices and other communications delivered or received by the Company or its Subsidiaries, under the DSA promptly upon delivery or receipt thereof by the Company or its Subsidiaries.

(f)   The Company shall provide to each Class B Preferred Member and each Common Member reasonable advance notice (if possible, otherwise prompt notice) of any events or actions of the Company and its Subsidiaries that would reasonably be expected to have a material effect on the Company’s and its Subsidiaries’ financial condition, business or operations;

(g) The Company shall deliver or cause to be delivered to each Member, promptly upon the reasonable request of such Member, such other reports and information (in any form, electronic or otherwise) that are customarily provided to a holder of equity in a similar company and prepared by the Company in the ordinary course or are otherwise not materially burdensome to prepare.

(h) The Company shall deliver or cause to be delivered to each Class B Preferred Member and each Class C Common Member all material notices, correspondence, reports, instruments, writings, contracts, claims, assertions, demands, records, invoices and other communications delivered or received by the Company or its Subsidiaries, in connection with the IP License Agreement or the IP Escrow Agreement promptly upon delivery or receipt thereof by the Company or its Subsidiaries.

Section 7.3  Inspection by Members. Except as may be necessary to preserve attorney-client or similar privilege of the Company (as determined in good faith in written correspondence by the Company’s legal counsel), any Member, and any accountants, attorneys, financial advisors and other representatives of such Member, may from time to time at such Member’s sole expense, visit and inspect the respective properties of the Company or any of its Subsidiaries, examine (and make copies and extracts of) the Company’s or any of its Subsidiaries’ respective books, records and documents of any kind, and discuss the Company’s or any of its Subsidiaries’ respective affairs with its employees or independent accountants, all at such reasonable times as such Member may request upon reasonable notice. For avoidance of doubt, nothing in this Section 7.3 shall impinge upon or interfere with any Manager’s right to examine (and make copies and extracts of) the Company’s or any of its Subsidiaries’ respective books, records and documents or otherwise engage in any visits, inspections, examinations and discussions referenced in this Section 7.3.

Section 7.4  Public Disclosure. No press release or public announcement related to the Company, any of the Company’s Subsidiaries, this Agreement or the transactions contemplated herein or any other announcement or communication shall be issued or made by any Member, a Manager, the Company or any of its Subsidiaries without the advance approval of the Board, with Special Approval, in which case the Board shall be provided a reasonable opportunity to review and provide suggested comments concerning the disclosure contained in such press release, announcement or communication prior to issuance, distribution or publication. The foregoing restriction shall not apply to the extent that the disclosing Member, Manager, the Company or relevant Subsidiary is making such communication pursuant to any of such Person’s bona fide financial or public reporting obligations under applicable law, including the rules and regulations of any securities exchange (including reasonable and customary disclosures of non-competitively sensitive information, as determined by such disclosing Person in its reasonable discretion, in response to questions on earnings calls).

Article VIII

TAX MATTERS

Section 8.1  Preparation of Tax Returns. The Company shall cause to be prepared and timely filed all necessary federal, state and local tax returns for the Company. The Company shall cause the Company to make the elections described in Section 8.2 (to the extent applicable). The Company shall provide each Member and, in the case of (b) and (c) below, each Person who was a Member at any time during a Taxable Year, with (a) drafts of all income tax returns the Company is required to prepare at least thirty (30) days prior to the submission of such tax returns to the applicable Governmental Entity and shall incorporate all reasonable written comments into such tax returns, (b) an estimated K-1 no later than sixty (60) days after the end of the applicable Taxable Year, (c) a final K-1 (and any other information necessary for the preparation of such Person’s United States federal and state income tax returns) no later than one hundred and forty-five days (145) days after the end of the applicable Taxable Year and (d) information reasonably requested by such Member to allow it to calculate its federal and state quarterly estimated tax payments for the second, third and fourth quarter of the applicable Taxable Year no later than twenty (20) days prior to the due date of the applicable federal quarterly estimated tax payment. The Company shall prepare or cause to be prepared all federal, state and local tax returns of the Company on a timely basis and shall furnish to each Member copies of all tax returns of the Company that are actually filed promptly after their filing. Notwithstanding any of the foregoing to the contrary, the Company may delegate its responsibilities under this Section 8.1 to any Person that the Board determines is qualified to assume such responsibilities.

Section 8.2  Tax Elections. The Taxable Year shall be the Fiscal Year unless the Board shall determine otherwise or as required by law. Except as provided in this Section 8.2 and subject to Section 5.1, the Board shall determine whether to make or revoke any available election pursuant to the Code other than the election to be treated as a partnership for federal income tax purposes. If a distribution of Company property as described in Section 734 of the Code occurs or if a transfer of an “Interest”, as described in Section 743 of the Code, occurs, on request by notice from the transferring Member (if a transfer) or any Member (if a distribution), the Company will elect, pursuant to Section 754 of the Code, to adjust the basis of Company properties. Each Member will upon request supply any information necessary to give proper effect to any elections made by the Company.

Section 8.3  Tax Controversies. Nuvve (or an individual designated by Nuvve) shall be the Partnership Representative for purposes of the Partnership Tax Audit Rules and shall act in such capacity under the direction and supervision of the Board. In addition, the Board is hereby authorized, if there is cause to remove Nuvve (or its designee) as Partnership Representative, to designate any other Person selected by the Board as the Partnership Representative. The Board is also authorized to take, or cause the Company to take, such other actions as may be necessary or advisable pursuant to Treasury Regulations or other guidance to ratify the designation, pursuant to this Section 8.3, of Nuvve, its designee or the Person selected by the Board as the Partnership Representative. Each Member agrees to take, such other actions as may be requested by the Board to ratify or confirm any such designation pursuant to this Section 8.3. The Partnership Representative is authorized, at the direction of the Board, to make any available election related to Sections 6221 through 6241 of the Code and take any action it deems necessary or appropriate to comply with the requirements of the Code and conduct the Company’s affairs under Sections 6221 through 6241 of the Code. Notwithstanding the foregoing provisions of this Section 8.3, without modifying or limiting Section 5.7, a Member’s consent (which shall not be unreasonably withheld, conditioned or delayed) shall be required for any action to be taken by the Partnership Representative and any settlement with a Governmental Entity, in each case that could have a disproportionate adverse effect on such Member. For the avoidance of doubt, all decisions by the Board pursuant to this Article VIII shall be subject to Section 5.7.

Section 8.4  83(b) Elections. As a condition to each individuals’ receipt of Class D Incentive Units and admission as a Member, such individual shall make a timely election under section 83(b) of the Code with respect to such Class D Incentive Units. IT IS THE SOLE RESPONSIBILITY OF A CLASS D INCENTIVE UNIT MEMBER, AND NOT THE COMPANY (NOR ANY OF ITS AFFILIATE OR REPRESENTATIVES), TO FILE THE ELECTION UNDER SECTION 83(B) OF THE CODE EVEN IF SUCH MEMBER REQUESTS THE COMPANY OR ANY OF ITS REPRESENTATIVES OR AFFILIATES TO ASSIST IN MAKING SUCH FILING. EACH MEMBER WHO FILES AN ELECTION UNDER SECTION 83(B) OF THE CODE WITH RESPECT TO CLASS D INCENTIVE UNITS SHALL PROVIDE A COPY OF SUCH ELECTION TO THE COMPANY ON OR BEFORE THE DUE DATE FOR THE FILING OF SUCH ELECTION.

Article IX

UNIT TRANSFERS; OTHER EVENTS

Section 9.1  Transfer Restrictions.

(a) No Member may Transfer any of its Units (or any of such Member’s Remaining Commitment Amount) except in accordance with this Section 9.1 and, if applicable, Section 9.7, Section 9.8, Section 9.9, Section 11.1, Section 11.2, and Section 11.3.

(b) For so long as any Class B Preferred Units remain issued and outstanding, Nuvve and its Permitted Transferees shall not Transfer, or permit the Transfer of, any of their Class A Common Units in a single transaction or series of related transactions without the prior written consent of the Class B Representative, other than to a Permitted Transferee of Nuvve (provided that, in the case of such a Transfer to a Permitted Transferee that is not already a party hereto, such Permitted Transferee complies with Section 3.9 and Section 9.3).

(c) Subject to Section 9.8, the Class B Preferred Members, the Class C Common Members and their respective Permitted Transferees may Transfer any of their Class B Preferred Units (or all or any portion of such Member’s Remaining Commitment Amount) or Class C Common Units, as applicable, without the prior written consent of the Board, the Company or any other Member or Person in a single transaction or series of related transactions so long as such Transfer is not to a Competitor.

(d) Any Transfers by holders of Class D Incentive Units may only be made with the prior approval of the Board acting with Special Approval; provided, however, that notwithstanding anything to the contrary herein, a breach of the provisions of Section 9.1 shall not be deemed to have occurred due to any Permitted Estate Planning Transfer. Notwithstanding anything to the contrary herein, in the event any Permitted Beneficiary acquires Units pursuant to this Section 9.1(d) and such Person shall, at any time, cease to be a Permitted Beneficiary of the transferor, then such Person shall be required to promptly Transfer such Person’s Units back to the original Transferor.

(e) Notwithstanding anything to the contrary in this Article IX, no Transfer of Units (or all or any portion of a Member’s Remaining Commitment Amount) shall be permitted if such Transfer would:

(i)   violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other Governmental Entity with jurisdiction over such Transfer;

(ii)  terminate the existence or qualification of the Company under the laws of the jurisdiction of its formation;

(iii)  cause the Company to be treated as an association taxable as a corporation or otherwise not to be treated as a partnership for U.S. federal income tax purposes;

(iv)  cause the Company to be required to register as an investment company under the Investment Company Act, or subject the Company, any of its Subsidiaries to the Investment Advisers Act of 1940, as amended, or the Employee Retirement Income Security Act of 1974, as amended; or

(v) violate any other provision of this Agreement.

(f)   Any Transfer of Units in violation of this Agreement or applicable law shall be void ab initio, and the Board has the power to rescind such Transfer, and no purported assignee thereof shall have any right to any Profits, Losses or Distributions of the Company.

Section 9.2  Effect of Transfer. Any Member who shall Transfer any Units shall cease to be a Member with respect to such Units and shall no longer have any rights or privileges of a Member with respect to such Units. For the avoidance of doubt, this Section 9.2 shall in no way affect the rights or privileges of a Member with respect to any Units still held by such Member.

Section 9.3 Additional Restrictions on Transfer.

(a) Each Transferee of Units (or all or any portion of a Member’s Remaining Commitment Amount), as a condition prior to such Transfer, shall execute and deliver to the Company a joinder or counterpart to this Agreement in form and substance reasonably acceptable to the Board pursuant to which such Transferee shall agree to be bound by the provisions of this Agreement.

(b) In connection with the Transfer of any Unit (or all or any portion of a Member’s Remaining Commitment Amount), such Member will deliver written notice to the Company describing in reasonable detail the Transfer or proposed Transfer.

(c) No Member shall engage in any action that could reasonably be expected to cause or permit the Transfer of all or any portion of the direct or indirect equity or beneficial interest in such Member by any Person (whether through Transfers or issuances of equity, assignments by operation of law by merger or consolidation of such holder into another entity or dissolution or liquidation of such Member) with the primary intent to avoid the provisions of this Agreement.

(d) In order to permit the Company to qualify for the benefit of a “safe harbor” under Code Section 7704, notwithstanding anything to the contrary in this Agreement, no Transfer of any Unit (or all or any portion of a Member’s Remaining Commitment Amount) or economic interest shall be permitted or recognized by the Company or the Board (within the meaning of Treasury Regulations Section 1.7704-1(d)) if and to the extent that such Transfer would cause the Company to have more than 100 partners (within the meaning of Treasury Regulations Section 1.7704-1(h), including the look-through rule in Treasury Regulations Section 1.7704-1(h)(3)).

Section 9.4  Transfer Fees and Expenses. The Transferor and Transferee of any Units in the Company shall be jointly and severally obligated to reimburse the Company for all reasonable out-of-pocket expenses (including attorneys’ fees and expenses) incurred by the Company for any Transfer or proposed Transfer, whether or not consummated.

Section 9.5  No Appraisal Rights. No Member shall be entitled to any valuation, appraisal or similar rights with respect to such Member’s Units, whether individually or as part of any class or group of Members, in the event of a merger, consolidation, sale of the Company or other transaction involving the Company or its securities unless such rights are expressly provided by the agreement of merger, agreement of consolidation or other document effectuating such transaction.

Section 9.6  Transfer Closing Date. Any Transfer and any related admission of a Person as a Member in compliance with this Article IX shall be deemed effective on such date that the Transferee or successor in interest complies with the requirements of this Agreement.

Section 9.7  Tag-Along Rights.

(a) Subject to Section 9.8, if Nuvve or any of its Permitted Transferees (collectively, a “Nuvve Selling Member”) proposes to Transfer any of its Class A Common Units in one transaction or a series of related transactions to a third party in a Transfer permitted by Section 9.1 (a “Nuvve Proposed Third-Party Sale”), then each other Common Member and any of their respective Permitted Transferees (each, a “Nuvve Tag-Along Member”) shall have a right (a “Nuvve Tag-Along Right”) to sell such Nuvve Tag-Along Member’s pro rata share of the aggregate number of Common Units (or, if applicable, indirect interests) to be Transferred in such Nuvve Proposed Third-Party Sale (the “Nuvve Offered Interests”). A Nuvve Tag-Along Member’s pro rata share of the Nuvve Offered Interests shall be determined by dividing (i) the number of Common Units held by such participating Nuvve Tag-Along Member by (ii) the number of Common Units held by all participating Nuvve Tag-Along Members and the Nuvve Selling Member (the number of Common Units that may be included in a Transfer by exercise of a Nuvve Tag-Along Right which, for clarity, may be a different class of Common Units as the Offered Interests, the “Nuvve Tag-Along Units”). As a result, the number of Common Units the Nuvve Selling Member shall be entitled to Transfer shall be reduced by the aggregate number of Nuvve Tag-Along Units. For the purposes of clarity, it is agreed that the provisions of this Section 9.7 shall not apply with respect to any Permitted Transfer. For the avoidance of doubt, if the Nuvve Offered Interests are Class A Common Units, each Nuvve Tag-Along Member who hold Class C Common Units may elect to sell its pro rata share of the aggregate number of Common Units to be Transferred.

(b) Subject to Section 9.8, if one or more Class B Preferred Members (collectively, a “Class B Selling Member”) proposes to Transfer any of its Class B Preferred Units in one transaction or a series of related transactions to a third party in a Transfer permitted by Section 9.1(c) (a “Class B Proposed Third-Party Sale”), then each other Class B Preferred Member and any of their respective Permitted Transferees (each, a “Class B Tag-Along Member”) shall have a right (a “Class B Tag-Along Right”) to sell such Class B Tag-Along Member’s pro rata share of the aggregate number of Class B Preferred Units (or, if applicable, indirect interests) to be Transferred in such Class B Proposed Third-Party Sale (the “Class B Offered Interests”). A Class B Tag-Along Member’s pro rata share of the Class B Offered Interests shall be determined by dividing (i) the number of Class B Preferred Units held by such participating Class B Tag-Along Member by (ii) the number of Class B Preferred Units held by all participating Class B Tag-Along Members and the Class B Selling Member (the number of Class B Preferred Units that may be included in a Transfer by exercise of a Class B Tag-Along Right, the “Class B Tag-Along Units”). As a result, the number of Class B Preferred Units the Class B Selling Member shall be entitled to Transfer shall be reduced by the aggregate number of Class B Tag-Along Units.

(c) If the Selling Member proposes to make a Proposed Third-Party Sale, the Selling Member shall notify each Tag-Along Member (such notice, a “Sale Notice”) at least ten (10) Business Days prior to the date of such Transfer. Each Sale Notice shall set forth: (i) a description of the Units to be Transferred pursuant to such Proposed Third-Party Sale; (ii) the identity of the Transferee in such Proposed Third-Party Sale; (iii) the proposed amount and form of consideration and the other material terms and conditions of such Proposed Third-Party Sale being offered by the Transferee; and (iv) if any portion of the consideration to be paid is other than cash, all material information in the Selling Member’s possession regarding such non-cash consideration (preceding clauses (i) through (iv), collectively, the “Third Party Terms”). The Third Party Terms applicable to the Transfer of any Units or indirect interests therein purchased from the Tag-Along Member pursuant to this Section 9.7 shall be the same as the terms and conditions applicable to the Transfer of the Units (or indirect interests therein) (including the amount and form of consideration per Unit to be paid therefor), as applicable, by the Selling Member in the Proposed Third-Party Sale.

(d) The aggregate purchase price paid for the Units (or indirect interests therein), as applicable, in connection with such Proposed Third-Party Sale will be allocated among the Selling Member and the participating Tag-Along Members pro rata in accordance with such Selling Member’s and Tag-Along Members’ respective Units being Transferred in such Proposed Third-Party Sale.

(e) A Tag-Along Right may be exercised by a Tag-Along Member by delivery of a written notice to the Selling Member (the “Tag-Along Notice”) within ten (10) Business Days following receipt of the Sale Notice from the Selling Member (the “Notice Period”). The Tag-Along Notice shall state the Units or indirect interests therein held by the Tag-Along Member that such Tag-Along Member proposes to include in such Proposed Third-Party Sale and include an offer to sell such Units or indirect interests therein held by the Tag-Along Member on the same terms and conditions as specified in the Sale Notice. If one or more Tag-Along Members deliver a Tag-Along Notice within the Notice Period, then the Selling Member shall be prohibited from selling any of the Offered Interests or indirect interests therein to the proposed Transferee in the Proposed Third-Party Sale unless the Selling Member procures that such Transferee (or its designee) also purchases the applicable Units or indirect interests therein held by the participating Tag-Along Member(s) on the Third Party Terms. If no Tag-Along Member delivers a Tag-Along Notice within the Notice Period, the Selling Member shall thereafter, without again complying with this Section 9.7, have the right to sell all (but not less than all) of the Offered Interests to the Transferee within six (6) months after the date of the Sale Notice for a purchase price and on other terms and conditions that, on the whole, are no more favorable to the Selling Member than the Third Party Terms specified in the Sale Notice.

(f) At the closing of a Transfer by the Tag-Along Member to Transferee pursuant to this Section 9.7 (and after allowing for the expiration or termination of all waiting periods under the HSR Act, if applicable), such Transferee shall remit to each Tag-Along Member (i) the consideration for the Units or indirect interests therein, of the Tag-Along Member Transferred pursuant to this Section 9.7 less (ii) the Tag-Along Member’s pro rata portion of any such consideration to be escrowed or otherwise held back in accordance with the Third Party Terms. The amount escrowed or held back pursuant to preceding clause (ii) shall be pro rata among all Members that are Transferring the Units or indirect interests therein in such Proposed Third-Party Sale. Additionally, in connection with any such closing of a Transfer by the Tag-Along Member to a Transferee pursuant to this Section 9.7, each Tag-Along Member must (x) deliver to the Selling Member certificates (if any) or other evidence of ownership representing such Units or indirect interests therein with instruments of transfer as may be reasonably requested by the Selling Member in such Proposed Third-Party Sale or the Company, and (y) comply with any other conditions to closing applicable to the Selling Member in such Proposed Third-Party Sale. In addition, the Tag-Along Member shall not be required to bear more than its pro rata share of all liabilities of the Members Transferring Units or indirect interests therein in such transaction (based on the Units or indirect interests therein Transferred by each of them) for the representations, warranties and other obligations incurred in connection with the transactions contemplated by the Sale Notice (other than with respect to representations and warranties relating to the ownership of the Tag-Along Member’s Units or indirect interests therein or otherwise relating solely to the Tag-Along Member). The consideration paid by the Transferee to the Tag-Along Member pursuant to this Section 9.7 shall be in the same form and have the same rights as the consideration paid by the Transferee to the Selling Member. All reasonable fees and expenses incurred by the Selling Member (including in respect of financial advisors, accountants and counsel to the Selling Member) in connection with a Transfer pursuant to this Section 9.7 shall be shared by the Selling Member and each Tag-Along Member pro rata in proportion to the consideration received by such Members.

Section 9.8 Right of First Offer. If any Member desires to Transfer all or any of such Member’s Units to a Person that is not a Permitted Transferee (for purposes of this Section 9.8, the Person desiring to so Transfer, the “Selling ROFO Member”) and the Selling ROFO Member is permitted to Transfer such Units under Section 9.1 (such Transfer, a “Proposed Transfer”), then, in each case, such Selling ROFO Member shall submit a written notice (the “ROFO Notice”) to each other Member (other than the Class D Incentive Unit Members) (collectively, the “ROFO Holders”) of its desire to Transfer such Units. Any such ROFO Notice shall provide each ROFO Holder with an opportunity to make a cash offer to purchase the number of Units set forth in the ROFO Notice (the “ROFO Offered Units”). Within fifteen (15) days following receipt of the ROFO Notice, any ROFO Holder may deliver to the Selling ROFO Member a binding irrevocable written offer (the “ROFO Offer”) to purchase all, but not less than all, of the ROFO Offered Units. Any such ROFO Offer shall include the material terms and conditions, including the aggregate cash purchase price (the “ROFO Offer Price”), upon which the ROFO Holder is willing to acquire all of the ROFO Offered Units at a closing within five (5) days of the Selling ROFO Member’s acceptance of the ROFO Offer upon customary closing conditions. The Selling ROFO Member will have fifteen (15) days following receipt of the ROFO Offer to accept in writing (the “ROFO Acceptance Notice”) the ROFO Offer and the sale of the ROFO Offered Units pursuant to the terms contained in the ROFO Acceptance Notice. If the Selling ROFO Member timely delivers a ROFO Acceptance Notice, each of the Selling ROFO Member and the ROFO Holder will use reasonable best efforts to consummate the transaction contemplated by the ROFO Offer within sixty (60) days of such acceptance. If the Selling ROFO Member does not timely deliver a ROFO Acceptance Notice or affirmatively declines in writing such ROFO Offer, then the ROFO Holder’s offer set forth in the ROFO Offer shall immediately terminate. Upon such termination, the Selling ROFO Member shall have the option for the subsequent six-month period to Transfer such ROFO Offered Units to any Person (subject to compliance by the Selling ROFO Member with Section 9.7). Notwithstanding the foregoing, any ROFO Offered Units Transferred pursuant to this Section 9.8 may not be Transferred to any Person upon terms that are more favorable in the aggregate to the purchasers of such ROFO Offered Units than specified in the ROFO Offer or at a price that is less than the ROFO Offer Price. In the event that the Selling ROFO Member shall not have Transferred all of the ROFO Offered Units within such six-month period, the Selling ROFO Member shall not sell any such ROFO Offered Units without again first offering such Units to the ROFO Holders in the manner provided pursuant to this Section 9.8. For the avoidance of doubt, if a Selling ROFO Member is not required to deliver a ROFO Notice in connection with a Transfer of Units, then such Selling ROFO Member shall be permitted to Transfer such Units without complying with the restrictions set forth in this Section 9.8. Notwithstanding anything to the contrary in this Section 9.8, a Proposed Transfer may not contain provisions related to any property of the Selling ROFO Member other than Units held by the Selling ROFO Member.

Section 9.9 Drag-Along Rights. If no Class B Preferred Units are outstanding, and subject to Section 9.8, each of Nuvve and Stonepeak, in each of their capacities as a Common Member (so long as such Common Member holds at least twenty percent (20%) of the issued and outstanding Common Units) shall have the right to cause a Monetization Sale (for purposes of this Section 9.9, the Person desiring to cause such Monetization Sale, the “Dragging Member”); provided, that in order for the Dragging Member to exercise such right, the aggregate proceeds from such Monetization Sale must reasonably be expected to, in the good faith determination of the Dragging Member, be sufficient to cause Stonepeak to achieve a 1.75x MOIC with respect to its Class C Common Units and its prior Class B Preferred Units. The applicable provisions set forth in Section 11.2 with respect to a Monetization Sale shall apply mutatis mutandis to the exercise of the rights set forth in this Section 9.9; provided, that the Dragging Member shall control the Monetization Sale process subject to the information and participation rights of the non-exercising Person as set forth in Section 11.2.

Section 9.10 Blocker Corporation Sale. In connection with any Transfer under this Article IX, at the request of Stonepeak (or any Transferee of Stonepeak), the Members and the Company shall structure such Transfer in a manner that results in a disposition of the securities of any Blocker Corporation, rather than a disposition of the Units in the Company owned, directly or indirectly, by such Blocker Corporation, and the owners of such securities of such Blocker Corporation shall be entitled to receive the same portion of the aggregate consideration that such Blocker Corporation would have received had the interests in the Company owned, directly or indirectly, by such Blocker Corporation been Transferred.

Section 9.11 Forfeiture and Repurchase Rights

(a) In the event of a Termination (i) by Employer of an Ultimate Employee for Cause or (ii) by an Ultimate Employee at a time when Cause existed (excluding due to such Ultimate Employee’s death or Permanent Disability, in which case Section 9.11(b) below shall exclusively govern) (clause (i) and (ii) each, a “Bad Leaver Termination”), all Class D Incentive Units (whether Vested Class D Incentive Units or Unvested Class D Incentive Units) held of record and beneficially, directly or indirectly, by such terminated Ultimate Employee (or Transferee thereof) shall automatically be cancelled and forfeited without payment of any kind with respect thereto and without any further action by any Person.

(b) In the event of any Termination (x) by Employer of an Ultimate Employee without Cause, (y) due to such Ultimate Employee’s death or Permanent Disability, or (z) by such Ultimate Employee at a time when Cause did not exist:

(i) all Unvested Class D Incentive Units held of record and beneficially, directly or indirectly, by such terminated Ultimate Employee (or its Transferees) shall automatically be cancelled and forfeited without payment of any kind in respect thereto and without any further action by any Person; and

(ii) the Company (or its designees) shall have the right (but not the obligation) to purchase from such terminated Ultimate Employee (and, if applicable, its Transferees) all or any portion of the Vested Class D Incentive Units held of record and beneficially, directly or indirectly, by such Ultimate Employee or its Transferees, as applicable (the “Subject Units”), at a repurchase price per Vested Class D Incentive Unit equal to the Fair Value thereof on the date of the Repurchase Notice.

(c) Notwithstanding anything to the contrary herein, all Class D Incentive Units, whether Vested Class D Incentive Units or Unvested Class D Incentive Units, will be subject to automatic forfeiture upon a Ultimate Employee’s or its Transferees’ breach of (i) any applicable non-competition, non-solicitation, non-disclosure, non-disparagement, confidentiality or other restrictive covenants applicable to the Ultimate Employee (such breach, a “Covenant Breach”), whether in favor of the Company, Nuvve, Stonepeak, Evolve or an applicable Affiliate, Subsidiary or other Employer, and whether such breach occurs during the Ultimate Employee’s employment or service with the Employer or thereafter, or (ii) this Agreement (such breach, an “LLCA Breach”).

(d) The Company (or its designees) may exercise the foregoing purchase options, by written notice (each, a “Repurchase Notice”) to the applicable Ultimate Employee or his, her or its respective Transferees (each, a “Subject Repurchase Party”) no later twenty-four (24) months (or such longer period as is necessary to avoid adverse accounting consequences) following the applicable Termination (such period, the “Repurchase Period”). Each of the Subject Repurchase Parties hereby agrees that the foregoing remedy is a liquidated damage, and not a penalty.

(e) The Company (or its designees) may pay for the Subject Units to be purchased by it pursuant to this Section 9.11, to the maximum extent permitted by law, by (i) first, offsetting amounts outstanding under any bona fide debts owed by the Ultimate Employee (or its Transferees as applicable) to the Company or any of its Subsidiaries (including any amounts advanced to the Ultimate Employee (or its Transferees as applicable) during the course of the Ultimate Employee’s employment with the Company or any of its Subsidiaries), and (ii) thereafter, paying the remainder of the purchase price by (A) check or wire transfer of immediately available funds, (B) issuing (or causing to be issued and delivering, as applicable) a subordinated promissory note (a “Repurchase Note”) issued by the Company or any of its Subsidiaries bearing simple interest (payable at maturity) at a rate equal to the Prime Rate (as published in The Wall Street Journal as of the closing of such purchase), which will be settled upon the earlier of a Change of Control and seven (7) years from the date of repurchase or (C) any combination of clause (A) and clause (B). Subject to the restrictions in Section 9.11(d), any payment under this Section 9.11(e) shall be due and payable no later than sixty (60) days following the date the Company (or its designees), as applicable, elects or is obligated, as the case may be, to purchase the Subject Units under this Section 9.11. The Ultimate Employee or Transferee, as applicable, will make customary representations and warranties regarding the sale of the Subject Units, including the representation that the applicable Ultimate Employee and each of its Transferee(s) has good and marketable title to the Subject Units to be Transferred free and clear of all Liens, claims and other encumbrances on the date of the closing of the Transfer. The Class D Incentive Unit Members hereby consent to the taking of any steps by the Company (or its designees purchasing the Subject Units) which they deem are reasonably necessary or convenient to effect any legal formalities in relation to such Transfer, including by delivering and executing all documentation and agreements reasonably required by the Company (or its designees), as applicable, to reflect the repurchase of any Subject Units pursuant to this Section 9.11. Notwithstanding the foregoing, no failure of such Subject Repurchase Party, to execute or deliver any such documentation or to deposit the Company’s (or its designees’) check or accept the Company (or its Affiliate’s) Repurchase Note shall affect the validity of a repurchase of such Class D Incentive Units pursuant to this Agreement. Once the Company (or its designee) has properly made available the consideration to be paid to the Ultimate Employee and its Transferee(s) for the Subject Units to be repurchased in accordance with the provisions of this Agreement, then from and after such time, the Person from whom such Subject Units are to be repurchased shall no longer have any rights as a holder of such Subject Units (other than the right to receive payment of such consideration in accordance with this Agreement), and such Subject Units shall be deemed purchased in accordance with the applicable provisions of this Agreement and the Company (or its designees) shall be deemed the owner and holder of such Subject Units.

(f) Notwithstanding anything to the contrary contained in this Agreement, all repurchases of the Subject Units by the Company (or its designees) shall be subject to applicable restrictions contained in this Agreement, the Securities Act, the Delaware Act and in the Company’s and any of its Subsidiaries’ debt financing agreements. If any such restrictions prohibit the repurchase of the Subject Units under this Agreement which the Company is otherwise entitled to make, then the Company (or its designees) shall make such repurchases at the applicable purchase price therefore on or before the date that is the later of (i) sixty (60) days following the lapse of such restrictions, or (ii) the time period that would otherwise apply pursuant to this Section 9.11.

(g) Notwithstanding anything to the contrary herein, the Company shall have the right by written notice (each, a “Clawback Notice”) to the applicable Ultimate Employee or his, her or its respective Transferee (each, a “Clawback Party”) to require such Clawback Party to repay any Distributions, proceeds or other payments made in respect of his, her or its Class D Incentive Units (each, a “Clawback Payment”) if (i) the Ultimate Employee’s Termination occurs other than for Cause, but the Company subsequently determines that grounds for a Bad Leaver Termination existed at the time of such Termination, or (ii) the Ultimate Employee commits a Covenant Breach or an LLCA Breach. The Clawback Party shall make such Clawback Payment within sixty (60) days of receipt of the Clawback Notice.

Article X
DISSOLUTION AND LIQUIDATION

Section 10.1 Dissolution. The Company will dissolve and its affairs will be wound up only upon the approval of the Board and the approvals required in accordance with Section 5.7 or Section 5.8.

Section 10.2 Liquidation and Termination.

(a) On dissolution of the Company, a majority of the Board may appoint one or more other Persons as liquidator(s). The liquidator(s) will proceed diligently to wind up the affairs of the Company and liquidate the Company’s assets and make final distributions as provided in this Section 10.2. The costs of liquidation will be borne as a Company’s expense. Until final distribution, the liquidator(s) will continue to operate the Company properties with all of the power and authority of the Members. Subject to Section 18-804 of the Delaware Act and Section 4.3, the steps to be accomplished by the liquidator(s) are as follows:

(i)   The liquidator(s) shall pay, satisfy or discharge from the Company’s funds and assets all of the debts, liabilities and obligations of the Company (including all expenses incurred in liquidation) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash fund for contingent, conditional or unmatured contractual liabilities in such amount and for such term as the liquidator(s) may reasonably determine in accordance with the Delaware Act).

(ii)   The Company will dispose of all remaining assets as follows:

(A) first, the liquidator(s) may sell any or all Company property, and any resulting gain or loss from each sale will be computed and allocated to the Members pursuant to Section 4.5; and

(B)   second, Company property will be distributed among the Members in accordance with Section 4.3.

Section 10.3 Cancellation of Certificate. On completion of the Distribution of the Company’s assets as provided herein, the Board (or such other Person or Persons as the Delaware Act may require or permit) shall file a certificate of cancellation with the Secretary of State of Delaware, cancel any other filings made pursuant to this Agreement that are or should be canceled and take such other actions as may be necessary to terminate the Company. The Company shall be deemed to continue in existence for all purposes of this Agreement until the effectiveness of the certificate of cancellation is filed with the Secretary of State of Delaware pursuant to this Section 10.3.

Section 10.4 Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to Section 10.2 in order to minimize any losses otherwise attendant upon such winding up.

Section 10.5 Return of Capital. The liquidator(s) shall not be personally liable for the return of Capital Contributions or any portion thereof to the Members (it being understood that any such return shall be made solely from the Company’s assets).

Section 10.6 Hart-Scott-Rodino. If the HSR Act is applicable to any Member, the dissolution of the Company shall not be consummated until such time as the applicable waiting period (and extensions thereof) under the HSR Act have expired or otherwise been terminated with respect to each such Member.

Article XI
REDEMPTION AND EXIT PROVISIONS

Section 11.1 Redemption of Class B Preferred Units.

(a) On or at any time following the earliest to occur of (i) the seventh (7th) anniversary of the Execution Date, (ii) a Fundamental Change and (iii) a Trigger Event (so long as such Trigger Event is continuing) (each, a “Redemption Event”), Stonepeak shall, on behalf of all holders of Class B Preferred Units, have the right from time to time to elect to cause the Company, without the consent of any Person, to redeem any issued and outstanding Class B Preferred Units in accordance with each Class B Preferred Member’s Class B Preferred Proportional Share, in whole or in part, for cash at a price per Class B Preferred Unit equal to the Preferred Redemption Price as of the date of such redemption, by providing written notice to the Company fifteen (15) days prior to the date on which Stonepeak proposes to effect such redemption; provided, that any single redemption shall not be for an amount less than $10,000,000 million in the aggregate; provided further that any partial redemption of the issued and outstanding Class B Preferred Units pursuant to this Section 11.1(a) shall be pro rata in accordance with each Class B Preferred Member’s Class B Preferred Proportional Share.

(b) On or at any time following the Commitment Period, the Company shall have the right, in its sole discretion, to irrevocably elect to redeem up to 25,000 issued and outstanding Class B Preferred Units, in full, if following such redemption, there are no longer any Class B Preferred Units issued and outstanding, for cash at a price per Class B Preferred Unit equal to the Preferred Redemption Price as of the date of such redemption, by providing written notice to the Class B Preferred Members fifteen (15) days prior to the date on which the Company proposes to effect such redemption. Such written notice shall specify (x) the aggregate number of Class B Preferred Units to be redeemed, (y) the number of such Class B Preferred Units to be redeemed from each Class B Preferred Member and (z) a reasonably detailed calculation of the purchase price payable to such holder in respect of each Class B Preferred Unit.

(c) The Company shall pay the purchase price payable to each Class B Preferred Member under this Section 11.1 in cash by wire transfer of immediately available funds to an account designated in writing by the applicable Class B Preferred Member upon the applicable redemption date; provided, that such amount may be reduced for any amounts required to be withheld pursuant to applicable tax law.

(d) In connection with any redemption under this Section 11.1, at the request of Stonepeak (or any Transferee of Stonepeak), the Members and the Company shall use reasonable efforts to structure such redemption in a manner that results in a disposition of the securities of any Blocker Corporation, rather than a disposition of the Class B Preferred Units in the Company owned, directly or indirectly, by such Blocker Corporation, and the owners of such securities of such Blocker Corporation shall be entitled to receive the same portion of the aggregate proceeds that such Blocker Corporation would have received had the Class B Preferred Units in the Company owned, directly or indirectly, by such Blocker Corporation been redeemed.

(e) For the avoidance of doubt, after all of the issued and outstanding Class B Preferred Units have been redeemed in full in accordance with this Section 11.1, the Class B Preferred Units shall have no further economic, consent, or other rights.

Section 11.2 Monetization Sale.

(a) At any time following the earliest to occur of (i) the seventh (7th) anniversary of the Execution Date and (ii) a Trigger Event, the Class B Representative shall be entitled to cause a Monetization Sale by providing written notice thereof to the Company and the other Members; provided, that in order for the Class B Representative to exercise its election with respect to clause (i) above, the aggregate proceeds from such Monetization Sale must reasonably be expected to, in the good faith determination of the Class B Representative, result in aggregate distributions or payments to the Class B Preferred Members (inclusive of Preferred Distributions and any other distributions (other than Tax Distributions), in each case, previously paid in cash), sufficient to cause the Class B Preferred Members to achieve a price per Class B Preferred Unit equal to the Preferred Redemption Price as of the date of such consummation; provided, further, that in order for the Class B Representative to exercise its election hereunder, a Trigger Event must be continuing, unless at the time such Trigger Event is no longer continuing, the Company has already initiated a sale process or conversion or other reorganization. The Members and Board agree to facilitate, as reasonably requested by the Class B Representative, any such Monetization Sale.

(b) If the Class B Representative elects to cause the Company to effect any Monetization Sale, the Class B Representative may identify, negotiate, structure and otherwise pursue the Monetization Sale, including causing the Company to engage an investment banker and other advisors (including legal counsel). Any such Monetization Sale may be structured and accomplished as determined by the Class B Representative in its sole discretion, whether as a merger, consolidation, sale of all or any portion of the Units, corporate reorganization, sale of assets or otherwise. The Class B Representative shall have the right to cause the conversion or other reorganization of the Company into a successor entity and to take other internal restructuring steps as may be reasonably necessary to effect such a Monetization Sale, and, at the request of the Class B Representative, the Company and the Members shall reasonably cooperate in such conversion, reorganization or internal restructuring, including, in connection with a Monetization Sale structured as a sale of the Units of the Company, to structure such transaction in a manner that results in a disposition of the securities of any Blocker Corporation, rather than a disposition of the interests in the Company owned, directly or indirectly, by such Blocker Corporation, in which case, the owners of such securities of such Blocker Corporation shall be entitled to receive the same portion of the aggregate consideration that such Blocker Corporation would have received had the interests in the Company owned, directly or indirectly, by such Blocker Corporation been sold. Any such Monetization Sale shall be effected on the terms and conditions negotiated by the Class B Representative, including any terms imposing on the Members’ obligations with respect to reasonable and customary indemnities, escrows, holdbacks or other contingent obligations that are applicable to all Members equally. Notwithstanding the foregoing, in connection with any Monetization Sale, no Member (other than a Class D Incentive Unit Member) shall be required to agree to any restrictive covenants, including non-competition or other restrictions affecting the operation of such Member’s or its Affiliates’ respective businesses. In connection with any Monetization Sale, if requested by the Class B Representative, each of the Members shall waive any dissenters’ rights, appraisal rights or similar rights that such Member may have in connection therewith. If a Class D Incentive Unit Member holding Class D Incentive Units receives any Distributions with respect to a Class D Incentive Unit as a result of such Monetization Sale (or would be entitled to receive such Distributions if such proceeds were distributed immediately following the consummation of such Monetization Sale), then such Class D Incentive Unit Member (or its Ultimate Employee) may be required to enter into a non-competition agreement with a duration of two (2) years from the date of the consummation of such Monetization Sale and a geographic scope consistent with, and otherwise on terms no more restrictive than, such Class D Incentive Unit Member’s (or its Ultimate Employee’s) Employment Agreement or Award Agreement, as applicable.

(c) If the Class B Representative elects to cause the Company to effect any Monetization Sale, then Nuvve and its Affiliates shall use their commercially reasonable efforts to obtain as promptly as practicable: (i) the consents or amendments required under the applicable contracts and leases to which Nuvve or any of its Affiliates is a party that would be necessary to effect such Monetization Sale; and (ii) the consents or amendments to, or the direct assignment of, any purchase, marketing, sales or other contract as necessary to effect such Monetization Sale. In addition, Nuvve and its Affiliates shall use their commercially reasonable efforts in order to provide any potential acquirer in a Monetization Sale with reasonable access upon at least five (5) days’ notice to all reasonably necessary information and properties at reasonable times during normal business hours to permit it to perform due diligence with respect to the proposed Monetization Sale, including access to contracts and assets, but only to the extent that such access is requested prior to the closing of such Monetization Sale. If so requested by Nuvve or its Affiliates, such potential acquirer shall be required to enter into a customary confidentiality agreement and may be required to enter into customary access agreements prior to being provided with such access.

(d) The Class B Representative shall regularly consult and reasonably cooperate with the Board and other Members with respect to the status of the sale or marketing process for such Monetization Sale. Notwithstanding the foregoing, the Board and Nuvve (and its Affiliates) shall have no consent, voting or appraisal rights with respect to the final terms of a Monetization Sale and shall have no right to object to a Monetization Sale, except to the extent that such Monetization Sale is not in accordance with this Agreement.

(e) With full power of substitution and re-substitution, each other Member hereby makes, constitutes and appoints the Class B Representative its true and lawful attorney, for it and in its name, place and stead and for its use and benefit, to act as its proxy in respect of any vote or approval of Members required to give effect to a Monetization Sale in accordance with this Section 11.2 and to sign, execute, certify, acknowledge, swear to, file, and record any instrument that is now or may hereafter be deemed necessary by the Class B Representative in its reasonable discretion to carry out fully the provisions and the agreement, obligations, and covenants of such Member in connection with a Monetization Sale. The power of attorney granted pursuant hereto is a special power of attorney, coupled with an interest, and is irrevocable, and shall survive the bankruptcy, insolvency, dissolution or cessation of existence of the applicable Member.

(f) Each of the Members required to participate in a Monetization Sale (collectively, the “Participating Members”), whether in its capacity as a Participating Member, Member or otherwise, and the Company, its Subsidiaries and the Board, shall take or cause to be taken all such actions as may be reasonably necessary or desirable in order expeditiously to consummate such Monetization Sale and any related transactions, including (i) making reasonable and customary representations and warranties, (ii) executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments, of the type and on terms that are customary or required for the type of transaction contemplated, (iii) furnishing information and copies of documents that are within their possession or control and are related to the Company or its Business, subject in each case to reasonable confidentiality requirements of the furnishing Participating Member, (iv) filing applications, reports, returns, filings and other documents or instruments with Governmental Entities that are customary or required for the type of transaction contemplated, (v) engaging an investment banker and other advisors (including legal counsel) by the Company in connection with such Monetization Sale, (vi) causing employees and other representatives of the Company or its Subsidiaries to cooperate (including by participating in management presentations, preparing marketing materials and making diligence materials available in an electronic data room) with the Class B Representative in any marketing process in connection with any proposed Monetization Sale, and (vii) otherwise using reasonable best efforts to fully cooperate with the Class B Representative. Without limiting the generality of the foregoing, each Participating Member agrees to execute and deliver such agreements as may be reasonably specified by the Class B Representative to which all Participating Members will also be party, including agreements to (x) make reasonable and customary individual representations, warranties, covenants and other agreements as to the unencumbered title to its Units and the power, authority and legal right to Transfer such Units, (y) provide other reasonable and customary representations, warranties and indemnities, provided that such representations, warranties, and indemnities shall be several (on a pro rata basis in proportion to the related consideration to be received by the Company or its Members in the Monetization Sale) and not joint, and (z) be severally liable (on a pro rata basis in proportion to the related consideration to be received by the Company or its Members in the Monetization Sale) (whether by purchase price adjustment, escrows, holdbacks, indemnity payments, contingent obligations or otherwise). In addition any escrow of proceeds of any such transaction shall be withheld on a pro rata basis among all Participating Members (in proportion to the relative consideration to be received by each Member in connection with such Monetization Sale).

(g) Upon the occurrence of any Monetization Sale, the Class B Representative shall have the right to cause (including Nuvve and its Affiliates, as applicable) (i) each of the Transaction Documents then in effect to remain in effect after the consummation of such Monetization Sale or (ii) Nuvve and its Affiliates, as applicable, to consent to the assignment of the Transaction Documents, as required, to an acquirer in such Monetization Sale, as applicable, and Nuvve will take all necessary or useful actions to effectuate the foregoing.

(h) The closing of a Monetization Sale shall take place at such time and place as the Class B Representative shall specify by notice to each Participating Member no later than five (5) Business Days prior to the closing of such Monetization Sale. At the closing of a Monetization Sale, each Participating Member shall deliver any documentation evidencing the Units to be sold (if any) by such Participating Member and the assignment thereof, free and clear of any liens, against delivery of the applicable consideration.

(i)   After deductions for (a) amounts paid into escrow or held back, in the reasonable determination of the Class B Representative, for indemnification or post-closing expenses, if any, subject to Section 11.2(f), and (b) amounts subject to post-closing purchase price adjustments, if any (provided that, upon the determination of such purchase price adjustments, indemnification or post-closing expenses and upon release of any such escrow or hold back, as applicable, the remaining amount of the consideration to be received by the Company or its Members in the Monetization Sale, if any, shall be distributed to the Participating Members so that the total amount distributed is in accordance with the order of priority set forth in Section 4.3), the proceeds of any Monetization Sale shall be distributed to the Participating Members in accordance with the order of priority set forth in Section 4.3 (for the avoidance of doubt, differences in Threshold Values or Retained Distributions, if any, with respect to Class D Incentive Units will be taken into account) treating all Unvested Class D Incentive Units as if vested and assuming all Retained Distributions will be allocated pursuant to Section 4.4(c).

(j)   Each of the Members shall bear his, her or its pro rata share (based upon the allocation set forth in Section 4.3(b) by treating the costs as reducing the amount of Distributions pursuant to Section 4.3(b)) of the fees and expenses incurred in the Monetization Sale to the extent such costs are incurred for the benefit of all Members and are not otherwise paid by the Company or the acquiring party. Notwithstanding anything to the contrary, for purposes of this Section 11.2(j), fees, costs and expenses incurred by the Company in connection with the consummation of a Monetization Sale in accordance with this Section 11.2 shall be deemed to be for the benefit of all Members for purposes of this Section 11.2(j) whether or not the Monetization Sale is consummated. Other fees, costs and expenses incurred by the Members on their own behalf will not be considered costs of the transaction hereunder.

Section 11.3 IPO; Conversion to a Corporation.

(a) At any time following the earliest to occur of (i) the third (3rd) anniversary of the Execution Date, (ii) the date that the Company has entered into contracts with third parties in accordance with this Agreement (including, for the avoidance of doubt, with Special Approval) to spend at least five hundred million dollars ($500,000,000) in aggregate of capital expenditures and (iii) a Trigger Event, the Class B Representative shall be entitled to cause an IPO by providing written notice thereof to the Company and the other Members; provided, that in order for the Class B Representative to exercise its election with respect to this Section 11.3(a) due to the occurrence of a Trigger Event, such Trigger Event must be continuing, unless the Company has already initiated an IPO process or conversion or other reorganization in connection with such IPO.

(b) In connection with an IPO, the Class B Representative (by written direction to the Company) may (but shall not be obligated to) (i) cause the conversion of all or any portion of the Company or Controlled Affiliate of the Company into a corporation, by (A) the Transfer of all of the assets of the Company, subject to the Company’s liabilities, or the Transfer of any portion of such assets and liabilities, to one or more corporations in exchange for shares of any such corporations and the subsequent distribution of the cash proceeds following the sale of such shares in accordance with the provisions of this Agreement, at such time as the Class B Representative may determine, to the Members, (B) the conversion of the Company or a Controlled Affiliate of the Company into a corporation pursuant to Section 18-216 of the Delaware Act (or any successor section thereto), (C) the Transfer by each Member of Units held by such Member to one or more corporations in exchange for shares of any such corporation (including by merger of the Company into a corporation), or (D) by filing an election pursuant to Treasury Regulation Section 301.7701-3(c) or (ii) cause the Company to use any other structure or means by which to effect an IPO, including, as necessary, to effectuate an “Up-C” structure, or by the conversion of the Company or any portion of the Company or any Controlled Affiliate of the Company into one or more corporations, limited liability companies, limited partnerships or other business entities (any such conversion or other means described in subclauses (i) or (ii), a “Reorganization” and the resulting entity (whether the Company or a Subsidiary or other Affiliate of the Company or any successor thereto) whose Equity Securities are sold in the IPO, the “IPO Issuer”); provided, however, that in connection with any Reorganization, to the extent feasible, each Common Member (in its capacity as a Common Member) and each Class B Preferred Member (in its capacity as a Class B Preferred Member) shall retain its respective rights, obligations and privileges relative to each of the other Common Members (in their respective capacities as Common Members) and each of the other Class B Preferred Members (in their respective capacities as Class B Preferred Members), respectively, as set forth in this Agreement. The Members shall take all actions reasonably requested by the Class B Representative in connection with the consummation of such Reorganization, including consenting to, voting for and waiving any dissenters’ rights, appraisal rights or similar rights and participating in any exchange or other transaction required in connection with such Reorganization. No Member shall have any right to vote, consent to or approve any Reorganization. The Company shall pay any and all reasonable organizational, legal and accounting expenses and filing fees incurred by the Company or the Members in connection with such Reorganization.

(c) In connection with any Reorganization involving a Transfer of Units, each holder of Units agrees to the Transfer of its Units in accordance with the terms of conversion or exchange, as applicable, as provided by the Class B Representative. In connection with any such Reorganization, each holder of Units shall receive, in exchange for the Units held by such holder, capital stock, options or other securities with substantially similar economic and other rights, privileges and preferences as the Units being exchanged had prior to the consummation of such Reorganization as reasonably determined by the Class B Representative and taking into account the equity value of the IPO Issuer implied by the price and amount of securities sold in the IPO. Each holder of Units further agrees that as of the effective date of such conversion or exchange any Unit outstanding thereafter that shall not have been tendered for conversion or exchange shall represent only the right to receive the amount of shares, options or other securities as provided in the terms of such conversion or exchange.

(d) The Class B Representative shall have the right to control the IPO, including in respect of the preparation, negotiation, structuring and documentation of the IPO; provided, however, that any Member that sells shares or securities in the IPO on a secondary basis may determine the price at which to sell such shares or securities. Each of the Members shall take all necessary or desirable actions reasonably requested by the Class B Representative in connection with the consummation of an IPO, including compliance with the requirements of all laws and regulatory bodies that are applicable or that have jurisdiction over such IPO. If such IPO is an underwritten offering:

(i)   and the managing underwriters advise the Company in writing that in their opinion the Company’s capital structure would adversely affect the marketability of the offering, each Member shall consent to and vote for a recapitalization, reorganization or exchange (each, a “Recapitalization”) of any class of the Company’s Equity Securities into securities that the managing underwriters and the Class B Representative find reasonably acceptable and shall take all necessary and desirable actions in connection with the consummation of such Recapitalization; provided, however, that each holder of a class of Units shall receive the same type of security with respect to such Units and shall be subject to the same restrictions on lock-up and transferability unless otherwise agreed to by the Members; and

(ii)   if requested by the managing underwriters, each of the Members shall execute customary lock-up agreements with respect to their Units or any securities received by them in any attendant Reorganization or Recapitalization.

(e) Upon the occurrence of an IPO, the Class B Representative shall have the right to cause (including Nuvve and its Affiliates, as applicable) (i) the Transaction Documents to remain in effect after the consummation of such IPO or (ii) Nuvve and its Affiliates, as applicable, to consent to the assignment of the Transaction Documents, as required, to the IPO Issuer, as applicable, and Nuvve will take all necessary or useful actions to effectuate the foregoing.

(f) Without limiting the foregoing, at the request of Stonepeak (or any Transferee of Stonepeak), the IPO shall involve the merger or consolidation of any Blocker Corporation into the IPO Issuer in a transaction intended to qualify as a tax-free reorganization or contribution, the utilization of such Blocker Corporation as the IPO Issuer or otherwise structuring the transaction so that the Blocker Corporation is not subject to a level of corporate tax on the IPO or subsequent dividend payments or sales of shares, and the Company and the Members shall reasonably cooperate in connection with effectuating the foregoing. In connection with any such transaction, the owners of securities of such Blocker Corporation shall be entitled to receive the same portion of the aggregate consideration that such Blocker Corporation would have received in the event that the IPO did not involve any of the foregoing structures with respect to such Blocker Corporation.

(g) At or prior to the consummation of an IPO, the IPO Issuer and holders of Registrable Securities shall enter, and the Members shall cause the IPO Issuer to enter, into a registration rights agreement in customary form providing for registration rights of Registrable Securities, which registration rights agreement shall include provisions incorporating, among other terms: (i) demand registration rights in favor of the holders of Registrable Securities; (ii) the obligation of the IPO Issuer to file a “shelf” registration statement as soon as practicable following the consummation of the IPO, which registration statement shall include in such registration all Registrable Securities; (iii) “piggyback” registration rights in favor of the holders of Registrable Securities; (iv) customary provisions in respect of priority in demand and “piggyback” registrations; (v) customary provisions obligating the IPO Issuer to bear all reasonable fees and expenses relating to the registration of Registrable Securities, other than (A) any fees or expenses of any counsel retained by a holder of Registrable Securities and (B) any underwriter’s fees, including discounts and commissions, related to the distribution of Registrable Securities not sold by the IPO Issuer; and (vi) customary indemnification provisions.

(h) With full power of substitution and re-substitution, each other Member hereby makes, constitutes and appoints the Class B Representative as its true and lawful attorney, for it and in its name, place and stead and for its use and benefit, to act as its proxy in respect of any vote or approval of Members required to give effect to a Reorganization in accordance with this Section 11.3 and to sign, execute, certify, acknowledge, swear to, file, and record any instrument that is now or may hereafter be deemed necessary by the Class B Representative in its reasonable discretion to carry out fully the provisions and the agreement, obligations, and covenants of such Member in connection with a Reorganization. The power of attorney granted pursuant hereto is a special power of attorney, coupled with an interest, and is irrevocable, and shall survive the bankruptcy, insolvency, dissolution or cessation of existence of the applicable Member.

Article XII
MISCELLANEOUS PROVISIONS

Section 12.1 Addresses and Notices. Except as expressly set forth to the contrary in this Agreement, any notice or other communication provided for or permitted to be given pursuant to this Agreement by a Member to any other Member must be in writing and duly given (a) one (1) Business Day after being deposited with a nationally recognized overnight delivery service company that tracks deliveries, addressed to such other Member, with overnight service guaranteed, all charges paid and proof of receipt requested, (b) when delivered in person to such other Member or (c) when sent via email (utilizing the delivery receipt, read receipt or similar function), on the date sent by e-mail if sent before 5:00 p.m., New York time, and on the next business day if sent after such time. All notices, requests and consents to be sent to a Member must be sent to or made at the address given for that Member on the Schedule of Members, or such other address as that Member may specify by notice given the other Members in accordance with this Section 12.1 or in the applicable Award Agreement (in the case of a Class D Incentive Unit Member). Any notice, request or consent to the Company or the Board must be given to the Board or, if appointed, the secretary of the Company at the Company’s chief executive offices. Whenever any notice is required to be given by law or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

Section 12.2 Confidentiality.

(a) Each Member recognizes and acknowledges that it has received and may in the future receive certain confidential and proprietary information and trade secrets of the Company and its Subsidiaries and the Members (including their respective predecessors and Affiliates) (such information, and including this Agreement and the other Transaction Documents, the “Confidential Information”). Except as otherwise consented to by the Company in writing (or in the case of Confidential Information of a Member, such Member), each Member agrees that it will not, during or after the term of this Agreement, whether directly or indirectly through an Affiliate or otherwise, use any Confidential Information for any purposes other than in connection with its investment in the Company or disclose any Confidential Information for any reason or purpose whatsoever, except for disclosures: (i) to authorized directors, managers, officers, representatives, agents and employees of such Member or its Affiliates, the Company or its Subsidiaries and as otherwise may be proper in the course of performing such Member’s obligations, or enforcing such Member’s rights, under this Agreement and the agreements expressly contemplated hereby, provided, that each such Person is informed of the confidential nature of such Confidential Information, agrees to hold such Confidential Information confidential and that the disclosing Member remains liable for any breach of this provision by such Persons; (ii) made by Stonepeak or Evolve to its limited partners, owners, co-investors, general partners and prospective investors; provided that if such limited partners, owners, co-investors, general partners and prospective investors are receiving Confidential Information (other than with respect to high-level summary information regarding the Company’s operations), such receiving Person shall be subject to confidentiality provisions at least as restrictive as the confidentiality obligations contained in this Agreement; (iii) to any bona fide prospective purchaser of the equity or assets of the Company or its Affiliates or the Units held by such Member, to prospective financing sources, or a prospective merger partner of such Member, the Company or any of their respective Affiliates and, except in connection with transactions where the holders of Class B Preferred Members do not require the approval of the Board to Transfer Units, following prior written notice of such disclosure to the Company, provided, that such purchaser, financing sources, or merger partner agrees in writing to be bound by the provisions of this Section 12.2 or other confidentiality agreement that includes confidentiality and use provisions at least as restrictive as the provisions in this Agreement; (iv) to attorneys, accountants and other professionals of such Member or its Affiliates who need to know such Confidential Information in order to perform services for such Member or Affiliate; (v) as is required to be disclosed by order of a court of competent jurisdiction, administrative body or governmental body, or by subpoena, summons or legal process, or by law, rule or regulation; and (vi) as required to be disclosed in accordance with any securities law or other legal requirement. In the event of a disclosure required by the foregoing clause (v), the Member shall provide to the Company (or in the case of Confidential Information of a Member, such Member) prompt notice of any such requirement to enable the Company or such Member to seek an appropriate protective order or confidential treatment and shall disclose only that portion of such Confidential Information so required to be disclosed. Notwithstanding the prior sentence, no such opportunity shall be afforded in the case of a routine audit or examination by, or a blanket document request from, a governmental or regulatory entity that does not reference the Company, any other Member or this Agreement or if notifying the Company or such Member in advance of such disclosure is prohibited by applicable law. For purposes of this Section 12.2, the term “Confidential Information” shall not include any information which (x) a Person learns from a source other than the Company or its Subsidiaries, or any of their respective representatives, employees, agents or other service providers, (y) is disclosed to the public or is available in the public domain or (z) was in a Person’s possession prior to disclosure hereunder; provided such information is not known by such Person to be subject to an obligation of confidentiality owed to the other Members.

(b) Notwithstanding the preceding provisions of this Section 12.2 or any other provision of this Agreement: (i) no Class D Incentive Unit Member shall be prevented from, nor shall a Class D Incentive Unit Member be criminally or civilly liable under any federal or state trade secret law for, making a disclosure of trade secrets or other confidential information that is: (A) made (x) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and (y) solely for the purpose of reporting or investigating a suspected violation of applicable law; (B) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; or (C) protected under the whistleblower provisions of applicable law; and (ii) in the event a Class D Incentive Unit Member files a lawsuit for retaliation by the Company or its Subsidiaries for such Class D Incentive Unit Member’s reporting of a suspected violation of law, such Class D Incentive Unit Member may, (A) disclose a trade secret to such Class D Incentive Unit Member’s attorney and (B) use the trade secret information in the court proceeding related to such lawsuit, in each case, if such Class D Incentive Unit Member (x) files any document containing such trade secret under seal; and (y) does not otherwise disclose such trade secret, except pursuant to court order.

Section 12.3 Fees and Expenses. On the date Stonepeak and Evolve fund their respective initial Capital Contributions to the Company, the Company shall reimburse the Members as follows: (i) Nuvve and its Affiliates, for all reasonable out-of-pocket expenses (including legal and accounting fees) incurred after February 11, 2021 and through the Execution Date in connection with the due diligence, documentation and negotiation of the Transaction Documents, [***], (ii) Stonepeak for its reasonable out-of-pocket expenses (including legal and accounting fees) incurred after February 11, 2021 and through the Execution Date in connection with the due diligence, documentation and negotiation of the Transaction Documents, (x) [***] and (y) [***] and (iii) Evolve for its reasonable out-of-pocket expenses (including legal and accounting fees) incurred after May 6, 2021 and through the Execution Date in connection with the due diligence, documentation and negotiation of the Transaction Documents, (x) [***] and [***]; provided, that any amounts reimbursed by the Company to Stonepeak or Evolve shall, at the option of Stonepeak or Evolve, as applicable, be netted from amounts contributed or payable to the Company under this Agreement. From and after the Execution Date until the date on which the Class B Preferred Units and Class C Common Units held by Stonepeak and Evolve or their respective Permitted Transferees, as applicable, are redeemed in full hereunder, the Company shall reimburse Stonepeak and Evolve for all documented reasonable out-of-pocket third party costs, fees and expenses incurred by Stonepeak and Evolve from time to time in responding to any request for approval under this Agreement, monitoring or enforcing its rights under this Agreement and/or amending this Agreement.

Section 12.4 Amendments. Except for amendments authorized by Section 3.1(b), this Agreement and any provision hereof may be amended, waived (except as otherwise provided herein), or modified from time to time only by a written instrument signed by: (a) the Members holding a majority of the Class A Common Units, (b) the Members holding a majority of the Class B Preferred Units, and (c) the Members holding a majority of the Class C Common Units. Notwithstanding the foregoing, (i) any amendment or modification modifying the rights or obligations of any Member in a manner that is disproportionately adverse to (A) such Member relative to the rights of other Members in respect of Units of the same class or series shall be effective only with that Member’s consent or (B) a class or series of Common Units relative to the rights of another class or series of Common Units shall be effective only with the consent of the Members holding a majority of the Units in that class or series and (ii) (A) any amendment to this Agreement that materially and disproportionately adversely affects the Class D Incentive Unit Members (as compared to the other Members) shall also require the consent of the holders of a majority of the Class D Incentive Unit Member and (B) any amendment to this Agreement that materially and disproportionately adversely affects a specific Class D Incentive Unit Member (as compared to the other Class D Incentive Unit Members) shall also require the consent of the specific Class D Incentive Unit Member.

Section 12.5 Remedies. Each Member and the Company agrees that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that monetary damages, even if available, would not be an adequate remedy. It is accordingly agreed that each Member and the Company shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the performance of the terms and provisions hereof, without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach and without the necessity to post any bond or other security in connection with any such order or injunction, this being in addition to any other remedy to which any Member is entitled to at law or in equity.

Section 12.6 Successors and Assigns. All covenants and agreements contained in this Agreement shall bind and inure to the benefit of the Members and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns, whether so expressed or not.

Section 12.7 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Member. Upon such a determination, the Members shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Members as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible. It is the intention of the Members that if any of the restrictions or covenants contained in this Agreement is held to cover a geographic area or to be of a length of time that is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision will not be construed to be null, void and of no effect; instead, the Members agree that a court of competent jurisdiction will construe, interpret, reform or judicially modify this Agreement to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as will be valid and enforceable under such applicable law.

Section 12.8 Counterparts; Binding Agreement. This Agreement may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by e-mail or other electronic transmission (including “.pdf” or “.tif” format) shall be as effective as delivery of an original executed counterpart of this Agreement. This Agreement shall be binding upon and inure solely to the benefit of each Member and its successors and permitted assigns and each person who may from time to time become a party to this Agreement by executing a counterpart of or joinder to this Agreement and nothing in this Agreement, express or implied, is intended to or shall confer upon any other individual, entity or other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided, that any individual, entity or other person other than the Members shall be an express third-party beneficiary of Section 12.19.

Section 12.9 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or any of its Affiliates. No creditor of the Company or any of its Affiliates may, as a result of making a loan to the Company or any of its Affiliates, acquire at any time any direct or indirect interest in the Company’s Profits, Losses, Distributions, capital or property, other than as a secured creditor (except pursuant to the terms of a separate agreement executed by the Company in favor of such creditor). For the purposes of clarity, this Section 12.9 shall not be construed to derogate from the rights of the Class B Preferred Members under this Agreement.

Section 12.10   No Waiver. Any agreement on the part of any Member to any waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Member. No failure or delay on the part of any Member in the exercise of any right hereunder shall impair such right or be construed as a waiver of, or acquiescence in, any breach of any agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

Section 12.11   Further Action. The Members agree to execute and deliver all documents, provide all information and take or refrain from taking such actions as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 12.12   No Offset Against Amounts Payable. No amounts that any Member or any of its Affiliates or related Person owes or is alleged to owe to the Company or any of its Subsidiaries may be offset or deducted against any payments owed by the Company or its Subsidiaries.

Section 12.13   Entire Agreement. This Agreement, the other Transaction Documents, that certain Non-Disclosure Agreement by and between Stonepeak and Nuvve Corporation, a Delaware corporation (the “NDA”), and that certain joinder to the NDA by and between Stonepeak and Evolve, and the other agreements and documents expressly referred to herein are intended by the Members to constitute the entire agreement between the Members with respect to the subject matter of this Agreement and supersede all prior understandings (including the Original LLC Agreement), whether written or oral, between the Members with respect to the contents hereof.

Section 12.14   Governing Law. This Agreement, and any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. All claims shall be resolved in accordance with Section 12.15.

Section 12.15   Consent to Jurisdiction; Waiver of Trial by Jury.

(a) Each Member and the Company irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of New York sitting in New York City in the borough of Manhattan or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York located therein, in any action or proceeding arising out of or relating to this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto. Each of the Members hereby irrevocably and unconditionally agrees: (i) not to commence any such action or proceeding except in such courts; and (ii) that any claim in respect of any such action or proceeding may be heard and determined in the courts of the State of New York sitting in New York City in the borough of Manhattan or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York located therein. Each of the Members also agrees to waive to the fullest extent it may legally and effectively do so: (i) any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the courts of the State of New York sitting in New York City in the borough of Manhattan or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York located therein; and (ii) the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each Member and the Company agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Member and the Company irrevocably consents to service of process in the manner provided for notices in Section 12.1. Nothing in this Agreement will affect the right of any Member or the Company to serve process in any other manner permitted by applicable law.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 12.16   Construction; Interpretation. The table of contents and the section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the Members, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. Unless otherwise specified, all references to days or months shall be deemed references to calendar days or months. All references to “$” shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to a “Section,” “Exhibit” or “Schedule” shall be deemed to refer to a section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “including” shall mean “including, without limitation”. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Whenever required by the context, references to a Fiscal Year shall refer to a portion thereof. The use of the words “or,” “either” and “any” shall not be exclusive. The Members have participated jointly in the negotiation and drafting of this Agreement; accordingly, the language used in this Agreement shall be deemed to be the language chosen by the Members to express their mutual intent, and no rule of strict construction shall be applied against any Person. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Members, and no presumption or burden of proof shall arise favoring or disfavoring any Member by virtue of the authorship of any of the provisions of this Agreement. Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict.

Section 12.17   No Third Party Beneficiaries. Except as set forth in Section 12.19, the provisions of this Agreement are for the exclusive benefit of the Members and the Company and their respective successors and permitted assigns and, solely with respect to Section 6.1, the Indemnitees. Except for the foregoing, this Agreement is not intended to benefit or create rights in any other Person.

Section 12.18 Time is of the Essence. Time is of the essence in the performance of all obligations under this Agreement.

Section 12.19   No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any document, agreement, or instrument delivered contemporaneously with this Agreement, and notwithstanding the fact that any Member may be a partnership or limited liability company, each Member agrees and acknowledges that no Persons other than the Members shall have any obligation under this Agreement. Each Member to this Agreement further acknowledges and agrees that it has no rights of recovery whether under this Agreement or under any documents, agreements, or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith. The prohibition against recovery set forth in this Section 12.19 shall have equal application to any and all claims against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Member (or any of their successors or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any Member (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the Members. The prohibition set forth in this Section 12.19 shall apply to any and all claims, whether such claims sound in tort, contract or otherwise. This prohibition shall apply whether such claims are asserted by attempting to pierce the corporate veil, or through a claim brought by or on behalf of such Member against such Persons and whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, or otherwise. The Members further expressly agree and acknowledge that no personal liability whatsoever shall attach to or be incurred by any of the Persons or other entities referenced in this Section for any obligations of the applicable Member under this Agreement or the transactions contemplated hereby, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation.

Section 12.20   Termination of Employment Arrangements. In no event shall this Agreement or any of the legal relationships created hereby prevent the Employer from terminating the employment or consulting relationship between any holder of Class D Incentive Units, on the one hand, and the Company, the Common Members or their respective Affiliates, on the other hand.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Agreement as of the date first written above.

Levo Mobility LLC

By:	/s/ Gregory Poilasne
Name:	Gregory Poilasne
Title:	Authorized Signatory

Nuvve Corporation

By:	/s/ Gregory Poilasne
Name:	Gregory Poilasne
Title:	Authorized Signatory

Stonepeak Rocket Holdings LP

By: Stonepeak Associates IV LLC, its general partner

By:	/s/ Jack Howell
Name:	Jack Howell
Title:	Senior Managing Director

Evolve Transition Infrastructure LP

By: Evolve Transition Infrastructure GP LLC,
its general partner

By:	/s/ Charles C. Ward
Name:	Charles C. Ward
Title:	Chief Financial Officer & Secretary

Signature Page to the Amended and Restated Limited Liability Company Agreement of Levo Mobility LLC